                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )

[X]      Filed by Registrant

[ ]      Filed by a Party other than the Registrant

Check the appropriate box:

[X]      Preliminary Proxy Statement

[ ]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                                  PDK LABS INC.
                (Name of Registrant As Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.


1)       Title of each class of securities to which transaction applies:

                  common stock, $.01 par value
                  preferred stock, $.01 par value

         -----------------------------------------------------------------------

2)       Aggregate number of securities to which transaction applies:

                  2,320,007 shares of common stock
                  447,466 shares of preferred stock

         -----------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

                  $5.00 per share of common stock cash Merger consideration $8.00 per share of preferred stock cash Merger consideration

         -----------------------------------------------------------------------

4)       Proposed maximum aggregate value of transaction:

                  $11,817,263 based on 1,647,507 shares of common stock and 447,466 shares of preferred stock outstanding on August 3, 2000.

         -----------------------------------------------------------------------

(5) Set forth the amount on which the filing fee is calculated and state how it was determined.

                           2,363.46


         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.


                  1)  Amount Previously Paid:
                           N/A

                  --------------------------------------------------------------

                  2)  Form, Schedule or Registration Statement No.:
                           N/A

                  --------------------------------------------------------------

                  3)  Filing Party:
                           N/A

                  --------------------------------------------------------------

                  4)  Date Filed:
                           N/A

                  --------------------------------------------------------------

                                  PDK LABS INC.


                                                             _________ ___, 2000


To Our Shareholders:

         I am writing to you in my capacity as both a private investor in PDK Labs Inc. (referred to as "PDK") and the chief executive officer and president of PDK. In my capacity as CEO, I am cordially inviting you to attend a Special Meeting of shareholders (referred to as the "Special Meeting") of PDK to be held on __________ __, 2000 at 10:00 a.m., local time, at _________________. The purpose of the Special Meeting is to consider and vote upon a Merger (referred to as the "Merger") that, if approved and subsequently completed, will result in our public shareholders receiving $5.00 in cash, without interest, for each share of Common Stock of PDK (referred to as the "Common Stock") and $8.00 in cash (plus accrued and unpaid dividends) for each share of Preferred Stock of PDK (referred to as the "Preferred Stock") held by them. PDK will then become a privately-owned company. If approved by the shareholders, the Merger would be accomplished under an Agreement and Plan of Merger (referred to as the "Merger Agreement") that provides for PDK Acquisition Corp., a newly formed New York corporation (referred to as "PDK Acquisition"), to merge with and into PDK. PDK would be the surviving corporation in the Merger.

         In my capacity as a private investor, I organized a group of PDK's management including Karine Hollander, Raveendra Nandigam, and myself, (the "Management Group") who collectively own all of the equity interest in PDK Acquisition. Immediately prior to the completion of the Merger, the Management Group will contribute cash or arrange for financing and contribute an aggregate 672,500 shares of Common Stock (representing approximately 29% of the outstanding shares of Common Stock) owned by the Management Group to PDK Acquisition.

         A Special Committee of PDK's Board of directors (referred to as the "Special Committee"), consisting of Ira Helman, was organized to investigate, consider, negotiate and evaluate the Management Group's proposal and potential alternative transactions available to PDK. The Special Committee recommended to the PDK board of directors (the "Board") that the Merger be approved. In connection with its evaluation of the fairness to our public shareholders of the Merger and other available transactions, the Special Committee engaged JWGenesis Capital Markets, Inc. ("JWGenesis") to act as its financial advisor. JWGenesis has rendered its written opinion that, as of August 3, 2000, based upon and subject to the assumptions, limitations and qualifications included in its opinion, the cash Merger consideration of $5.00 per share of Common Stock and $8.00 per share (plus accrued and unpaid dividends) of Preferred Stock to be received in the Merger is fair from a financial point of view to our public shareholders.

         JWGenesis' written opinion, dated August 3, 2000, is attached as Appendix C to the accompanying proxy statement and you should read it carefully.

         The Special Committee and the other members of the Board believe that the terms of the Merger are fair to, and in the best interests of, the public shareholders and unanimously recommend that the shareholders approve the Merger. Since Karine Hollander and I have a personal conflict of interest in recommending this Merger to you, we abstained from voting at the Board meeting at which this recommendation was made.

         The affirmative vote of holders of at least 66 2/3% of the outstanding shares of Common Stock entitled to vote at the Special Meeting is required to approve the Merger. The Management Group holds 672,500 shares of Common Stock and has the right to vote an additional 100,000 shares of Common Stock, which in the aggregate represents approximately 33.3% of the outstanding shares of Common Stock. The Management Group intends to vote these shares in favor of the Merger. The holders of the Preferred Stock are not entitled to vote at the Special Meeting. Accordingly, if holders of 774,172 shares, which represents approximately 33.3 % of the outstanding shares of Common Stock, also vote in favor of the Merger, the Merger will be approved.

         The accompanying proxy statement provides you with a summary of the proposed Merger and additional information about the parties involved and their interests. Please give all this information your careful attention. Whether or not you plan to attend, it is important that your shares of Common Stock are represented at the Special Meeting. A FAILURE TO VOTE WILL EFFECTIVELY COUNT AS A VOTE AGAINST THE MERGER. Accordingly, please promptly complete, sign and date the enclosed proxy and return it in the envelope provided.

                                           /s/ Reginald Spinello

                                           Reginald Spinello
                                           President and Chief Executive Officer

                                  PDK LABS INC.

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         To be held on __________, 2000

To Our Shareholders:

         Notice is hereby given that a Special Meeting of shareholders of PDK Labs Inc. ("PDK" or the "Company") will be held on __________________, 2000 at 10:00 a.m., local time, at ____________________, for the following purposes:

                          1.To consider and vote on a proposal to adopt and
                            approve the plan of Merger (the "Merger") included in an Agreement and Plan of Merger, dated as of August 3, 2000 (the "Merger Agreement"), under which PDK Acquisition Corp. ("PDK Acquisition"), a newly formed company owned by Reginald Spinello, PDK's President and Chief Executive Officer, Karine Hollander, PDK's Chief Financial Officer, and Raveendra Nandigam, PDK's Vice President of Operations will merge with and into PDK and under which each PDK shareholder (other than PDK Acquisition) will become entitled to receive $5.00 in cash for each outstanding share of PDK Common Stock and $8.00 per share (plus accrued and unpaid dividends) for each outstanding share of PDK Preferred Stock. A copy of this Merger Agreement is attached to the accompanying proxy statement as Appendix A and is described in the proxy statement.

                          2.To consider and act upon such other matters as may
                            properly come before the Special Meeting or any adjournment or adjournments thereof.

         If the Merger is approved by the PDK stockholders at the meeting and effected by PDK, any stockholder who (i) files with PDK, before the vote on the adoption of the Merger, a written objection to the proposed Merger that includes notice of his election to dissent, his name and address, the number of shares of PDK Common Stock and PDK Preferred Stock held, and a demand for payment of the fair value of his shares if the Merger is effected; (ii) does not vote his shares in favor of the Merger; and (iii) otherwise complies with the terms of
Section 623 of New York Business Corporation Law, will have the right to receive payment of the fair value of his or her shares in lieu of receiving $5.00 in cash for each outstanding share of PDK Common Stock and $8.00 per share (plus accrued and unpaid dividends) for each outstanding share of Preferred Stock. PDK and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in Section 623 of New York Business Corporation Law. See "The Special Meeting - Rights of Objecting Shareholders" in the accompanying Proxy Statement for a more complete description of the rights of dissenting stockholders.

         The Board of directors has determined that only holders of PDK Common Stock of record at the close of business on ___________, 2000 will be entitled to notice of, and to vote at, the Special Meeting, including any adjournment.

                                          By Order of the Board of Directors,

                                          /s/ Karine Hollander

                                          Chief Financial Officer and Secretary

                             YOUR VOTE IS IMPORTANT

         Whether or not you are able to attend the meeting, please date, sign and return the accompanying proxy card promptly in the enclosed envelope, which requires no postage if mailed in the United States. Please do not send in any certificates for your shares of Common Stock and/or Preferred Stock at this time. If the Merger is approved, instructions regarding the exchange of your shares for the cash Merger consideration will follow.

                                  PDK LABS INC.

                               145 Ricefield Lane
                            Hauppauge, New York 11788

                           PRELIMINARY PROXY STATEMENT

         We are providing this proxy statement and accompanying proxy card to our shareholders, in connection with the solicitation by our Board of directors (the "Board") of proxies to be used at the Special Meeting of shareholders to be held on _______ ___, 2000 at 10:00 a.m., local time, at ___________, including at any adjournment of the Special Meeting (the "Special Meeting"). We began mailing these materials and the accompanying letter to shareholders and the notice of the meeting to our shareholders on or about ____________ ___, 2000.

         Neither the Securities and Exchange Commission (referred to as the "Commission") nor any state securities agency has approved or disapproved the Merger or passed upon the fairness or merits of the Merger or the accuracy or adequacy of the information contained in these documents. Any representation to the contrary is unlawful.

                               SUMMARY TERM SHEET

         The following question-and-answer summary contains the most material terms of our proposed Merger with PDK Acquisition Corp. ("PDK Acquisition"). This summary may not contain all the information that you should consider before voting on the proposed Merger. You should read the entire proxy statement and all of its appendices before voting on the proposed Merger.

                         WHAT WILL HAPPEN IN THE MERGER?

         If it is completed, the Merger will result in our public shareholders receiving $5.00 in cash, without interest, per share for each share of Common Stock of PDK (the "Common Stock") and $8.00 in cash {plus accrued and unpaid dividends) per share for each share of Preferred Stock (the "Preferred Stock") and ceasing to hold any equity interest in PDK and ceasing to participate in any future earnings or growth of PDK. The Merger will also result in PDK becoming a privately held company owned principally by some of our management (referred to herein as the "Management Group").

         If approved by the shareholders, the Merger would be accomplished under an Agreement and Plan of Merger (the "Merger Agreement") that provides for PDK Acquisition, a newly formed New York corporation, to merge with and into PDK. PDK would be the surviving corporation in the Merger. If the Merger is completed, each outstanding share of PDK Common Stock, other than shares held by PDK Acquisition, will be canceled and converted automatically into the right to receive $5.00 in cash, without interest, and each outstanding share of PDK Preferred Stock will be cancelled and converted automatically into the right to receive $8.00 in cash (plus accrued and unpaid dividends) Shares of PDK Acquisition will be automatically converted into shares of Common Stock of PDK, as the surviving corporation. At the time of the Merger, PDK Acquisition will be owned by the Management Group. At the time the Merger is completed, Mr. Spinello will own approximately 85% of the outstanding equity interests of PDK Acquisition, Karine Hollander will own approximately 5% of the outstanding equity interest of PDK Acquisition and Raveendra Nandigam will own approximately 10% of the outstanding equity interests of PDK Acquisition.

         For more information concerning the terms and provisions of the Merger and Merger Agreement, see "Description of the Merger Agreement."

                       WHAT AM I BEING ASKED TO VOTE UPON?

         You are being asked to approve the Merger and Merger Agreement, which provides for the acquisition of PDK by the Management Group as indicated above. PDK's Board and Special Committee (the "Special Committee") has approved the Merger and Merger Agreement and the other transactions contemplated thereby and recommends that you vote "FOR" approval of the Merger and the Merger Agreement.

                        WHY ARE CERTAIN OF THE MANAGEMENT
                              OF PDK ACQUIRING PDK?

         The Management Group believes that due to PDK's small size and the lack of equity research coverage for both PDK Common Stock and Preferred Stock, it is and will continue to be difficult for PDK to attract new investor interest and for PDK shareholders to get a fair price when selling their shares in the market. In addition, trading volume in PDK stock has historically been low. While the Management Group believes these factors do and would continue to limit the ability of PDK shareholders, including them, to receive a fair price in selling their shares in the market, the Management Group also believes that PDK is a valuable company with the opportunity to increase its revenues and net income in the future. The Management Group also believes that the expenses and pressures of being a public company are significant for a company the size of PDK and that eliminating those pressures and expenses would enhance PDK's long-term success. The Management Group believes that the Merger offers PDK's shareholders the opportunity to obtain a fair value for their shares, with the final offer of $5.00 per share in cash, without interest, of PDK Common Stock and $8.00 per share in cash (plus accrued and unpaid dividends), without interest, of PDK Preferred Stock, representing a 38% and a 39% premium, respectively to the closing price of PDK Common Stock and PDK Preferred Stock on the date the Management Group made their first offer to buy the Company.

               HAS THE BOARD OF DIRECTORS RECOMMENDED THE MERGER?

         Yes. The Board and a special independent committee of the Board have unanimously approved the Merger and Merger Agreement, with Reginald Spinello and Karine Hollander abstaining. The Board voted unanimously to recommend that you vote "FOR" approval of the Merger and the Merger

Agreement, again with Reginald Spinello and Karine Hollander abstaining. See "Special Factors - Recommendation of the Special Committee and the Board of Directors."

            WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE TO
                               APPROVE THE MERGER?

         The Board and a special independent committee of the Board that considered options available to the Company to increase shareholder value are recommending the Merger because the Board and the Special Committee believe that the Merger is a more desirable alternative for you than PDK's continuing to operate as a public company. In reaching this conclusion, the Board and the Special Committee considered, among other factors:

                  o the current illiquidity of PDK's capital stock and the likelihood of that illiquidity continuing in the future; and

                  o the opportunity, through the Merger, for the Company's public shareholders to achieve immediate liquidity with respect to the Company's capital stock at a price that the Board and the Special Committee believe is fair to the Company's public shareholders.

         To review the background and reasons for the Merger and the factors considered by the Special Committee and the Board in approving and recommending the Merger in greater detail, see "Special Factors--Recommendation of the Special Committee and the Board of Directors."

           WHY WAS THE SPECIAL COMMITTEE FORMED AND WHO MAKES UP THAT
                                   COMMITTEE?

         The Board established the Special Committee, consisting of Mr. Ira Helman one of the Board's independent directors, to consider the Management Group's acquisition proposal as well as other available options and to review, evaluate and negotiate the terms of the Merger Agreement. The Board formed the Special Committee primarily because it recognized that a Merger transaction would present a conflict of interest for certain members of the Board since the members of the Board would be negotiating against themselves with the view toward increasing the price the Management Group would pay to acquire PDK. In addition, unlike PDK's shareholders generally, these members of the Board would have a continuing interest in PDK following the proposed acquisition. The Special Committee independently selected and retained legal and financial advisors who had no prior relationship with PDK or the Management Group, to assist it in its deliberations generally and in the negotiation of the Merger Agreement, in particular. It received an opinion from its financial advisor, JWGenesis Capital Markets, Inc. ("JWGenesis"), on which the Special Committee and the Board relied, that as of the date of the Merger Agreement, the $5.00 per share of Common Stock and $8.00 per share (plus accrued and unpaid dividends) of Preferred Stock you will receive in the Merger is fair to you from a financial point of view. For more information concerning the Special Committee, its activities and JWGenesis opinion, see "Special Factors - Background of the Merger" and " - Opinion of PDK's Financial Advisor."

           HOW WAS THE AMOUNT OF THE MERGER CONSIDERATION DETERMINED?

         The $5.00 per share of Common Stock and $8.00 per share of Preferred Stock Merger consideration was determined as a result of negotiations between the Special Committee and the Management Group. These negotiations resulted in the Management Group acquisition price being increased by more than 25% and 14% respectively, from the $4.00 per share of Common Stock and $7.00 per share of Preferred Stock first offered by the Management Group. For further information concerning the negotiation of the Merger consideration, see "Special Factors - Background of the Merger."

                       WHAT WILL I RECEIVE IN THE MERGER?

         As indicated above, you will be entitled to receive $5.00 in cash, without interest, for each share of PDK's Common Stock and $8.00 in cash, without interest, for each share of PDK's Preferred Stock that you own.

          IF THE MERGER IS COMPLETED, WHEN CAN I EXPECT TO RECEIVE THE
                       MERGER CONSIDERATION FOR MY SHARES?

         Promptly after the Merger is completed, we will send you detailed instructions regarding the surrender of your stock certificates. You should not send your stock certificates to PDK or anyone else until you receive these instructions. We will arrange for payment of the Merger consideration to be sent to you as promptly as practicable following our receipt of your stock certificates and other required documents. For further information concerning procedures for delivery of your shares and receipt of the Merger consideration, see "The Special Meeting - Payment of Merger Consideration and Surrender of Stock Certificates" and "The Merger - Conversion of Securities."

                 WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

         If the Merger is approved by the shareholders we expect to complete the Merger immediately following the Special Meeting.

                  WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

         Under PDK's articles of incorporation and in accordance with the Business Corporation Law of the State of New York, the affirmative vote of holders of two-thirds (2/3) of the outstanding shares of PDK's Common Stock is required to approve the Merger and the Merger Agreement. The Management Group currently has the right to vote approximately 29% of the outstanding shares of PDK Common Stock, and has a voting proxy to an additional 4% of the outstanding shares of Common

Stock, all of which shares they will vote in favor of the Merger Agreement. Accordingly, if holders of an additional 774,172 shares of PDK Common Stock, representing approximately 33% of the outstanding shares of PDK Common Stock, also vote in favor of the Merger and the Merger Agreement, the Merger and the Merger Agreement will be approved. See "The Special Meeting" and "Information Regarding PDK - Stock Ownership."

                           WHO CAN VOTE ON THE MERGER?

         All stockholders of record of PDK Common Stock as of the close of business on ________ __, 2000, including the Management Group, will be entitled to notice of, and to cast their votes at, the Special Meeting to approve or disapprove the Merger and the Merger Agreement, as well as the other matters to be presented for a vote of the shareholders at the meeting. Holders of shares of PDK Preferred Stock are not permitted to vote.

                  WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

         If you oppose the Merger you may vote against it at the Special Meeting. You also have statutory appraisal rights for a court-ordered valuation of your shares. Accordingly, if the Merger is approved by the shareholders and is completed you may implement your statutory appraisal rights. See "The Special Meeting - Rights of Objecting Shareholders."

                           DISADVANTAGES TO THE MERGER

         If the Merger is consummated you will be precluded from having the opportunity to participate in the future growth prospects of PDK. In addition, the Management Group will have the opportunity to benefit from any increases in the value of PDK following the Merger and therefore may receive a substantial economic benefit from the transaction.

               WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

         The receipt of the Merger consideration by you will be a taxable transaction for federal income tax purposes. To review the tax consequences to you in greater detail, see "Federal Income Tax Consequences." Your tax consequences will depend on your personal situation. You should consult your tax advisors for a full understanding of the tax consequences of the Merger to you.

                            WHAT DO I NEED TO DO NOW?

         This proxy statement contains important information regarding the Merger as well as information about PDK, the Management Group and the company they organized to complete the Merger. It also contains important information about what the Board of directors and the Special Committee considered in evaluating the Merger. We urge you to read this proxy statement carefully, including its annexes. You may also want to review the documents referenced under the heading "Where You Can Find More Information."

                             HOW DO I CAST MY VOTE?

         Just indicate on your proxy card how you want to vote, and sign, date and mail it in the enclosed envelope as soon as possible. This is important so that your shares will be counted at the Special Meeting. As indicated above, approval of the Merger and the Merger Agreement requires the affirmative vote of holders of two-thirds of the outstanding shares of PDK Common Stock. Accordingly, a failure to vote or a vote to "ABSTAIN," as permitted on the proxy card, will have the same effect as a vote "AGAINST" the Merger. The Special Meeting will take place on _______, 2000 at _____ a.m., local time, at ______________. You may also attend the Special Meeting and vote your shares in person, rather than voting by proxy.

          IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY
                          BROKER VOTE MY SHARES FOR ME?

         Your broker will vote your shares, with regard to the Merger proposal, only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides to you for doing so. If you do not provide instructions to your broker, your shares will not be voted and they will have the effect of votes "AGAINST" the Merger and the Merger Agreement. We expect that your broker will generally vote your shares "FOR" any other matters to be presented for shareholder approval at the Special Meeting, unless you provide instructions to your broker to the contrary. See "What Other Matters Will Be Voted On At the Special Meeting?" For further information concerning procedures for dealing with your broker if your shares are held in "street name," see "The Special Meeting - Required Vote; Voting Procedures."

         MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

         Yes. A shareholder giving a proxy has the power to revoke it at any time before the vote is taken at the Special Meeting by:

               submitting to the Secretary of PDK a signed, written instrument revoking the proxy;

               submitting a duly executed proxy bearing a later date; or

               voting in person at the Special Meeting.

Any of these actions will have the automatic effect of revoking any prior proxy card that you have sent in. See "The Special Meeting - Voting and Revocation of Proxies."

           WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

         Under New York law, only the specific matters included in a notice of the meeting and procedural motions regarding the conduct of the meeting may be presented for shareholder approval at a Special Meeting. The Company do not expect to ask you to vote on any other matters at the Special Meeting. However, if a motion is made to take some other action, including a procedural action such as to adjourn the meeting, you may also be asked to vote on such action at the Special Meeting. If you send your proxy card to the Board for use at the Special Meeting and do not revoke that proxy by means indicated above, Reginald Spinello and Karine Hollander will have authority to vote your shares in their discretion with regard to any such other motion or action that may arise. See "The Special Meeting - Other Matters to be Considered at the Special Meeting."


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). As a result, the Company files reports, proxy statements and other information with the Commission. You can review and copy these reports, proxy statements and other information at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. 20549 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can also obtain copies of these material at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549. You can call the Commission's Public Reference Section at (800) SEC-0330 to obtain information. You can also access copies of these materials at the Commission's web site on the internet at http://www.sec.gov. The Company will also send you copies of these documents on request and without charge.

         PDK, the Management Group and PDK Acquisition have jointly filed a
Schedule 13E-3 with the Commission with respect to the Merger. This proxy statement does not contain all of the information contained in the Schedule 13E-3, some of which is omitted as permitted by the Commission's rules. Statements made in this proxy statement, while complete in all material respects, are qualified by reference to documents filed as exhibits to the
Schedule 13E-3. The Schedule 13E-3, including exhibits, is available for inspection and copying at the Commission as described above.

                           FORWARD-LOOKING INFORMATION

         The following cautionary statement identifies important factors that could cause PDK's actual results to differ materially from those projected in forward-looking statements included in this proxy statement, including statements incorporated by reference into this proxy statement. Except for the historical information, the matters discussed in this proxy statement may be deemed forward-looking statements. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.

Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "plan," "project," or other statements concerning our opinions or judgment about future events. Some of the factors that could cause actual results to differ materially include, but are not limited to: the effects of regulatory decisions; changes in law and other governmental actions and initiatives; uncertainties relating to global economic conditions; market acceptance of competing products; the availability and cost of raw materials, the Company's ability to successfully maintain or increase market share in its core business while expanding its product base into other markets; the strength of its distribution channels; and the Company's ability to manage fixed and variable expense growth relative to revenue growth.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

         If you would like additional copies of this document, or if you would like to ask any additional questions about the Merger, you should contact:

                                            PDK Labs Inc.
                                            Attention: Corporate Secretary
                                            145 Ricefield Lane
                                            Hauppauge, NY  11788
                                            Telephone: (631) 273-2630

                               THE SPECIAL MEETING

TIME, PLACE AND DATE; PROXY SOLICITATION

         The Special Meeting will be held on _______ __, 2000 at 10:00 a.m., local time, at __________________. The Company will pay all expenses incurred in connection with solicitation of the enclosed proxy. The Company's officers, directors and regular employees may solicit proxies by telephone or personal call, but they will receive no additional compensation for doing so. The Company has requested brokers and nominees who hold stock in their names to furnish this proxy material to their customers and to request authority for the execution of the proxy. The Company will reimburse these brokers and nominees for their related reasonable out-of-pocket expenses. In addition, the Company has engaged _________ to solicit proxies from these institutions. The Company has agreed to pay ___________, a fee of approximately $_______, plus expenses, for its services.

RECORD DATE AND QUORUM REQUIREMENT

         The PDK Common Stock is the only outstanding security of PDK entitled to vote at the Special Meeting. The Board has fixed the close of business on ___________ ____, 2000 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting, including at any adjournment thereof. Each holder of record of PDK Common Stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders. At the close of business on the record date, 2,320,007 shares of PDK Common Stock were issued and outstanding, excluding treasury shares held by the Company, held by 964 holders of record.

         To conduct any business at the Special Meeting, holders of a majority of the outstanding shares must be present in person or represented by proxy at the beginning of the meeting. Proxies marked as abstentions are counted as shareholders represented by proxy at the Special Meeting for purposes of this quorum requirement.

REQUIRED VOTE; VOTING PROCEDURES

         Approval of the Merger Agreement, which is attached as Appendix A hereto, will require the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of PDK Common Stock entitled to vote at the Special Meeting. A FAILURE TO VOTE OR A VOTE TO ABSTAIN WILL HAVE THE SAME LEGAL EFFECT AS A VOTE CAST AGAINST APPROVAL.

         If you hold your shares through a broker, your broker will vote your shares, with regard to the Merger proposal, only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides to you for doing so. If you do not provide instructions to your broker, your shares will not be voted and they will have the effect of votes "AGAINST" the Merger and the Merger Agreement. We expect that your broker will generally vote your shares "FOR" any other matters to be presented for shareholder approval at the Special Meeting, unless you provide instructions to your broker to the contrary.

VOTING AND REVOCATION OF PROXIES

         A shareholder giving a proxy has the power to revoke it at any time before the vote is taken at the Special Meeting by:

                  submitting to the Secretary of PDK a written instrument revoking the proxy;

                  submitting a duly executed proxy bearing a later date; or

                  voting in person at the Special Meeting.

Subject to revocation, all shares represented by each properly executed proxy received by the Secretary of PDK will be voted in accordance with the instructions indicated on the proxy, and if no instructions are indicated, will be voted to approve the Merger and the Merger Agreement and on any other matter considered at the meeting as the persons named on the enclosed proxy card in their discretion decide.

         The shares represented by the accompanying proxy card and entitled to vote will be voted if the proxy card is properly signed and received by the Secretary of the Company prior to the Special Meeting.

EFFECTIVE TIME

         The Merger will be effective following shareholder approval of the Merger Agreement when articles of Merger are filed with the Secretary of State of the State of New York. The time the Merger becomes effective is referred to as the "Effective Time." If the Merger is approved by the shareholders at the Special Meeting, we currently expect to complete the Merger and file articles of Merger as soon as practicable after the Special Meeting, subject to the satisfaction or waiver of the terms and conditions included in the Merger Agreement. See "The Merger -- Conditions."

PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES

         If the Merger is completed, we will send you detailed instructions regarding the surrender of your stock certificates. You should not send your stock certificates to PDK or anyone else until you receive these instructions. We will send payment of the Merger consideration to you as promptly as practicable following our receipt of your stock certificates and other required documents. For further information concerning procedures for delivery of your shares and receipt of the Merger consideration, see "The Merger - Conversion of Securities."

RIGHTS OF OBJECTING SHAREHOLDERS

         If you oppose the Merger you may vote against it at the Special Meeting. Even if you vote against the Merger, if holders of two-thirds of the outstanding shares of PDK's Common Stock vote to approve the Merger and Merger Agreement, the Merger will be completed and your shares of PDK Common Stock will be converted into the right to receive the $5.00 per share in cash without interest, of PDK Common Stock and your shares of PDK Preferred stock will be converted into the right to receive $8.00 per share in cash (plus accrued and unpaid dividends) as the Merger consideration.

         Because PDK is incorporated in New York, New York law governs its internal affairs, as well as any rights you may have if you object to the Merger. New York, like many states, generally provides a statutory remedy to shareholders who object to a Merger. This remedy, commonly called "appraisal rights," entitles shareholders who object to a Merger and who follow required procedures to ask a court to determine the fair value of their shares and requires payment of that amount instead of the Merger consideration.

         The New York statute establishing appraisal rights provides that appraisal rights are the exclusive remedy available to shareholders that have those rights, except that those shareholders may challenge a Merger if the Merger is unlawful or fraudulent.

         Pursuant to Section 910 of New York Business Corporation Law, holders of PDK Common Stock and Preferred Stock at the close of business on the record date have the right to dissent from the Merger and, if the Merger Agreement is approved and the Merger is consummated, receive payment of the fair value of their PDK Common Stock and Preferred Stock by complying with the requirements of
Section 623 of New York Business Corporation Law (the full text of which is set forth as Appendix B to this Proxy Statement). Section 623 requires that any such shareholder who wishes to exercise such appraisal rights must not vote in favor of the adoption of the Merger or the Merger Agreement, and must file with PDK, before shareholders vote on the Merger or the Merger Agreement, a written objection including a notice of election to dissent, his name and residence address, the number of shares as to which he dissents (shareholders may not dissent as to less than all of their shares) and a demand for payment for his shares if the Merger is effected. Such objection is not required from any shareholder to whom PDK did not give proper notice of the Special meeting. Within 10 days after the vote of shareholders authorizing the Merger, PDK must give written notice of such authorization to each dissenting shareholder who filed written objection or from whom written objection was not required. Any shareholder from whom written objection was not required and who elects to dissent from the Merger must file with PDK, within 20 days after the giving of such notice to him, a written notice of such election, stating his name and residence address, the number of shares as to which he dissents and a demand for payment of the fair value for his shares. At the time of filing the notice of election to dissent or within one month thereafter, the shareholder must submit the certificates representing his shares to PDK or its transfer agent for notation thereon of the election to dissent, after which such certificates will be returned to the shareholder. Failure to submit the certificates for such notation may result in the loss of appraisal rights. Within 15 days after the expiration of the period within which shareholders may file their notices of election to dissent or within 15 days after consummation of the Merger, whichever is later (but not later than 90 days after the shareholders' vote authorizing the Merger Agreement), PDK must make a written offer (which if the Merger has not been consummated, may be conditioned upon such consummation) to each shareholder who has filed such notice of election to pay for his shares at a specified price which PDK considers to be their fair value. If PDK fails to make the offer within such 15-day period, or if any dissenting shareholder fails to agree to it within 30 days after it is made, PDK shall institute a judicial proceeding within 20 days after the expiration of the applicable period to determine the rights of dissenting shareholders and to fix the fair market value of their shares of PDK Common Stock. If PDK fails to institute such proceeding, a dissenting shareholder may institute the same. A negative vote on the Merger Agreement does not constitute a "written objection" required to be filed by a dissenting shareholder.

         The foregoing summary does not purport to be a complete statement of the provisions of Section 623 of New York Business Corporation Law, and is qualified in its entirety by reference to a copy of Section 623 of the New York Business Corporation Law which is attached as Appendix B.

         If you object to the Merger and wish to examine your rights further, you should consult your legal counsel at your expense. Neither PDK, PDK Acquisition, nor the Management Group has made any provision to reimburse you for any of your legal expenses or for any expenses for any appraisal services you may obtain in separately evaluating the Merger. Your right to examine PDK's corporate records is described in "Information Regarding PDK - Incorporation of Documents by Reference."

OTHER MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

         Under New York law, only the specific matters included in a notice of the meeting and procedural motions regarding the conduct of the meeting may be presented for shareholder approval at a Special Meeting. We do not expect to ask you to vote on any other matters at the Special Meeting. However, if a motion is made to take some other action, including a procedural action such as to adjourn the meeting, you may also be asked to vote on such action at the Special Meeting. If you send your proxy card to us for use at the Special Meeting and do not revoke that proxy by the means indicated above, we will have authority to vote your shares in our discretion with regard to any such other motion or action that may arise.

                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER

         During the last calendar quarter of Fiscal 1999, Reginald Spinello, PDK's Chairman of the Board, had one or more conversations with members of the Company's management regarding whether PDK should remain a public company, due to its small size, lack of growth, and the illiquidity of its shares. At a meeting of the Board in 1999, Mr. Spinello informed the other directors of his conversations. Mr. Spinello also indicated to the other directors that the end of PDK's then current fiscal year, November 30, 1999 would be an appropriate time to review PDK's performance. If by that time, PDK's financial results, operating prospects and share price had not improved, the Board would need to explore more vigorously possible alternatives to enhance shareholder value. At this meeting Mr. Spinello indicated to the directors that if the Board were to consider alternatives to PDK remaining a public company he would like to explore the feasibility of taking PDK private.

         In January 2000, members of the Management Group reviewed PDK's financial results and the Company's stock prices. At this time Mr. Spinello decided to explore the possibility of putting together a group to take PDK private.

         On January 6, 2000, members of the Management Group met with representatives of Foothill Financial ("Foothill") regarding receiving possible financing in connection with taking the Company private. Foothill commenced a due diligence review of PDK.

         On February 7, 2000, members of the Management Group had initial contact with representatives of CIT Financial Group ("CIT") regarding receiving possible financing in connection with taking the Company private.

         On April 7, 2000, at a Special Meeting of the Board called by Mr. Spinello, Mr. Spinello again informed the Board of his desire to continue to examine a possible acquisition of PDK and requested the Board to permit him to provide possible financing sources with non-public information, including projections.

         On April 7, 2000, at a Special Meeting of the Board, Mr. Spinello advised the Board that a group including Mr. Spinello and Ms. Hollander were prepared to make an offer to purchase all of the outstanding equity securities of PDK in a range of $4.50 to $5.00 per share of Common Stock and $6.00 to $8.00 per share of Preferred Stock (plus accrued and unpaid dividends). After discussion of the actions that needed to be taken to review the offer from the Management Group, the Board resolved to establish a Special Committee consisting of director Ira Helman, who was the only disinterested director, to review, analyze and make recommendations to the Board regarding the management offer. The Board delegated to the Special Committee broad authority to consider any proposal made by Mr. Spinello or any other person with respect to acquiring PDK, to retain independent legal counsel and financial advisor, and to explore other available strategic alternatives to maximize shareholder value. The Board formed the Special Committee primarily because it believed that the exploration by the management group of a possible acquisition of PDK would present conflicts of interest for them as officers and directors of PDK since, unlike the other PDK shareholders, they would have a continuing interest in PDK following the completion of such a transaction. The Board selected Mr. Helman as the one person Special Committee because he was not employed by PDK and would neither be employed nor own an equity interest in PDK following the completion of any transaction with the Management Group or any other likely acquiror. Immediately following the Board meeting, Mr. Helman proceeded to retain independent legal counsel and an independent financial advisor to assist the Special Committee in its work.

         Following the April 7, 2000, Board meeting, the Special Committee began the process of retaining independent legal and financial advisors. On April 26, 2000 the Special Committee retained Bryan Cave LLP as its counsel. In addition, the Special Committee and its counsel contacted and interviewed two investment banking firms to discuss their interest in serving as financial advisor to the Special Committee. One of the investment banking firms contacted, JWGenesis Capital Markets, Inc., ("JW Genesis") had been referred to the Special Committee by counsel to the Management Group. Prior to its selection by the Special Committee, JWGenesis had, at the request of the Board, performed some due diligence investigations of PDK and, during the course of such due diligence, had discussions with management of PDK between April 19, 2000 and May 5, 2000. Based upon discussions with representatives of JWGenesis, the Special Committee determined that JWGenesis' prior work on the project would not preclude it from continuing with the assignment and on May 22, 2000, the Special Committee advised JWGenesis that it had been selected. On June 2, 2000, JWGenesis executed an engagement letter with the Special Committee on behalf of PDK and commenced work for the Special Committee on June 5, 2000.

         In May, 2000, members of the Management Group had an initial meeting with CIT and CIT commenced a due diligence review of PDK.

         On May 9, 2000, members of the Management Group, met with representatives of GE Capital Corp. ("GE Capital"). At the meeting, representatives of GE Capital presented their ideas for possible transactions to enhance shareholder value, including the possible acquisition by the management of PDK. GE Capital also presented a preliminary assessment of the availability of financing to fund an acquisition by management.

         On June 8, 2000, Mr. Spinello met with representatives of GE Capital to further discuss the feasibility of a potential acquisition by a management group, including refining its preliminary assessment of the availability of adequate financing to fund an acquisition. At that meeting, GE Capital provided Mr. Spinello with its preliminary assessment of the availability of financing to support an acquisition of PDK, describing possible financing structures that would involve debt financing. Members of the Management Group subsequently met with GE Capital on June 19, 2000. At a subsequent meeting on July 11, 2000 GE Capital advised Mr. Spinello that, as a preliminary assessment, based on its experience in arranging financing for other customers, financing would be available to support an acquisition of PDK by the Management Group.

         From early June 2000 through July 24, 2000, representatives of JWGenesis gathered from various sources extensive information regarding PDK, its products, operations, prospects, customers, competitors and other relevant information. As part of this process JWGenesis representatives met several times with Mr. Spinello and other PDK employees. Mr. Spinello also provided to JWGenesis copies of what he stated were all of the other materials he had provided to Foothill, CIT and GE Capital.

         On June 20, 2000, JWGenesis presented to the Special Committee a list of 47 companies identified by JWGenesis that it intended to contact regarding a possible transaction with PDK and an executive summary to be sent to such companies. The Special Committee approved the contact list and executive summary and on June 22, 2000 JWGenesis began contacting these companies regarding their interest in a transaction with PDK. At about the same time, JWGenesis contacted the Management Group and invited them to submit a formal offer. On June 27, 2000, JWGenesis advised the Special Committee and its counsel that one of the companies contacted expressed an interest in receiving additional information regarding PDK and a confidentiality agreement was executed with this company. On June 28, 2000, JWGenesis informed the Special Committee that such interested party would consider a transaction only with the consent and assistance of management. On June 30, 2000, management informed JWGenesis and the Special Committee that they were not interested in continuing their employment with PDK if it was acquired by another bidder. On July 7, 2000, JWGenesis presented to the Special Committee the preliminary results of the marketing effort undertaken by JWGenesis and confirmed that out of all of the companies contacted to that date, that there was only one potentially interested party, but that such party would consider a transaction only with the consent and assistance of management.

         On July 13, 2000, Mr. Spinello presented to the Board a written offer on behalf of a newly formed entity controlled by the Management Group to enter into a Merger transaction with PDK the result of which is that each share of Common Stock held by the public shareholders would be converted into the right to receive $4.00 per share in cash and that each share of Preferred Stock held by the public shareholders would be converted into the right to receive $7.00 per share in cash.

         On July 13 2000, counsel to the Management Group distributed to the Special Committee, PDK and their respective legal counsel a form of Merger Agreement.

         On July 17, 2000, the Special Committee met telephonically with its legal advisor and its financial advisor. At that meeting, JWGenesis presented its overview of its analysis of the Merger consideration and its valuation of PDK and indicated that it would not be prepared to render an opinion that the $4.00 per share consideration for Common Stock initially offered by the Management Group was fair to the public shareholders from a financial point of view.

         On July 17, 2000, the Management Group delivered to the Special Committee a letter increasing its proposed acquisition price to $8.00 per share of PDK Preferred Stock. The closing price of PDK Common Stock and PDK Preferred Stock on the Nasdaq Stock Market on July 17, 2000 was $3.625 and $5.75 per share respectively.

         On July 18, 2000, the Special Committee advised Mr. Spinello of its analysis of the adequacy of the Merger consideration offered by the Management Group and that JWGenesis was not prepared to render an opinion that the per share consideration offered was fair to the public shareholders from a financial point of view.

         On July 18, 2000, the Management Group increased its proposed acquisition price to $4.25 per share of PDK Common Stock.

         On July 19, 2000, the Management Group increased its proposed acquisition price to $4.50 per share of PDK Common and later in the day to $4.75 per share of PDK Common Stock.

         On July 19, 2000, Mr. Helman told Mr. Spinello that he would recommend the Management Group's proposal to the Board if they increased their price to $5.00 per share of PDK Common Stock and $8.00 per share of PDK Preferred Stock. The Management Group agreed to increase its offer to $5.00 per share of PDK Common Stock and $8.00 per share of PDK Preferred Stock. The Special Committee requested that JWGenesis render to the Special Committee and the Board an opinion as to the fairness of the Management Group's offer.

         On July 19, 2000, the Special Committee considered the revised offer with its financial advisor and concluded that the revised offer was fair to the public shareholders.

         On July 19, 2000, PDK issued a press release announcing its receipt of the Management Group's acquisition proposal and indicating that the Special Committee had been formed to consider the proposal as well as other strategic alternatives to maximize shareholder value. The press release also noted that the Special Committee had retained JWGenesis as its financial adviser.

         At a meeting of the Board held on July 26, 2000, JWGenesis presented its oral opinion that the proposed Merger consideration of $5.00 per share in cash for each share of Common Stock held by the public shareholders and $8.00 per share plus accrued dividends in cash for each share of Preferred Stock held by the public shareholders was fair from a financial point of view. The Special Committee reported to the Board that it had concluded, and so advised and recommended to the Board, that the terms of the Merger be approved and that the Board declare its advisability.

         At a meeting of the Board on August 3, 2000, the Board determined that the terms of the Merger Agreement were fair to and in the best interests of PDK and the public shareholders. The Merger Agreement was executed, on August 3, 2000.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

         As discussed above under " - Background of the Merger," the Special Committee and the Board of directors (other than Mr. Spinello and Ms. Hollander, who abstained) unanimously determined that the Merger Agreement and the Merger are fair to and in the best interests of the public shareholders. The Special Committee and the Board recommend that you vote "FOR" the approval of the Merger Agreement and the Merger.

         In reaching the determination that the Merger Agreement and the Merger are fair to and in the best interests of the public shareholders, the Special Committee and the Board consulted with their financial and legal advisors, drew on their knowledge of the Company's business, operations, properties, assets, financial condition, operating results, historical public share trading prices and prospects and considered the following factors, each of which, in the opinion of the Special Committee and the Board, supported the determination:


                  o the belief of the Special Committee and the Board that the Merger was a better alternative for the public shareholders than continuing to operate PDK as a public company. The Special Committee concluded that, based on PDK's limited trading volume, institutional sponsorship and public float, its small market capitalization, and the lack of research attention that it received from market analysts, PDK's continuing status as a public company would limit the ability of PDK's shareholders to obtain a fair price in selling their shares in the market. See "- Background of the Merger" and "Projections."

                  o the fact that the $5.00 per share of Common Stock and $8.00 per share (plus accrued and unpaid dividends) of Preferred Stock Merger consideration represented a significant premium to recent historical trading prices of the PDK Common Stock. The Special Committee and the Board recognized that the Merger consideration represented a 38% premium and a 39% premium to the closing price of PDK Common Stock and Preferred Stock respectively on the day of the Management Group's initial offer. See "Information Regarding PDK - Market Prices of Common Stock and Preferred Stock and Preferred Stock and Dividends."

                  o the financial advisor's opinion to the Special Committee and the Board to the effect that the Merger consideration is fair to PDK's shareholders from a financial point of view. JWGenesis analyzed the going concern value of PDK, discounted cash flow, leveraged buyout, liquidation and premiums paid analyses. JWGenesis also analyzed the repurchase of a block of 500,000 shares of the Company's Common Stock from a sophisticated institutional investor which occurred on September 30, 1999. The Special Committee noted that a number of the per share value calculations resulting from JWGenesis' analyses were in excess of the Merger consideration; however, they concluded that these methodologies were not the best indicators of fair value for PDK. The Special Committee considered it significant that JWGenesis' calculations assumed that we would be operated by a management team with the perceived ability to achieve the financial results in the Management Group projections. Given our management's unwillingness to remain with PDK if it were purchased by another party, the Special Committee considered the leveraged buyout analysis to be the most relevant methodology. The Special

                           Committee noted that the Merger consideration was near the high end of the range of values calculated by JWGenesis using the leveraged buyout method. See "
                           - Opinion of PDK's Financial Advisor."

                  o the negotiations between the Special Committee and the Management Group, which resulted in their offer price for PDK Common Stock and PDK Preferred Stock being increased by more than 25% and 14% respectively. The Special Committee and the Board considered the fact that these negotiations were conducted over a period of during which time the Special Committee received and rejected proposals or inquiries from the Management Group at $4.00, $4.25, $4.50 and $4.75 per share of PDK Common Stock and $7.00 per share of PDK Preferred Stock. At the time the Merger Agreement was executed, the Special Committee and the Board believed that the $5.00 per share of PDK Common Stock and $8.00 per share (plus accrued and unpaid dividends) of PDK Preferred Stock Merger consideration was the highest price the Management Group could or would be likely to offer. See " - Background of the Merger."

                  o the requirement that the Merger be approved by the holders of two-thirds (2/3) of the outstanding shares of PDK Common Stock, which allows for an informed vote by the public shareholders on the merits of the transaction without requiring a tender of shares or other potentially coercive transaction structure, and which implicitly requires (because the Management Group owns approximately 33% of the outstanding shares) that, for the Merger to be approved, holders of 33% of the outstanding shares, in addition to the Management Group, must vote to approve the transaction. See "The Merger - Conditions."

         In concluding that the Merger is fair to and in the best interests of the public shareholders, the Special Committee and the Board also considered the following factors, each of which the Special Committee and the Board considered to be a negative factor:

                  o the fact that consummation of the Merger would preclude the public shareholders from having the opportunity to participate in the future growth prospects of PDK. In addition, the Special Committee and the Board recognized that the Management Group will have the opportunity to benefit from any increases in the value of PDK following the Merger as a result of their increased equity interest in PDK and therefore may receive a substantial economic benefit from the transaction. See "-Purpose and Reasons of the Management Group for the Merger" and "Effects of the Merger."

                  o the potential conflicts of interest of the Management Group resulting from the foregoing benefits that may be realized by them. In addition, the Special Committee and the Board considered the potential conflicts of interest of Lawrence Simon and Thomas Keith resulting from their positions with unrelated companies that are significantly reliant on PDK. See "Directors and Executive Officers". The Special Committee and the Board believe, however, that the procedures followed in the process of considering the Management Group offer, and negotiating the terms of the Merger Agreement addressed these conflicts and were fair to the public shareholders. See " - Background of the Merger" and " - Conflicts of Interest."

         The foregoing discussion of the information and factors considered by the Special Committee and the Board is not meant to be exhaustive, but includes all material factors considered by the Special Committee and the Board as part of the determination that the Merger and the Merger Agreement are fair to, and in the best interests of, PDK and the public shareholders and the recommendation that the shareholders approve the Merger and the Merger Agreement. While each of the Board and the Special Committee adopted the analysis and conclusions of JWGenesis as described in "Opinion of PDK's Financial Advisor," they also considered all of the factors listed above in making the determination that the Merger and the Merger Agreement are fair to, and in the best interests of, PDK and the public shareholders. Based on the factors described above, including the appointment of the Special Committee, its engagement of JWGenesis and separate legal counsel to negotiate on its behalf, and the Management Group's unwillingness to continue their employment if PDK was sold to another bidder, the Board and the Special Committee also believe that the Merger is procedurally fair to the public shareholders. The Special Committee and the Board did not assign relative weights or quantifiable values to those positive and negative factors. Rather, both the Special Committee and the Board of directors viewed its position and recommendations as being based on the totality of the information presented to and considered by it. However, in the opinion of the Special Committee and the Board of directors, the positive factors set forth above outweighed the negative factors set forth above.

OPINION OF PDK'S FINANCIAL ADVISOR

         The Special Committee retained JWGenesis to act as its financial advisor and, as requested by the Special Committee, to (i) assist in identifying and analyzing PDK's strategic alternatives, and (ii) review and analyze any proposals for any sale or business combination of PDK, including any proposal from the Management Group. In its engagement letter, JWGenesis also agreed that, if requested by the Special Committee, it would render an opinion as to the fairness of such a transaction, from a financial point of view, to PDK's public shareholders. Prior to being engaged as the financial advisor to the Special Committee, JWGenesis had no prior professional relationship with PDK.

         At the request of the Special Committee, on July 21, 2000 JWGenesis rendered its oral opinion to the Special Committee and the Board to the effect that, as of that date and subject to the assumptions made, matters considered and limits of the review undertaken by JWGenesis described in its opinion, the Merger consideration to be received by PDK's common and preferred stockholders pursuant to the Merger was fair from a financial point of view to such stockholders. JWGenesis subsequently confirmed this opinion in writing by letter dated August 3, 2000.

         The full text of JWGenesis' written opinion is attached as Appendix C to this proxy statement. We refer you to JWGenesis' opinion, and you should consider it as a part of this proxy statement since we are incorporating it by this reference. The following description of JWGenesis' opinion is only a summary of it, and you should read the full opinion for a complete understanding of the opinion's assumptions, considerations and limitations.

         You should be aware that the JWGenesis opinion only advises the Special Committee and the Board concerning the fairness from a financial point of view of the Merger consideration. The opinion does not address the merits of the Board's decision to approve the Merger. The opinion is not a recommendation to you that you vote for or against the Merger or that you take any other action regarding the Merger.

         In preparing its opinion, JWGenesis, among other things:

   a) reviewed the financial terms of the Agreement;

   b) reviewed and analyzed certain business and financial information with respect to PDK, including financial forecasts, prepared by the Company (the Special Committee has advised us that it has no reason to believe that management has changed its position with respect to such information; additionally, management has advised us that it has not changed its position with respect to such information);

   c) held discussions with certain members of the management of the Company concerning its business, operations and prospects and visited the Company's facility;

   d) reviewed the Company's Annual Reports on Forms 10-K for the four fiscal years ended November 30, 1999 and the Company's Quarterly Report on Form 10-Q for the period ended May 31, 2000;

   e) reviewed the price and public trading history of the Company's common stock and preferred stock; and

   f) reviewed certain publicly available information provided to us by the Company regarding the industry in which the Company competes.

         JWGenesis did not independently verify any of the information it obtained for purposes of its opinion. Instead, JWGenesis assumed the accuracy and completeness of all such information. JWGenesis relied upon the Company's management's assurances that information concerning the Company's prospects reflected the best currently available judgments and estimates of management as to the Company's likely future financial performance. As to all legal matters, JWGenesis relied on the advice of counsel to the Special Committee and has assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement. JWGenesis did not make an independent inspection, evaluation or appraisal of the assets or liabilities of PDK, nor did anyone furnish JWGenesis' with any such evaluation or appraisal. The JWGenesis opinion is based on market, economic, and other conditions as they existed and could be evaluated at the time the opinion was given.

         No limitations were imposed by PDK, the Special Committee or the Board on the scope of JWGenesis' investigation or the procedures JWGenesis followed in rendering its opinion.

         In addressing the fairness, from a financial point of view, of the Merger consideration to be received by the unaffiliated shareholders of PDK, JWGenesis employed a variety of generally recognized valuation methodologies and performed those which it believed were most appropriate for developing its opinion. The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, JWGenesis did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments about the significance and relevance of each analysis and factor. Such analysis resulted in the calculation of ranges of implied per share values for PDK Common Stock and Preferred Stock, including implied values that were greater than the Merger consideration, but JWGenesis did not consider that any particular implied value, whether less than or greater than the Merger consideration, was determinative of fairness.

         JWGenesis believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, would create an incomplete view of the process underlying its opinion.

         In performing its analyses, JWGenesis made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PDK. The analyses performed by JWGenesis do not purport to be an appraisal and are not necessarily indicative of actual values, trading values or actual future results that might be achieved, all of which may be significantly more or less favorable than suggested by JWGenesis' analyses.

         In connection with its analyses, JWGenesis utilized estimates and forecasts of our future operating results contained in or derived from the Management Group's projections. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than the forecasts. The analyses are inherently subject to uncertainty, being based on numerous factors or events beyond the control of PDK. Therefore, future results or actual values may be materially different from these forecasts or assumptions. The JWGenesis opinion was one of many factors taken into consideration by the Special Committee and the Board in making their determination to approve the Merger Agreement. Consequently, the analyses described below should not be viewed as determinative of the opinion of either the Special Committee or the Board with respect to the value of PDK or whether the Special Committee or the Board would have been willing to agree to different terms for the Merger.

         The following is a brief summary of the material analyses performed by JWGenesis in connection with rendering the JWGenesis opinion to the Special Committee and the Board. For purposes of the financial analyses from which these per share values are derived, JWGenesis assumed that we would be operated by a management team with the perceived ability to achieve the financial results of the projections. The following analyses reflect substantially the same methodologies used by JWGenesis in its preliminary oral presentation to the Special Committee on July 26, 2000, and updated and confirmed in written form to reflect financial information and market data that was available as of and on August 3, 2000:

         For its evaluations, JWGenesis calculated a range of values for PDK using five approaches: (i) a discounted cash flow analysis; (ii) a leveraged buyout analysis; (iii) a liquidation analysis; (iv) a premiums paid analysis and
(v) an analysis of the Company's recent repurchase of a large block of its Common Stock from an institutional investor. In certain cases, investment banks sometimes utilize two other analyses, a market multiples analysis, based upon comparable publicly-traded companies, and an acquisition multiples analysis, based upon acquisitions of comparable companies during recent years. JWGenesis determined that these two other analyses were not feasible in this circumstance, because JWGenesis was unable to identify any other publicly-traded company (or any company acquired during the past three years) that is subject to the high level of risk associated with the relative near-term possibility that the federal government could interrupt or end the company's main business functions.

         In the discounted cash flow analysis, JWGenesis analyzed cash flows derived from projections for PDK that were developed by the Company's management team and reviewed by JWGenesis. In making this analysis, JWGenesis adjusted these cash flow projections by lowering management's projected operating costs by amounts equal to estimated cost savings JWGenesis believe could be achieved as a private company. JWGenesis discounted the cash flows using a range of discount rates based upon its estimation of an investor's expected rate of return for a risk capital investment in the Company. JWGenesis developed the range of discount rates by establishing a midpoint rate of return of 40%, which was lower than all of the rates of return stated by the 24 financial acquirers with whom JWGenesis discussed the transaction, and then establishing the high- and low-points of the range as 500 basis points higher and lower, respectively than the mid-point. JWGenesis believed this method results in a lower discount rate than would be applied by an independent leverage buyout firm and thus would result in a higher valuation for the shares.

         In the last year of the analysis, JWGenesis derived a hypothetical terminal value for the business on an unleveraged basis by applying a range of exit multiples. The exit multiples are based on the average EBITDA multiples paid in 28 acquisitions of manufacturing and distribution companies during the 12 months ended June 23, 2000 with transaction values less than or equal to $100 million, as calculated by Portfolio Management Data and reported in The Daily Deal on June 28, 2000. JWGenesis developed the range by increasing and decreasing the calculated median EBITDA multiple by 1.0 multiple allowing JWGenesis to calculate a range of prices which an acquirer could pay for the common stock.

         In the leveraged buyout analysis, JWGenesis estimated the amount a financial buyer would expect to pay for PDK, assuming the maximum amount of debt and equity financing to the extent equity investment returns of 35% to 45% can be obtained. JWGenesis' analysis was based on operating projections and general assumptions developed by the Company's management and reviewed by JWGenesis. In making this analysis, JWGenesis adjusted the Company's projections by lowering management's projected operating costs by amounts equal to estimated cost savings JWGenesis believe could be achieved as a private company. JWGenesis developed the range of discount rates by establishing a midpoint rate of return of 40%, which was lower than all of the rates of return stated by the 24 financial acquirers with whom JWGenesis discussed the transaction, and then establishing the high- and low-points of the range as 500 basis points higher and lower, respectively than the mid-point. JWGenesis believed this method results in a lower discount rate than would be applied by an independent leverage buyout firm and thus would result in a higher valuation for the shares.

         In the analysis, the amount of equity assumed invested was limited to amounts which would return 35% to 45% on equity annually after granting an assumed 10.0% equity position to management. The sum of the debt and equity, less estimated fees to consummate such a transaction, provides an implied price which an acquirer could pay for all of the common and preferred stock of the Company.

         In the liquidation analysis, JWGenesis estimated the proceeds from an orderly liquidation, given the stated value of the Company's assets and liabilities at May 31, 2000. JWGenesis assumed that a liquidator could raise 100% of the stated value of the Company's cash and securities, 75% of accounts receivable and equipment and vehicles and 50% of inventory, prepaid expenses, amounts due from suppliers and other assets. In making this analysis, JWGenesis did not write-off the inventories of List 1 Chemicals and products derived from List 1 Chemicals, even though these inventory items could be subject to impairment as a result of action by the federal government. JWGenesis also assumed the claims against the estate, consisting of accounts payable, dividends payable on the Company's preferred stock, bank debt and the minority interest would be paid in full. Assuming a $7.00 liquidation payment to the holders of the Company's preferred stock (the contractual liquidation preference) yields the value attributable to the common stock. In this analysis, cash available to the Preferred and Common Stockholders was approximately 4.7 times the cash required to pay the contractual liquidation preference on the Preferred Stock..

         The premiums paid analysis compares the market price of a company's common stock prior to the announcement of a transaction with the price after the announcement. Based on an efficient market theory, the pre-announcement price reflects the market's perception about the value of a company as a going concern, while the proposed acquisition price reflects the value of the consideration being offered by the other party to the transaction. Because of day-to-day market fluctuations, particularly for a small capitalization stock, and transaction information leaks, in addition to analyzing the closing price of PDK's common stock immediately before the announcement, JWGenesis also analyzed the stock's closing price one week before the announcement of the transaction. This allowed JWGenesis to calculate a range of prices for the Company's common stock.

         In its fifth analysis, JWGenesis reviewed the Company's recent repurchase of its common stock from a sophisticated institutional investor. Heartland Advisors, Inc. ("Heartland"), based in Milwaukee, Wisconsin, was formed in 1982 and manages more than $2.4 billion (as of June 30, 2000) for institutions, individual clients and investor accounts. On September 30, 1999, the Company repurchased 380,000 shares of its common stock from the Heartland Value Fund (the "Fund") and 100,000 shares of its common stock from William J. Nasgovitzat, Heartland's founder and president, at $5.00 per share.

         In its analysis of PDK's repurchase of common shares from Heartland Advisors, JWGenesis compared PDK's operating performance during the 12 months ended September 30, 1999 (the last 12 months of operations prior to Heartland selling their common stock to the Company) with the operating performance of the Company during the 12 months ended May 31, 2000. JWGenesis compared certain measures of operating performance such as sales, gross profit, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), pretax income and net income in each period to determine if the Company's performance had improved, remained largely unchanged or declined since Heartland negotiated the value at which the Company repurchased its shares. JWGenesis calculated the percentage decrease or increase for each measure of operating performance and the median and mean of the changes of all of the measures of operating performance. JWGenesis then multiplied the resultant median change by the price at which Heartland sold its shares, the product of which JWGenesis used as a proxy current value.

         Because the liquidation analysis demonstrated cash available to the preferred and common stockholders of about 4.7 times the cash required to pay the liquidation preference on the preferred stock, JWGenesis determined that it could not render an opinion of fairness on the preferred at a price less than the preferred holders are contractually entitled to in a winding down of the Company. To calculated its ranges of fairness for the Consideration on a per share basis, JWGenesis assumed and $8.00 price for the preferred stock in each of its analyses except the liquidation analysis (since the contractual liquidation preference on the preferred stock is $7.00 per preferred share). JWGenesis' median valuation for PDK's equity and its common stock resultant from all of the valuation ranges of all of the analyses was $14,468,802 and $4.67, respectively. The $1.00 premium which is being offered for the preferred stock results in $460,566 being paid to the holders of the preferred stock that, in its absence, would have been paid to the common shareholders. This amount is equal to less than $0.20 per common share.

         JWGenesis did not ascribe different weightings to each analysis because in every analysis except the leveraged buyout analysis described above, the consideration exceeded the median values for PDK's equity JWGenesis calculated. In that case, the median value exceeded the consideration by $70,139 or less than 0.5% of the consideration. On a per share basis, the consideration offered for the Company's common stock exceeds the median values for PDK's common stock JWGenesis calculated in all of the analyses herein, except the leveraged buyout analysis and the liquidation analysis. In those cases, the median values exceeded the per share consideration by $0.03 and $0.10, respectively, or less than 2.0% of the per share consideration.

         As previously stated, the $1.00 premium which is being offered for the preferred stock results in $460,566 being paid to the holders of the preferred stock that, in its absence, would have added $0.20 per share to the Consideration being offered to the common shareholders. Adding the $0.20 to JWGenesis' median valuation of $4.67 is less than the Consideration being offered by the PDK Acquisition.

         Pursuant to its engagement letter with JWGenesis dated June 2, 2000, the Special Committee of PDK agreed to pay to JWGenesis an aggregate fee of approximately $150,000 for its services in connection with the Merger, all of which has been paid. The engagement letter also provides that PDK will reimburse JWGenesis for its reasonable travel, legal and other out-of-pocket expenses incurred in connection with JWGenesis' role thereunder and will indemnify JWGenesis and its affiliates from and against certain liabilities. These liabilities include liabilities under the federal securities laws in connection with the engagement of JWGenesis by the Special Committee.

         The Special Committee retained JWGenesis on the basis of its experience with Mergers and acquisitions, financings and advising Boards of directors and shareholders regarding strategic alternatives. JWGenesis is regularly engaged in the valuation of businesses and their securities in connection with Mergers, acquisitions and private placements of securities

CONFLICTS OF INTEREST

         In considering the recommendations of the Special Committee and the Board with respect to the Merger, shareholders should be aware that the Management Group, which consists of two members of the Company's Board, will own 100% of the outstanding equity of PDK upon completion of the Merger. The Special Committee and the Board were aware of this conflict of interest and considered it among other factors described under " - The Recommendation of the Special Committee and the Board of Directors."

         The Merger Agreement requires that PDK provide indemnification to its current and former directors and officers against liabilities (including reasonable attorneys' fees) relating to actions or omissions arising out of their being a director, officer, employee or agent of PDK at or prior to the time the Merger is completed (including the transactions contemplated by the Merger Agreement). In addition, PDK is obligated for a period of six years from the time the Merger is completed to continue in effect directors' and officers' liability insurance with respect to matters occurring prior to the time the Merger is completed, which insurance must contain terms and conditions no less advantageous than are contained in PDK's current directors' and officers' liability insurance policy. If, however, PDK's premiums for this insurance increase, PDK is not obligated to expend annually more than 300% of the current cost of this coverage, during the three years after the merger is completed and more than 200% of the current cost of this coverage during the following three years.

         Mr. Helman received fees totaling $20,000 for his service on the Special Committee.

PURPOSE AND REASONS OF MANAGEMENT GROUP FOR THE MERGER

         The Management Group's purpose for engaging in the transactions contemplated by the Merger Agreement is to acquire ownership of PDK as a privately held company. They believe that due to PDK's small size and the lack of equity research coverage for PDK stock (a factor they believe is in large measure beyond PDK's control), it is and will continue to be difficult for PDK to attract new investor interest and for PDK shareholders to get a fair price when selling their shares in the market. In addition, trading volume in PDK stock has historically been low. While they believe these factors do and would continue to limit the ability of PDK shareholders, including them, to receive a fair price in selling their shares in the market, they also believe that PDK is a valuable company with the opportunity to increase its revenues and net income in the future. The Management Group also believes that the expenses and regulatory compliance requirements of being a public company are significant for a company the size of PDK and that eliminating those regulatory compliance requirement expenses would enhance PDK's long-term success. They believe that the Merger offers PDK's public shareholders the opportunity to obtain a fair value for their shares, respectively, with their final offer of $5.00 per share of Common Stock and $8.00 per share of Preferred Stock representing a 38% and 39% premium to the closing price of PDK Common Stock and PDK Preferred Stock on the date they made their first offer to buy PDK.

         The Management Group owns 672,500 shares of PDK Common Stock. Immediately prior to completion of the Merger, the Management Group intends to contribute their 672,500 shares of PDK Common Stock to PDK Acquisition. This represents an indirect investment by the Management Group of approximately $3,362,500 in PDK Acquisition (based on the $5.00 per share to be received by other shareholders in the Merger). If the Merger and financing are completed, the Management Group will own 100% of PDK's outstanding equity interests.


POSITIONS OF THE MANAGEMENT GROUP AND PDK ACQUISITION AS TO FAIRNESS OF THE
MERGER

         The Management Group has considered the analyses and findings of the Special Committee and the Board (described in detail in "Special Factors -- Recommendation of the Board of Directors and the Special Committee") with respect to the fairness of the Merger to PDK's public shareholders. As of the date of this proxy statement, they adopt the analyses and findings of the Special Committee and the Board with respect to the fairness of the Merger and believe that the Merger is both procedurally and substantively fair to PDK's public shareholders. In addition, the Management Group intends to vote the shares of PDK Common Stock or which it has the right to vote, in favor of the Merger and Merger Agreement. In adopting the analysis and findings of the Special Committee and the Board, the Management Group notes that the ability of PDK to effect the alternative transactions considered by the Special Committee was affected by management's decision not to agree to continue to work for PDK if it was acquired by another bidder.

         As members of the Board, Mr. Spinello and Ms. Hollander abstained in voting on approval of the Merger Agreement and the recommendation to the shareholders that they vote to approve the Merger, but expressed their support for both actions.

         PDK Acquisition believes that the Merger is both procedurally and substantively fair to PDK's public shareholders and adopted the analysis of the Management Group.

CONDUCT OF PDK'S BUSINESS AFTER THE MERGER

         The Management Group is continuing to evaluate PDK's business, assets, practices, operations, properties, corporate structure, capitalization, management and personnel and discuss what changes, if any, will be desirable. Subject to the foregoing, the Management Group expects that the day-to-day business and operations of PDK will be conducted substantially as they currently are being conducted by PDK. The Management Group does not currently intend to dispose of any assets of PDK, other than in the ordinary course of business. Additionally, it does not currently contemplate any material change in the composition of PDK's current management.

                              EFFECTS OF THE MERGER

         As a result of the Merger, the public shareholders of PDK will be entitled to receive $5.00 per share in cash, without interest, of PDK Common Stock and $8.00 per share in cash (plus accrued and unpaid dividends) of PDK Preferred Stock. This represents a 38% and 39% premium, respectively, over the closing price per share of PDK Common Stock and PDK Preferred Stock on the day the Management Group made its first offer to acquire PDK. As a detrimental consequence of the Merger, public shareholders will no longer have an opportunity to continue their equity interest in PDK as an ongoing corporation and therefore will not share in the future earnings and potential growth of PDK. Upon completion of the Merger, PDK Common Stock and PDK Preferred Stock will no longer be traded on the NASDAQ Smallcap Stock Market, price quotations will no longer be available and the registration of PDK Common Stock under the Exchange Act will be terminated. The termination of registration of the Common Stock and PDK Preferred Stock under the Exchange Act will eliminate the requirement to provide information to the Securities and Exchange Commission and will make most of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with shareholders' meetings, no longer applicable. The cost savings to PDK as a result of the termination of its obligation to prepare public company reports is estimated to be $400,000 to $500,000 per year.

         It is anticipated that the Management Group will own 100% of the equity interests in PDK as the surviving corporation of the Merger. An investment in PDK following the Merger involves substantial risk resulting from the limited liquidity of any such investment and the substantially increased leverage associated with funding the Merger. Nonetheless, if PDK is able to successfully implement its business strategy, the Management Group believes the value of its investment will be considerably greater than the value it would be investing at the time of the Merger. See "Forward-Looking Information."

         The receipt of cash pursuant to the Merger will be a taxable transaction. See "Federal Income Tax Consequences."

                             FINANCING OF THE MERGER


         The Merger Agreement contains a condition to the obligations of PDK Acquisition and the Management Group that PDK Acquisition shall have obtained financing of at least $10 million. At this time PDK Acquisition has not obtained a commitment for such financing.

                                   THE MERGER

         The Merger Agreement provides that, subject to conditions listed in the Merger Agreement, PDK Acquisition, a newly-formed New York corporation, will merge with and into PDK, and that following the Merger, the separate existence of PDK Acquisition will cease and PDK will continue as the surviving corporation.

         The terms of and conditions to the Merger are contained in the Merger Agreement which is included in full as Appendix A to this proxy statement and is incorporated therein by reference. The discussion in this proxy statement of the Merger and the summary description of the principal terms of the Merger Agreement, while complete in all material respects, are subject to and qualified in their entirety by reference to the Merger Agreement.

COMBINATION OF CORPORATIONS

         The name of the surviving corporation after the completion of the Merger will continue to be "PDK Labs Inc.". In addition, upon completion of the Merger, the separate corporate existence of PDK Acquisition will cease and PDK will be the surviving corporation of the Merger, with all assets and liabilities of PDK and PDK Acquisition that existed immediately prior to the Merger.

         The articles of incorporation of PDK will be amended and restated to conform to the articles of incorporation of PDK Acquisition as in effect immediately prior to the Effective Time. These articles of incorporation will be changed, however, to provide that the number of authorized shares of Common Stock of the surviving corporation will be 100.

         The bylaws of PDK Acquisition, as in effect immediately prior to the Effective Time, will be the bylaws of the surviving corporation until amended in accordance with applicable law, the articles of incorporation of the surviving corporation and its initial bylaws.

         The directors of PDK Acquisition, immediately prior to the Effective Time will be the initial directors of the surviving corporation, and Messrs. Helman, Keith and Simon will cease to be directors of PDK.

CONVERSION OF SECURITIES

         At the Effective Time, subject to the terms, conditions and procedures included in the Merger Agreement, each share of PDK Common Stock and PDK Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares held by PDK Acquisition) will, by virtue of the Merger, be converted into the right to receive an amount equal to $5.00 and $8.00 respectively in cash (plus accrued and unpaid dividends). Except for the right to receive this per share cash Merger consideration, from and after the Effective Time, all shares (other than shares held by PDK Acquisition), by virtue of the Merger and without any action on the part of any holder of PDK Common Stock or PDK Preferred Stock, will no longer be outstanding and will be canceled and retired and will cease to exist. Each holder of a certificate formerly representing shares of PDK Common Stock (other than shares held by PDK Acquisition) and PDK Preferred Stock will, after the Effective Time, cease to have any rights with respect to the shares of PDK Common Stock and PDK Preferred Stock represented by the certificate other than the right to receive the $5.00 per share of PDK Common Stock and $8.00 per share (plus accrued and unpaid dividends) of PDK Preferred Stock cash Merger consideration upon surrender of the certificate.

         At the Effective Time, PDK Acquisition will deposit with a bank or trust company designated by PDK Acquisition and reasonably satisfactory to PDK (the agreed-upon bank or trust company is referred to as the "Paying Agent") an amount equal to the total cash Merger consideration to be paid to the shareholders of PDK. All such funds will be held in trust for the benefit of PDK's shareholders.

         Each holder of certificates representing shares of PDK Common Stock and PDK Preferred Stock will surrender their certificates to the Paying Agent in exchange for the $5.00 per share of Common Stock and $8.00 per share (plus accrued and unpaid dividends) of Preferred Stock cash Merger consideration.

         No interest will be paid or accrue on the amount payable to any holder of PDK Common Stock and/or PDK Preferred Stock. For payment to be made to a person other than the registered holder of the certificate surrendered, the registered holder of the certificate must properly endorse the certificate, which must otherwise be in proper form for transfer, all as determined by the Paying Agent. Further, the person requesting payment will be required to pay any transfer or other taxes required or the holder may establish to the satisfaction of the Paying Agent that these taxes have been paid or that no taxes are due. Six months following the Effective Time, PDK will be entitled to instruct the Paying Agent to deliver to it any funds (including any accrued interest) that have not been disbursed to holders of certificates formerly representing shares of Common Stock. After that, holders who have not surrendered their share certificates may look to PDK only as general creditors with respect to their cash Merger consideration. Neither the Paying Agent nor any party to the Merger Agreement will be liable to any holder of certificates formerly representing shares of PDK Common Stock or PDK Preferred Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Except as described in this paragraph, PDK will pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares for the cash Merger consideration.

         Each share of PDK Acquisition's Common Stock issued and outstanding immediately prior to the Merger will be converted at the Effective Time into one share of Common Stock of PDK, as the surviving corporation of the Merger.

TRANSFER OF SHARES

         No transfers of shares of PDK Common Stock or PDK Preferred Stock will be made on the stock transfer books at or after the Effective Time. If, after the Effective Time, certificates representing shares of PDK Common Stock or PDK Preferred Stock are presented to PDK, these shares will be canceled and exchanged for the cash Merger consideration.

CONDITIONS

         Each party's obligation to effect the Merger is subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any or all of which may be waived (other than the first listed condition) at the appropriate party's discretion, to the extent permitted by applicable law:

                  o the Merger Agreement must be approved in the manner required by applicable law by the holders of 66 2/3% of the outstanding shares of PDK Common Stock entitled to vote on the Merger; and


                  o No governmental authority or other person or entity shall have enacted, issued or entered any law or regulation which in effect has the effect of making the consummation of the Merger unlawful or preventing the transactions contemplated by the Merger or with respect to any litigation in connection with the Merger, results in an award of damages that would materially and adversely affect PDK.

                  o The opinion of PDK's Financial Advisor shall not have been withdrawn prior to the Effective times.

         Neither PDK, the Management Group nor PDK Acquisition is aware of any consent, approval or notice of the type described in the last-listed condition.

         The obligations of PDK Acquisition and the Management Group to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, unless waived by PDK Acquisition:

                  o the representations and warranties of PDK in the Merger Agreement must be true and correct in all material respects (except that any representation and warranty that is qualified as to materiality by reference to "Material Adverse Effect" or any similar term must be true and correct) as of the date of execution of the Merger Agreement and as of the Effective Time (except for those representations and warranties that are made as of a specific date);

                  o PDK must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; and

                  o No change, condition, event or development shall have occurred that has a Material Adverse Effect on the operations of PDK

                  o PDK Acquisition and the Management Group shall have obtained financing or at least $10 million

         After approval of the Merger Agreement by the shareholders of PDK, no amendment may be made that reduces the amount or changes the form of the cash Merger consideration to be received by the shareholders of PDK, unless such amendment is approved by the shareholders.

REPRESENTATIONS AND WARRANTIES

         PDK made representations and warranties in the Merger Agreement regarding, among other things: its organization and good standing; authority to enter into the Merger; its capitalization; requisite governmental and other consents and approvals; compliance with all applicable laws.

         The Management Group and PDK Acquisition have made representations and warranties in the Merger Agreement regarding, among other things: PDK Acquisition's organization and good standing; authority to enter the transaction; PDK Acquisition's capitalization; compliance with all applicable laws; requisite governmental and other consents and approvals.

         The representations and warranties of the parties in the Merger Agreement will expire upon consummation of the Merger, and upon such expiration none of such parties or their respective officers, directors or principals will have any liability whatsoever with respect to any of these representations or warranties.

COVENANTS

         In the Merger Agreement, PDK has agreed that prior to the Effective Time, unless otherwise agreed to in writing by PDK Acquisition or as otherwise contemplated by the Merger Agreement, PDK and each of its subsidiaries will conduct business only in the ordinary course substantially consistent with past practice and will not:

                  o        amend its articles of incorporation or bylaws;

                  o declare, set aside or pay any dividend or make any other distribution in respect of any of its shares of common stock;

                  o issue, grant, sell, pledge, or transfer any shares of its capital stock, stock options, warrants, securities or rights to acquire any such shares, securities or rights of PDK, or propose or agree to do any of the foregoing or make any other changes in its equity capital structure;

                  o split, combine or reclassify any of the capital stock of PDK or issue other securities in respect of or in substitution for its existing capital stock;

Each party also has agreed to provide prompt notice to the other upon obtaining knowledge of:

                  o material litigation, claims, actions, proceedings, tax audits or other investigations affecting such party or any of its properties or assets, that if adversely resolved could have a material adverse effect or could prevent, hinder or materially delay the ability to complete the Merger or the other transactions contemplated by the Merger Agreement;

                  o notices of default under agreements and instruments where the default would have a material adverse effect; and

                  o notice from a third party claiming that its consent is required in connection with the transactions contemplated by the Merger Agreement.

         In addition, the Management Group agreed that, prior to the completion of the Merger, they would not do or fail to do, or cause any person to do or fail to do, any act that would cause PDK to breach any of its representations and warranties included in the Merger Agreement.

NONSOLICITATION COVENANT

         Under the terms of the Merger Agreement, PDK has agreed not to permit any of its officers, directors, affiliates, representatives or agents to, directly or indirectly, solicit, initiate or encourage any "Acquisition Proposal" or participate in any discussions or negotiations with, or encourage any effort or attempt by, any third party to facilitate an "Acquisition Proposal." Under the Merger Agreement, an "Acquisition Proposal" is defined to mean any offer or proposal by any person or group concerning any tender or exchange offer, proposal for a Merger, share exchange, recapitalization, consolidation or other business combination involving PDK or any of its subsidiaries or divisions, or any proposal or offer to acquire in any manner, directly or indirectly, a significant equity interest in, or a substantial portion of the assets of, PDK or any of its subsidiaries, other than pursuant to the transactions contemplated by the Merger Agreement. Further, the Merger Agreement provides that all of PDK's representatives will be instructed to cease the foregoing activities. However, PDK may, subject to obtaining a confidentiality agreement, furnish information to and participate in discussions and negotiations with a party who has made an unsolicited written Acquisition Proposal after the date of the Merger Agreement if either PDK's Board of directors or its Special Committee has determined in good faith, based upon the reasonably concluded advice of (i) JWGenesis that such Acquisition Proposal is reasonably likely to lead to a transaction that is materially more favorable to PDK's stockholders than the Merger and (ii) (outside counsel, that failing to take such action would violate PDK's Board of directors' fiduciary duties under applicable law. PDK is obligated to inform PDK Acquisition immediately of any Acquisition Proposal, provide PDK Acquisition notice of its terms and conditions, and keep PDK Acquisition advised of all material developments.

INDEMNIFICATION AND INSURANCE

         The Merger Agreement provides that the current and former directors and officers of PDK and any of its subsidiaries (including the members of the Special Committee) will be indemnified by PDK, to the fullest extent permitted by applicable law, against any costs, expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation, and will be advanced reasonable costs and expenses (including attorneys' fees), in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the approval and consummation of the transactions contemplated by the Merger Agreement. In addition, PDK is required to maintain in effect, for a period of six years after the Effective Time, PDK's policies of directors' and officers' liability insurance (provided that PDK may substitute for policies of at least the same amounts and comparable coverage). However, in no event will PDK be required to pay premiums for insurance in excess of 300% of the premiums currently paid by PDK.

EXPENSES

         The parties have agreed to pay their own costs and expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement. PDK has agreed to bear the cost incurred in the printing, filing with the Commission and mailing to shareholders this proxy statement and other materials in connection with the Special Meeting.

TERMINATION, AMENDMENT AND WAIVER

         At any time prior to the Effective Time, the Merger Agreement may be terminated

                  (i) by the mutual consent of the Boards of directors of PDK and PDK Acquisition.

                  (ii) if a court or other governmental entity issues an order or takes any action enjoining, restraining or prohibiting the Merger and such order or action becomes final and nonappealable.

          Any party may terminate the Merger Agreement prior to the Effective Time by written notice to the other parties if:

                  the conditions precedent to closing have not occurred by December 31, 2000 unless the failure to close results from the party's breach of any representation, warranty or covenant;

                  approval of the shareholders of PDK necessary to complete the Merger has not been obtained;

         In addition, PDK Acquisition may terminate the Merger Agreement prior to the Effective Time by written notice to PDK if:

                   PDK breaches any representation, warranty or covenant in the Merger Agreement in any material respect and fails to cure the breach within 15 days after written notice;

         PDK may terminate the Merger Agreement prior to the Effective Time by written notice to PDK Acquisition if:

                   PDK Acquisition or the Management Group breaches any representation, warranty or covenant in the Merger Agreement in any material respect and fails to cure the breach within 15 days after written notice;

         Subject to the provisions of applicable law, the Merger Agreement may be modified or amended, and provisions waived, by written agreement of the parties. However, after approval of the Merger Agreement by the shareholders of PDK, no amendment or waiver of a provision may be made which reduces the amount or changes the form of the cash Merger consideration to be received by the shareholders, unless such amendment or waiver of a provision is approved by the shareholders.

TERMINATION FEE

         In the event that the Merger Agreement is terminated and PDK Acquisition is not in material breach of its material covenants and agreements in the Merger Agreement or its representations and warrants contained in the Merger Agreement, then PDK shall reimburse PDK Acquisition for all out-of-pocket expenses and fees up to $1 million.

REGULATORY APPROVALS/THIRD PARTY CONSENTS

         PDK is not aware of any license or regulatory permit that is material to the business of PDK and that is likely to be adversely affected by the Merger or of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to effecting the Merger.

ACCOUNTING TREATMENT

         The Merger will be treated as a purchase business combination for accounting purposes.

                                FEES AND EXPENSES

         Assuming the Merger is consummated, PDK will pay costs and fees in connection with the Merger, financing and the related transactions, which are estimated to be as follows:

                Expense or Fee                                Estimated Amount
                --------------                                ----------------

                Financial advisory fees and expenses .............  $150,000
                Loan commitment fees..............................    50,000
                Legal fees .......................................   100,000
                Disbursement agent's fees ........................     5,000
                Accounting fees...................................    25,000
                Printing and mailing expenses ....................    25,000
                Solicitation expenses ............................    15,000
                Commission filing fees ...........................     2,500
                Miscellaneous.....................................    77,500
                                                                  ----------
                     Total........................................  $450,000
                                                                  ==========

         For a description of PDK's obligation, even in some cases if the Merger is not consummated, to pay or reimburse PDK Acquisition for expenses incurred by PDK Acquisition in connection with the Merger, see "The Merger -- Expenses" and " --Termination Fee." See "Special Factors -- Opinion of PDK's Financial Advisor" for a description of the fees to be paid to JW Genesis in connection with its engagement. For a description of fees paid to the member of the Special Committee, see "Special Factors -- Conflicts of Interest."

                         FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes the material federal income tax considerations relevant to the Merger that are generally applicable to holders of PDK Common Stock and PDK Preferred Stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of PDK Common Stock and PDK Preferred Stock as described in this proxy statement. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.

         The receipt of the $5.00 per share of Common Stock and $8.00 per share (plus accrued and unpaid dividends) of Preferred Stock cash Merger consideration in the Merger by holders of PDK Common Stock will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share will be equal to the difference between $5.00 and $8.00 and the holder's basis per share in the Common Stock and Preferred Stock. This gain or loss generally will be a capital gain or loss. In the case of individuals, trusts and estates, this capital gain will be subject to a maximum federal income tax rate of 20% for shares of Common Stock and Preferred Stock held for more than 12 months prior to the date of disposition. For shares held less than 12 months the gain or loss will be a short-tem capital gain or loss. As a general rule, short-term capital gains are taxed at ordinary income rates.

         A holder of PDK Common Stock and Preferred Stock may be subject to backup withholding at the rate of 31% with respect to the Merger consideration received, unless the holder (a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholdings rules. To prevent the possibility of backup federal income tax withholding on payments made to certain holders with respect to shares of Common Stock under the Merger, each holder must provide the disbursing agent with his correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of PDK Common Stock and Preferred Stock who does not provide PDK with his or her correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as backup withholding. Any amount withheld under these rules will be creditable against the holder's federal income tax liability. PDK (or its agent) will report to the holders of Common Stock and Preferred Stock and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, that is withheld.

         The foregoing tax discussion is included for general information only and is based upon present law. Each holder of Common Stock and Preferred Stock should consult his or her own tax advisor as to the specific tax consequences of the Merger to that holder, including the application and effect of federal, state, local and other tax laws and the possible effect of changes in such tax laws.

                            INFORMATION REGARDING PDK

         PDK manufactures and distributes over-the-counter non-prescription pharmaceutical products and vitamins. The Company's line of products primarily consists of non-prescription pain relievers, decongestants, bronchodialators, and a broad range of vitamins and nutritional supplements. The Company markets its products through regional distributors, private label distribution and various licensing and supply agreements.

         PDK was organized as a New York corporation in 1971. Our principal executive offices are located at 145 Ricefield Lane, Hauppauge, New York 11788. Our telephone number is 631-273-2630.

         We have attached a copy of our Annual Report on Form 10-K for the fiscal year ended November 30, 1999 as Appendix D to this proxy statement and our Quarterly Reports on Form 10-Q for the periods ended February 29, 2000 and May 31, 2000 as Appendix E and F. These documents contain more detailed information about us.

INCORPORATION OF DOCUMENTS BY REFERENCE

         We are incorporating by reference the following documents that we have previously filed with the Commission, copies of which are attached as appendices to this proxy statement:

                  Our Annual Report on Form 10-K for the fiscal year ended November 30, 1999; and

                  Our Quarterly Reports on Form 10-Q for the fiscal quarter ended February 29, 2000 and May 31, 2000.

         In addition, we are incorporating by reference all documents we file in response to the requirements of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting. Accordingly, those documents will be considered a part of this proxy statement from the date they are filed.

         If you would like copies of these documents, please contact Reginald Spinello at PDK Labs Inc., 145 Ricefield Lane, Hauppauge, NY 11788 or by telephone at (631) 273-2630. We will send these documents to you by first-class mail within one business day after receiving your request. I

SELECTED CONSOLIDATED FINANCIAL DATA
         (in thousands)


                                                                                         November 30,

                                              May 31,            1999         1998            1997             1996           1995
                                                2000             ----         ----            ----             ----           ----
                                              ------

Total Assets                                   $34,264        $36,700      $46,473         $54,221          $53,255        $41,943
Long - Term Obligations, net of current          1,622          1,967        4,342          15,434           13,603          8,251
portion
Stockholders' Equity                            29,317         27,772       29,504          28,305           26,661         24,437







SUMMARY INCOME STATEMENT DATA
(in thousands, except share and per share data)



                                                 Six Months Ended                  Years Ended November 30,
                                                May 31,     May 31,
                                                  2000       1999          1999       1998         1997        1996        1995
                                                  ----      -------        ----       ----         ----        ----        ----
Revenues                                       $24,706      $25,824     $54,706    $57,599      $51,352     $46,563     $31,904
Operating  Income                                1,522        1,845       3,778      2,916        2,682       2,356       1,681
Net Earnings (Loss)                              1,053          921       2,137        777        1,559       1,613       (180)

Net Earnings ( Loss ) per Common Share:
     Basic                                       $0.41        $0.26       $0.66      $0.16        $0.41       $0.48     ($0.24)
     Diluted                                     $0.41        $0.26       $0.66      $0.16        $0.39       $0.46     ($0.24)

Weighted Average Number of Common
Shares Outstanding:
     Basic                                   2,320,007    3,151,119   2,881,979  3,327,050    3,095,660   3,156,276   2,559,232
     Diluted                                 2,320,007    3,151,119   2,881,979  3,409,109    3,228,333   3,265,393   2,559,232

DIRECTORS AND EXECUTIVE OFFICERS

         The following persons are the current executive officers and directors.


Name                                Age                        Position
----                                ---                        --------

Reginald Spinello                   47               Chairman of the Board, Chief Executive
                                                     Officer and President

Karine Hollander                    33               Chief Financial Officer, Secretary and
                                                     Director

Thomas A. Keith                     40               Director

Ira Helman                          67               Director

Lawrence D. Simon                   33               Director

         All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the Board of Directors and, subject to existing employment agreements, serve at the discretion of the Board.

         Outside directors shall receive Ten Thousand Dollars ($10,000) per year as compensation for their services. Directors who are also officers of the Company do not receive any compensation for serving on the Board of Directors. All Directors are reimbursed by the Company for any expenses incurred in attending Director's meetings.

Background of Executive Officers and Directors

         Reginald Spinello has been the Chairman of the Board, Chief Executive Officer and President since August 21, 1998 and a Director of the Company since August 1997. Mr. Spinello was the Company's Executive Vice President since September 1993. Mr. Spinello is also the President and a director of the Company's subsidiary Futurebiotics, Inc. In addition, he has been a Director of Superior Supplements, Inc. since May 1, 1996. Superior Supplements, Inc. ("SSI") is a developer, manufacturer and marketer of dietary supplements in bulk tablet, capsule and powder form. Prior to joining PDK Labs Inc., Mr. Spinello was President and Founder of Internal Reinforcements from 1985 to 1991, a specialty distributor and marketer of natural vitamins and supplements. Mr. Spinello graduated from Bryant College with a B.S. Degree in Business Administration. Additionally, he has studied in the field of nutrition and is a non-practicing nutrition consultant.

         Karine Hollander has been the Chief Financial Officer of the Company and Futurebiotics, Inc. since March 3, 1997. In addition, she has been a Director of the Company since March 11, 1998. She had been the Comptroller of PDK Labs Inc. since September 1994. From 1989 until joining the Company, Ms. Hollander was employed by the accounting firm of Holtz Rubenstein & Co., LLP. Ms. Hollander received a B.A. degree in Accounting from Dowling College.

         Thomas A. Keith has been a Director of the Company since March 11, 1998, and he has been a Director of Futurebiotics, Inc. since December 2, 1998. In addition, he has been a Director of Compare Generiks, Inc. since May 21, 1997 and the President of Compare Generiks, Inc. since October 31, 1995. Prior to joining Compare Generiks, Inc., from December 1990 to October 1995, Mr. Keith was Vice President of Sales & Marketing of the Company. Compare Generiks, Inc. ("CGI") is a distributor, marketer and vendor of dietary supplements and over-the-counter non-prescription pharmaceuticals.

         Lawrence D. Simon has been a Director of the Company since March 11, 1998. In addition, he has been the President, Chairman, Chief Financial Officer and a Director of SSI since May 1, 1996. Mr. Simon is also a Director of Futurebiotics, Inc. He was the National Sales Director for Futurebiotics, Inc. from October 1, 1995, until his resignation on April 30, 1996. Prior to joining Futurebiotics, Inc., Mr. Simon was Regional Sales Manager for the Company (from April 10, 1992 to September 30, 1995). Prior to PDK Labs Inc., Mr. Simon was President of LDS Products Inc. (from March 1990 to March of 1991). LDS Products Inc., is a brokerage corporation specializing in sales to wholesale companies in Eastern Europe. Prior to LDS Products Inc., Mr. Simon was an Auditor with Coopers & Lybrand LLP (from December 1988 to March 1990). He is a graduate of Cleveland State University with a Bachelors Degree in Business Administration.

         Ira Helman has served as a Director of the Company since August 1989. For the past 30 years, Mr. Helman has been an independent investor and financial consultant as well as a breeder and owner of harness horses. Mr. Helman received his B.A. degree from Princeton University and his law degree from Brooklyn Law School.

STOCK OWNERSHIP

         The following table sets forth certain information, as of August 3, 2000 with respect to the beneficial ownership of the outstanding Common Stock by
(i) any holder of more than five (5%) percent; (ii) each of the Company's officers and directors; and (iii) the directors and officers of the Company as a group:

                                        Amount
                                        and Nature Approximate
Name and Address                        Beneficial                Percent of
of Beneficial Owner                     Ownership(1)               Class
-------------------                     ------------------         -----------

Perry D. Krape                          205,488                      8.9%
c/o PDK Labs Inc.
145 Ricefield Lane
Hauppauge, NY  11788

Reginald Spinello(2)                    672,500                      29.0%
145 Ricefield Lane
Hauppauge, NY  11788

Michael Krasnoff(3)                     200,000                      8.6%
PDK Labs Inc.
145 Ricefield Lane
Hauppauge, NY  11788

Thomas Keith                                 0                       0
c/o Compare Generiks, Inc.
60 Davids Drive
Hauppauge, NY  11788

Lawrence Simon                               0                       0
c/o Superior Supplements, Inc.
270 Oser Avenue
Hauppauge, NY  11788

Karine Hollander(4)                     50,000                       2.2%
c/o PDK Labs Inc.
145 Ricefield Lane
Hauppauge, NY  11788

Ira Helman                                       0                       0
c/o PDK Labs Inc.
145 Ricefield Lane
Hauppauge, NY  11788

Dune Holdings, Inc.(3)                           200,000                 8.6%
132 Dune Road
West Hampton, NY  11978

Directors and Officers                           672,500                 29.0%
 as a Group (five (5) persons)

-----------

(1) Beneficial ownership as reported in the table above has been determined in accordance with Instruction (4) to Item 403 of Regulation S-B of the Securities Exchange Act.
(2) Includes 50,000 shares of Common Stock owned by Karine Hollander and 100,000 shares of Common Stock owned by Michael Lulkin, which are subject to a ten (10) year voting trust held by the Company's Chief Executive Officer.
(3) Includes 200,000 shares of Common Stock owned by Dune Holdings, Inc., over which Mr. Krasnoff possesses a voting trust and as to which Mr. Krasnoff disclaims any beneficial ownership.
(4) Ms. Hollander's shares of Common Stock are subject to a ten (10) year voting trust held by the Company's Chief Executive Officer.

RECENT STOCK PURCHASES

         We started a share repurchase program in October 1996 and suspended the program in December 1999. The following table includes the amount of Common Stock we repurchased, the range of prices per share we paid and the average purchase price per share we paid during each quarterly period presented below.


                                                            Fiscal Years Ended or Ending November,

                                       Number of Shares              Range of Prices                Average Price
                                       ----------------              ---------------                -------------
1998
First Quarter                                9,000                         8.19                          8.19
Second Quarter                                -                             -                             -
Third Quarter                                2,507                     3.25 - 4.75                       3.94
Fourth Quarter                              56,918                     3.50 - 3.75                       3.65

1999
First Quarter                              260,000                     3.13 - 4.25                       3.48
Second Quarter                             215,900                     3.69 - 4.75                       4.26
Third Quarter                               94,534                     3.56 - 4.63                       3.95
Fourth Quarter                             550,325                     3.44 - 5.25                       4.93

2000
First Quarter*                              19,554                     4.75 - 5.13                       4.92




*        Through December 1999


MARKET PRICES OF COMMON STOCK PREFERRED STOCK AND DIVIDENDS

         The following table indicates the high and low prices for the Company's Common Stock and Preferred Stock for the period up to June 30, 2000 based upon information supplied by the NASDAQ system. Prices represent quotations between dealers without adjustments for retail markups, markdowns or commissions, and may not represent actual transactions.

Common Stock


                                                              High              Low
                                                              ----              ---


                  1997 Calendar Year
                  ------------------

                  First Quarter                               7                 4 7/8

                  Second Quarter                              6 3/8             3 7/8

                  Third Quarter                               5 1/2             4 3/8

                  Fourth Quarter                              7                 4 5/8


                  1998 Calendar Year
                  ------------------

                  First Quarter                               8 13/16           5 1/2

                  Second Quarter                              6 3/8             3 1/4

                  Third Quarter                               5 3/8             3 1/8

                  Fourth Quarter                              4 1/8             2 15/16


                  1999 Calendar Year
                  ------------------

                  First Quarter                               5                 3

                  Second Quarter                              4                 3

                  Third Quarter                               4 3/4             2 1/2

                  Fourth Quarter                              5 3/16            3 7/8


                  2000 Calendar Year
                  ------------------

                  First Quarter                               4 9/16            3 5/8

                  Second Quarter                              3 3/4             3



Preferred Stock


                                                              High              Low
                                                              ----              ---


                  1997 Calendar Year
                  ------------------

                  First Quarter                               6 5/8             5

                  Second Quarter                              6 1/2             4

                  Third Quarter                               8                 5 1/4


                  Fourth Quarter                              7 1/2             6 3/4

                  1998 Calendar Year
                  ------------------

                  First Quarter                               7 7/8             7 1/2

                  Second Quarter                              6 3/8             3 1/2

                  Third Quarter                               5 1/8             3 1/2

                  Fourth Quarter                              5 1/4             3 5/8


                  1999 Calendar Year
                  ------------------

                  First Quarter                               5 7/8             4 3/8

                  Second Quarter                              6                 3 5/8

                  Third Quarter                               5 1/2             3 3/4

                  Fourth Quarter                              6                 4 3/4


                  2000 Calendar Year
                  ------------------

                  First Quarter                               6 5/16            5

                  Second Quarter                              6 5/16            5 3/4



         On August 2, 2000, the closing price of the Common Stock as reported on the NASDAQ System was $4.375. On August 2, 2000, the closing price of the Preferred Stock reported on the NASDAQ System was $5.75. On August 2, 2000, there were 964 holders of record of Common Stock.

         On April 14, 2000, the Company paid a $.25 per share of Preferred Stock dividend to holders of record on April 12, 1999 payable in cash. On October 15, 1999, the Company paid a $.24 per share of Preferred Stock dividend to holders of record on October 12, 1999 payable in cash.

         PDK has never paid any cash dividends on its Common Stock. Under the Merger Agreement, PDK has agreed not to pay any dividends on the Common Stock prior to the completion of the Merger.

INFORMATION REGARDING PDK ACQUISITION,
AND THE MANAGEMENT GROUP

         PDK Acquisition is a recently incorporated New York corporation organized by the Management Group for the purpose of effecting the Merger. Their principal executive offices are located at 145 Ricefield Lane, Hauppauge, NY 11788. Their telephone number is (631)273-2630. Reginald Spinello, Karine Hollander and Raveendra Nandigam are the sole shareholders and directors of PDK Acquisition. Prior to the completion of the Merger, the Management Group will contribute all of the outstanding Common stock of PDK it holds to PDK Acquisition.

         Neither PDK Acquisition, nor the Management Group is required to file reports with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

         Neither PDK Acquisition, nor any executive officer, director or person controlling PDK Acquisition, or any of their or his or her respective affiliates has during the last five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.]

         All information contained in this proxy statement concerning the Management Group, PDK Acquisition is based upon statements and representations made by them or their representatives to us or our representatives.

                              INDEPENDENT AUDITORS

         The consolidated balance sheets as of November 30, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended November 30, 1999, included in our Annual Report on Form 10-K attached as Appendix D to this proxy statement have been audited by Holtz Rubenstein, independent auditors, as stated in their report. A representative of Holtz Rubenstein will be at the Special Meeting to answer appropriate questions from shareholders and will have the opportunity to make a statement if so desired.

                              SHAREHOLDER PROPOSALS

         Our annual meeting of shareholders is normally held in October of each year.

         If the proposal to approve the Merger is not approved at the Special Meeting, the annual meeting of shareholders will be held in October 2000. Proposals of shareholders intended to be presented at the annual meeting of shareholders must be submitted, by registered or certified mail, to the attention of the PDK's Secretary at our principal executive offices by _______, 2000 in order to be considered for inclusion in our proxy statement and form of proxy for the annual meeting. In addition, if a proposal is submitted after that date, proxies will have the authority to vote in their discretion on the proposal. If the Merger is completed, the annual meeting of shareholders may be scheduled for another date after the Effective Time.

                                  OTHER MATTERS

         We know of no other business to be presented at the Special Meeting. If other matters do properly come before the Special Meeting, or any adjournment or adjournments thereof, the individuals named in the proxy have the discretion to vote on these other matters according to their best judgment unless the authority to do so is withheld as marked by a shareholder on the proxy.

                                   APPENDIX A

--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                     Between

                              PDK ACQUISITION CORP.

                                       and

                                 PDK LABS, INC.

                                   Dated as of

                                 August 3, 2000


--------------------------------------------------------------------------------

            AGREEMENT AND PLAN OF MERGER, dated as of August 3 , 2000 (this "Agreement") between PDK Acquisition Corp., a New York corporation ("Purchaser"), and PDK Labs, Inc., a New York corporation (the "Company").

            WHEREAS, prior to organizing Purchaser, the shareholders of Purchaser (the "Continuing Shareholders") owned, in the aggregate, 672,500 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 0 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock," and together with the Common Stock, the "Shares"), of the Company, representing approximately 28.8% of the shares of Common Stock outstanding (excluding treasury stock) and the right to vote 33.0% of the shares of common stock outstanding (excluding treasury shares). As the Preferred Stock is convertible into Common Stock at a ratio of 0.3-1, the Continuing Shareholders owned, in the aggregate, 30.5% of the Shares of the Company on a fully diluted basis; and

            WHEREAS, the Continuing Shareholders have transferred all of their Shares to the Purchaser in exchange for all the issued and outstanding shares of capital stock of the Purchaser; and

            WHEREAS, it is proposed that the Continuing Shareholders, through their ownership of Purchaser, acquire the remaining issued and outstanding Shares; and

            WHEREAS, it is proposed that Purchaser be merged with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and in the certificate of merger (the "Certificate of Merger"), in substantially the form attached hereto as Exhibit A, and in accordance with New York Law (as hereafter defined); and

            WHEREAS, JW Genesis Capital Markets, Inc. ("Bank") has delivered to the Special Committee of Independent Directors (the "Special Committee") of the Board of Directors of the Company (the "Board"), for the Special Committee's consideration, its written opinion that, subject to the various assumptions and limitations set forth therein as of the date of such opinion, the cash consideration to be received in the Merger by the stockholders of the Company other than Purchaser or it affiliates is fair to such stockholders from a financial point of view; and

            WHEREAS, the Special Committee, at a meeting duly called and held on July 26, 2000, has (A) unanimously determined that (x) $5.00 is a fair price for a share of Common Stock and (y) $8.00 plus accrued and unpaid dividends thereon through the Effective Time is a fair price for a share of Preferred Stock, (B) determined that this Agreement and the transactions contemplated by this Agreement (the "Transactions") are fair to the stockholders of the Company (other than Purchaser and its affiliates), and (C) on the basis of the foregoing and the opinion of Bank, unanimously recommended that the Board approve and authorize the Merger and this Agreement; and

            WHEREAS, the Board, at a meeting duly called and held on August 3, 2000, has (A) approved and adopted this Agreement and the Transactions, including the Merger in accordance with the New York Business Corporations Law ("New York Law") and upon the terms and subject to the conditions set forth in this Agreement, and (B) resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with New York Law, at the Effective Time (as hereinafter defined) Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Notwithstanding anything to the contrary contained in this Section 1.01, Purchaser may elect instead, at any time prior to the fifth business day immediately preceding the date on which the Proxy Statement (as hereinafter defined) is mailed initially to the Company's stockholders, to merge the Company into Purchaser or another corporation controlled by, controlling or under common control with Purchaser. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and to provide, as the case may be, that Purchaser or such other corporation controlled by Purchaser shall be the Surviving Corporation.

         SECTION 1.02 Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article V, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger (in either case, the "Certificate of Merger") with the Secretary of State of the State of New York, in such form as is required by, and executed in accordance with the relevant provisions of, New York Law (the date and time of such filing being the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Morrison Cohen Singer & Weinstein, LLP, 750 Lexington Avenue, New York, New York, 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article V.

         SECTION 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of New York Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         SECTION 1.04 Certificate of Incorporation; By-laws. (a) Unless otherwise determined by Purchaser prior to the Effective Time, at the Effective Time the Certificate of Incorporation of the Company shall be amended and restated as set forth in Exhibit 1.04 hereto and such Certificate of Incorporation, as amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

            (b) Unless otherwise determined by Purchaser prior to the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

         SECTION 1.05 Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         SECTION 1.06 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

            (a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 1.06(c) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to $5.00 in cash (the "Common Stock Merger Consideration") payable, without interest, to the holder of such share of Common Stock, upon surrender, in the manner provided in Section 1.09, of the certificate that formerly evidenced such share of Common Stock;

            (b) Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.06(c) and any Dissenting Shares) shall be cancelled and shall be converted automatically into the right to receive an amount equal to $8.00 plus accrued and unpaid dividends thereon through the Effective Time, in cash (the "Preferred Stock Merger Consideration" and, together with the Common Stock Merger Consideration, the "Merger Consideration") payable, without interest, to the holder of such share of Preferred Stock upon surrender, in the manner provided in Section 1.09, of the certificate that formerly evidenced such share of Preferred Stock.

            (c) Each Share held in the treasury of the Company and each Share owned by Purchaser, any Affiliate of Purchaser or any direct or indirect subsidiary of the Company, immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

            (d) Each share of Common Stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

         SECTION 1.07 Stock Options. Each stock option (a "Company Stock Option") outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the PDK Labs, Inc. Non-Qualified Stock Option Plan, as amended (the "Company Stock Option Plan"), shall be canceled by the Company immediately prior to the Effective Time, and each holder of a canceled Company Stock Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Surviving Corporation in consideration for the cancellation of such Company Stock Option an amount (the "Option Spread") equal to the product of (i) the number of Shares previously subject to such Company Stock Option and (ii) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Company Stock Option. The Option Spread, after reduction for applicable tax withholding, if any, shall be paid in cash without interest.

         SECTION 1.08 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 623 of New York Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 623, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 623 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.09, of the certificate or certificates that formerly evidenced such Shares.

         SECTION 1.09 Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Sections 1.06(a) and (b). At the Effective Time, Purchaser shall cause to be deposited with the Paying Agent in immediately available funds the aggregate amount of the Merger Consideration. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital surplus and undivided profits aggregating in excess of $50 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

            (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive Common Stock Merger Consideration and/or Preferred Stock Merger Consideration pursuant to Section 1.06(a) or (b), as applicable, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Common Stock Merger Consideration and/or Preferred Stock Merger Consideration, as the case may be, for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Common Stock Merger Consideration or the Preferred Stock Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Common Stock Merger Consideration and/or Preferred Stock Merger Consideration, as the case may be, is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Common Stock Merger Consideration and/or Preferred Stock Merger Consideration, as the case may be, to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

            (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

            (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company hereby represents and warrants to Purchaser that:

         SECTION 2.01 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of New York and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. When used in connection with the Company, the term "Material Adverse Effect" means any change or effect that, when taken together with all other adverse changes and effects that are within the scope of the representations and warranties made by the Company in this Agreement and which are not individually or in the aggregate deemed to have a Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of the Company. Except as set forth on Schedule 2.01, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         SECTION 2.02 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of two-thirds of the then outstanding shares, and the filing and recordation of appropriate merger documents as required by New York
Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of the Company. The Board of Directors has approved the Merger and the Transactions in accordance with the provisions of Section 902 of the New York Law.

         SECTION 2.03 Capitalization. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 5,000,0000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). As of the date hereof, (i) 2,320,007 shares of Common Stock and 447,466 shares of Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 1,487,146 shares of Common Stock are held in the treasury of the Company and (iii) 0 shares of Preferred Stock were held in the treasury of the Company. Except as set forth in this Section 2.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

         SECTION 2.04 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

            (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, and filing and recordation of appropriate merger documents as required by New York Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of Merger, or otherwise prevent the Company from performing its obligation under this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                 Purchaser hereby represents and warrants to the Company that:

         SECTION 3.01 Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the business or operations of Purchaser.

         SECTION 3.02 Capitalization. As of the date hereof, 1,000 shares of Purchaser's Common Stock, par value $.01 per share, are issued and outstanding, all of which have been issued to the Continuing Shareholders in consideration of the respective transfer to Purchaser by each such Continuing Shareholder of all of his or her Shares.

         SECTION 3.03 Authority Relative to this Agreement. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by New York Law). This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

         SECTION 3.04 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Purchaser or by which any of its property or assets is bound or affected, or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any property or asset of Purchaser is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the business or operations of Purchaser.

            (b) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, and filing and recordation of appropriate merger documents as required by New York Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Purchaser from performing its obligations under this Agreement.

         SECTION 3.05 No Current Intent to Sell Business. Purchaser has no current intention to sell, transfer or otherwise dispose of the business of the Company or any material part thereof following the consummation of the Merger, but there can be no assurance that the Surviving Corporation will not determine to cause such a transfer in the future.

                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

         SECTION 4.01 Stockholders' Meeting. The Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable for the purpose of considering and approving this Agreement and the Merger (the "Special Meeting"). In connection with the Special Meeting, the Board shall recommend that the shareholders of the Company vote to approve this Agreement and the Merger unless the Special Committee has determined at any time prior to the Special Meeting in good faith, after consultation with and based upon the reasonably concluded advice of (i) Bank that this Agreement or the Merger is no longer in the best interest of the shareholders of the Company and (ii) counsel to the Special Committee that the modification or withdrawal of its recommendation is required to satisfy the fiduciary duties of the Board under applicable law.

         SECTION 4.02 Proxy Materials and Schedule 13E-3. (a) In connection with the Special Meeting, the Company shall prepare and file a preliminary proxy statement relating to the transactions contemplated by this Agreement and the Merger (the "Preliminary Proxy Statement") with the United States Securities and Exchange Commission (the "SEC") and shall use its reasonable best efforts to respond to the comments of the SEC and to cause a definitive proxy statement to be mailed to the Company's shareholders (the "Definitive Proxy Statement") all as soon as reasonably practicable; provided, that prior to the filing of each of the Preliminary Proxy Statement and the Definitive Proxy Statement, the Company shall consult with Purchaser with respect to such filings and shall afford Purchaser reasonable opportunity to comment thereon. Purchaser shall provide the Company with any information for inclusion in the Preliminary Proxy Statement and the Definitive Proxy Statement that may be required under applicable law and is reasonably requested by the Company.

            (b) The Company and Purchaser shall, and shall cause any other Person that may be deemed to be an affiliate of the Company to, prepare and file concurrently with the filing of the Preliminary Proxy Statement a Statement on
Schedule 13E-3 ("Schedule 13E-3") with the SEC. If at any time prior to the Special Meeting any event should occur that is required by applicable law to be set forth in an amendment of, or supplement to, the Schedule 13E-3, the Company and Purchaser shall, and shall cause such Person to, file such amendments or supplements.

         SECTION 4.03 Directors' and Officers' Indemnification and Insurance.
(a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of ten years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

            (b) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, for a period of ten years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received and (ii) the Company and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company nor the surviving Corporation shall be obligated pursuant to this Section 4.03(b) to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within such ten-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

            (c) The Surviving Corporation shall use its best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 4.03(c): (i) for period beginning at the Effective Time and ending three years thereafter, more than an amount per year equal to 300% of current annual premiums (the "Current Annual Premiums") paid by the Company for such insurance (which premiums the Company represents and warrants to be approximately $75,000 in the aggregate), and (ii) for the period beginning on the third anniversary of the Effective Time and ending three years thereafter, more than an amount per year equal to 200% of the Current Annual Premiums..

         SECTION 4.04 Financing. Purchaser shall use its reasonable best efforts to obtain the financing required to satisfy the condition to closing set forth in Section 5.02(d). The Company shall cooperate with, and use its reasonable best efforts to assist, Purchaser in obtaining such financing. Purchaser shall keep the Company reasonably informed of the status of its efforts to obtain such financing and shall promptly deliver to the Company any fully executed commitment letters entered into by Purchaser for such financing.

         SECTION 4.05 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits (including, without limitation, Environmental Permits), consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

         SECTION 4.06 New York Real Property Transfer Taxes. Either Purchaser or the Surviving Corporation shall pay the New York State Tax on real estate transfers and the New York City Real Property Transfer Tax and any similar tax in any other jurisdiction, if any (and any penalties or interest with respect to such taxes), payable in connection with the Merger or the acquisition of a controlling interest in the Company by Purchaser, and shall indemnify and hold harmless the stockholders of the Company from and against any liability with respect to such taxes (including any penalties, interest and professional fees). The Company and Purchaser shall cooperate in the preparation and filing of any required returns with respect to such taxes (including returns on behalf of the stockholders of the Company).

         SECTION 4.07 NASDAQ Listing. Until the Effective Time, the Company shall use all commercially reasonable efforts to maintain the listing of the Common Stock on the NASDAQ system; maintain the registration of such securities under the Securities Exchange Act of 1934, as amended; and comply with the rules and regulations of the SEC.

         SECTION 4.08 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the Effective Time or earlier termination of this Agreement as provided herein, unless Purchaser shall otherwise agree in writing and except as contemplated by this Agreement:

            (a) The Company shall, and shall cause each of its subsidiaries to, act and carry on its respective business in the ordinary course of business substantially consistent with past practice and use its respective reasonable best efforts to preserve substantially intact its current material business organizations, keep available the services of its current officers and employees (except for terminations of employees in the ordinary course of business) and preserve its material relationships with others having significant business dealings with it;

            (b) The Company shall not (i) amend its certificate of incorporation or bylaws, or (ii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of any of its shares of capital stock;

            (c) Neither the Company nor any of its subsidiaries shall (i) issue, grant, sell, pledge or transfer or agree or propose to issue, grant, sell, pledge or transfer any shares of capital stock, stock options, warrants, securities or rights of any kind or rights to acquire any such shares, securities or rights of the Company, any of its subsidiaries or any successor thereto, or (ii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing; and

            (d) Neither the Company nor any of its subsidiaries shall split, combine or reclassify any capital stock of the Company or any subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or substitution for shares of capital stock of the Company or any subsidiary.

         SECTION 4.09 Notification of Certain Matters. Each of the parties hereto shall, promptly upon obtaining knowledge of any of the following occurring subsequent to the date of this Agreement and prior to the Effective Time, notify all other parties to this Agreement of: (a) any material claims, actions, proceedings, tax audits or investigations commenced or, to its knowledge, threatened in writing, involving or affecting such party or any of its subsidiaries or any of their properties or assets, that if adversely resolved could have a Material Adverse Effect on such party or could prevent, hinder or materially delay the ability of such party to consummate the Merger or the transactions contemplated by this Agreement, (b) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries, under any agreement, lease, indenture or instrument to which such party or any of its subsidiaries is a party or is subject where such a default could have a Material Adverse Effect on such party, or (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. As used in this Section 4.09, with respect to the Company, the term "Material Adverse Effect" shall have the meaning given to it in Section 2.01, and, with respect to Purchaser, the term "Material Adverse Effect" shall mean any effect that is materially adverse to the business, assets, prospects, operations, properties, financial condition or results of operations of Purchaser and its subsidiaries taken as a whole.

         SECTION 4.10 Access to The Company's Books and Records. Upon reasonable notice, the Company shall afford Purchaser and its representatives and representatives of all prospective sources of Financing reasonable access during normal business hours to the properties, books, records and personnel of The Company and its subsidiaries and such additional information concerning the business and properties of The Company and its subsidiaries as Purchaser and its representatives may reasonably request.

         SECTION 4.11 Acquisition Proposals. Any offer or proposal by any Person or group concerning any tender or exchange offer, proposal for a merger, share exchange, recapitalization, consolidation or other business combination involving the Company or any of its subsidiaries or divisions, or any proposal or offer to acquire in any manner, directly or indirectly, a significant equity interest in, or a substantial portion of the assets of, the Company or any of its subsidiaries, other than pursuant to the transactions contemplated by this Agreement, is hereby defined as an "Acquisition Proposal". The Company shall not, nor shall it permit any of its officers, directors, affiliates, representatives or agents to, directly or indirectly, (a) take any action to solicit, initiate or encourage any Acquisition Proposal, or (b) participate in any discussions or negotiations with or encourage any effort or attempt by any other Person or take any other action to facilitate an Acquisition Proposal. From and after the date hereof, the Company, its subsidiaries and all officers, directors, employees of, and all investment bankers, attorneys and other advisors and representatives of, the Company and its subsidiaries shall cease doing any of the foregoing. Notwithstanding the foregoing, the Company or any such Persons may, directly or indirectly, subject to a confidentiality agreement containing customary terms, furnish to any party information and access in response to a request for information or access made incident to an Acquisition Proposal made after the date hereof and may participate in discussions and negotiate with such party concerning any written Acquisition Proposal made after the date hereof (provided that neither the Company nor any such Person, after the date hereof, solicited, initiated or encouraged such Acquisition Proposal), if the Committee shall have determined in good faith based upon the reasonably concluded advice of (i) Bank that such Acquisition Proposal is reasonably likely to lead to a transaction that is materially more favorable to the Company's stockholders and (ii) counsel to the Special Committee that the taking of such action is necessary to discharge the Company's board of directors' fiduciary duties under applicable law. During the term of this Agreement, the board of directors of the Company shall notify Purchaser immediately if any Acquisition Proposal is made and shall in such notice indicate in reasonable detail the identity of the offeror and the terms and conditions of such Acquisition Proposal and shall keep Purchaser promptly advised of all material developments that could culminate in the board of directors withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by this Agreement. During the term of this Agreement, the Company shall not waive or modify any provisions contained in any confidentiality agreement entered into relating to a possible acquisition (whether by merger, stock purchase, asset purchase or otherwise) or recapitalization of the Company unless the Committee shall have determined in good faith based on reasonably concluded advice of counsel to the Special Committee that the taking of such action is necessary to discharge the Company's board of directors' fiduciary duties under applicable law. Notwithstanding the foregoing, the Company may make the disclosure contemplated by Rule 14e-2(a) under the Exchange Act to the extent that such disclosure is required to be taken and made by such Rule; provided, that the Company may only recommend a tender offer giving rise to such obligation as contemplated by such Rule if the Committee has made the good faith determination described in the third preceding sentence.

                                   ARTICLE V

                            CONDITIONS TO THE MERGER

         SECTION 5.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) Stockholder Approval. This Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by New York Law and the Certificate of Incorporation of the Company;

            (b) No Order. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the Merger unlawful or preventing, prohibiting consummation of the Transactions or, with respect to any litigation in connection with the Merger, result in an award of damages that could have a Material Adverse Effect; and

            (c) Fairness Opinion. The Fairness Opinion of Bank referenced in the recitals to this Agreement shall not have been withdrawn at or prior to the Effective Time.

         SECTION 5.02 Conditions to Obligations of Purchaser to Effect the Merger. The obligations of Purchaser to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived by Purchaser:

            (a) The representations and warranties of the Company set forth in
Article II hereof shall be true and correct in all material respects (except that any such representation and warranty that is qualified as to materiality by reference to "Material Adverse Effect" or any similar term shall be true and correct) as of the date of this Agreement and as of the Effective Time as though all of such representations were made on and as of the Effective Time by the Company, and Purchaser shall have received a certificate of the Company signed by the Chief Financial Officer or a Vice President of the Company to that effect, provided that such signatory or signatories shall not have any personal liability in connection therewith;

            (b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time and Purchaser shall have received a certificate of the Company signed by the Chief Financial Officer or a Vice President of the Company to that effect, provided that such signatory or signatories shall not have any personal liability in connection therewith;

            (c) No change, condition, event or development shall have occurred that has a Material Adverse Effect; and

            (d) Purchaser shall have obtained financing of at least $10 million to enable it to pay the aggregate Merger Consideration to be paid by it pursuant hereto and to pay fees and expenses of the Merger, including, without limitation, fees and expenses incurred or to be incurred in connection with the financing on terms reasonably acceptable to Purchaser.

                                   ARTICLE VI

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 6.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

            (a) By mutual written consent duly authorized by the Board of Directors of Purchaser and the Board of Directors of the Company; or

            (b) If any court of competent jurisdiction in the United States or other United States governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting or delaying the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however that each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; or

            (c) By Purchaser if the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of this Agreement, the Merger or any other Transaction or shall have recommended another merger, consolidation, business combination with, or acquisition of, the Company or its assets or a tender offer for Shares, or shall have resolved to do any of the foregoing;

            (d) By the Company, upon approval of the Board, if the Board shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of this Agreement, the Merger or any other Transaction or shall have recommended another merger, consolidation, business combination with, or acquisition of, the Company or its assets or a tender offer for Shares, or shall have resolved to do any of the foregoing;

            (e) By Purchaser (i) in the event the Company has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Purchaser has notified the Company of the breach and such breach cannot be or has not been cured within 15 days after the giving of such notice, or (ii) if the Closing shall not have occurred on or before December 31, 2000 and any condition precedent in Article V hereof shall not have been met or fulfilled (unless the failure results primarily from Purchaser breaching any representation, warranty or covenant contained in this Agreement);

            (f) By the Company (i) in the event Purchaser has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified Purchaser of the breach and such breach cannot be or has not been cured within 15 days after the giving of such notice, or (ii) if the Closing shall not have occurred on or before December 31, 2000 and any condition precedent in Article V hereof shall not have been met or fulfilled (unless the failure results primarily from the Company breaching any representation, warranty, or covenant contained in this Agreement); or

            (g) By the Company or Purchaser if upon a vote at the Special Meeting, any approval of the shareholders of the Company necessary to consummate the Merger and the transactions contemplated hereby shall not have been obtained.

         SECTION 6.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (i) as set forth in Sections 6.03 and 7.01 and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

         SECTION 6.03 Fees and Expenses. (a) If this Agreement is terminated pursuant to of Section 6.01 (c), (d) or (e)(i) and Purchaser is not in material breach of its material covenants and agreements contained in this Agreement or its representations and warranties contained in this Agreement, the Company shall reimburse Purchaser (and its stockholders and Affiliates) not later than one business day after submission of statements therefor for all out-of-pocket expenses and fees up to $1 million in the aggregate (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for the Transactions or structuring the Transactions and all fees of counsel, accountants, experts and consultants to Purchaser and its respective stockholders and Affiliates, and all printing and advertising expenses) actually incurred or accrued by it or on its behalf in connection with the Transactions, including, without limitation, the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Purchaser (or its stockholders or Affiliates) in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Transactions and any financing commitments or agreements relating thereto (all (the foregoing being referred to herein collectively as the "Expenses").

            (b) If this Agreement is terminated pursuant to of Section 6.01(f)(ii), but only if such failure results solely from the failure of the condition precedent set forth in Section 5.02 (d), and if the Company is not in material breach of its material covenants and agreements contained in this Agreement or its representations and warranties contained in this Agreement, the Purchaser shall reimburse the Company, not later than one business day after submission of statements therefor, for all out-of-pocket expenses and fees up to $250,000 in the aggregate, actually incurred or accrued by the Company or on its behalf in connection with the Transactions.

            (c) Except as set forth in this Section 6.03, all cost Except as set forth in this Section 6.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

            (d) In the event that the Company shall fail to pay any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by Purchaser (and its stockholders and Affiliates) (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 6.03, together with interest on such unpaid Expenses, commencing on the date that such Expenses became due, at a rate equal to the rate of interest publicly announced by The Chase Manhattan Bank, from time to time, in the City of New York, as such bank's Base Rate plus 2%.

         SECTION 6.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of the Board of Directors of Purchaser and the Board of Directors of the Company at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the

Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 6.05 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if (a) it is the result of action taken by or on behalf of the Board of Directors of Purchaser, if Purchaser is the party granting the extension or waiver, or the Board of Directors of the Company, if the Company if the party granting the extension or waiver, and (b) it is set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 6.06 Special Committee. Any action permitted or required to be taken under this Agreement by the Board, including without limitation any termination of this Agreement pursuant to Section 6.01 hereof, any amendment of this Agreement pursuant to Section 6.04 or any waiver pursuant to Section 6.05, and any consent, approval or determination permitted or required to be made or given by the Company pursuant to this Agreement, shall be made, taken or given, as the case may be, only with the concurrence, or at the direction, of the Special Committee, as the Special Committee may determine, from time to time, in its sole discretion.

                                  ARTICLE VII

                               GENERAL PROVISIONS

         SECTION 7.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 6.01, as the case may be, except that the agreements set forth in Article I shall survive the Effective Time indefinitely and those set forth in Section 6.03 shall survive termination indefinitely.

         SECTION 7.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

                  if to Purchaser:

                           PDK Acquisition Corp.
                           145 Ricefield Lane
                           Hauppauge, New York 11788
                           Telecopier No: (631) 273-1582
                           Attention: Reginald Spinello
                           with a copy to:

                           Morrison Cohen Singer & Weinstein, LLP
                                                                 -
                           750 Lexington Avenue
                           New York, New York 10022
                           Telecopier No.: (212) 735-8708
                           Attention: Robert H. Cohen


                  if to the Company:

                           PDK Labs, Inc.
                           145 Ricefield Lane
                           Hauppauge, New York 11788
                           Telecopier No: (631) 273-1582
                           Attention: Corporate Secretary

                           with a copy to:

                           Berlack, Israels & Liberman LLP
                           120 West 45th Street
                           New York, New York 10036
                           Telecopier No.: (212)  704-0196
                           Attention: Steven F. Wasserman

         SECTION 7.03 Certain Definitions. For purposes of this Agreement, the term:

            (a) "Affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

            (b) "beneficially own" or any variation thereon with respect to a person holding Shares means that such person shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its Affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its Affiliates or associates or person with whom such person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

            (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;

            (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

            (e) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

            (f) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, or any other person means an Affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

         SECTION 7.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

         SECTION 7.05 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Purchaser may assign all or any of its rights and obligations hereunder to any Affiliate of Purchaser provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

         SECTION 7.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 7.07 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         SECTION 7.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in the City of New York.

         SECTION 7.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 7.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                 IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          PDK ACQUISITION CORP.
Attest:


                                          By: s/Reginald Spinello
------------------------------                ---------------------------------
                                               Title: President

                                          PDK LABS, INC.
Attest:
                                          By: s/Reginald Spinello
------------------------------                ---------------------------------
                                               Title: Chairman

                                   APPENDIX B

New York Business Corporation Law Section 623

623. Procedure to enforce shareholder's right to receive payment for shares

(a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

(b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

(c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

(d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

(e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph

(g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

(f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

(g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates [fig 1] for any such shares represented by certificates.

(h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

(1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

(2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

(3) All dissenting shareholders, excepting those who, as provided in paragraph
(g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

(4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

(5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

(6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

(7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay;
(B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

(8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates [fig 1] for any such shares represented by certificates. (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

(j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

(1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

(2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

(3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

(k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

(l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

(m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

                                   APPENDIX C

August 3, 2000

The Special Committee of the Board of Directors (the "Special Committee") PDK Labs, Inc.
145 Ricefield Lane
Hauppauge, NY 11788


Gentlemen:

         We understand that PDK Labs, Inc., a New York corporation, ("PDK" or the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement") by and between PDK and PDK Acquisition Corp., a special acquisition corporation formed by certain members of PDK's senior management team ("Newco"), pursuant to which Newco will merge with and into the Company and, upon the effectiveness of such merger, each issued and outstanding share of the Company's common stock (other than shares held by Newco) will be converted into the right to receive $5.00 in cash and each issued and outstanding share of the Company's preferred stock (other than shares held by Newco) will be converted into the right to receive $8.00 plus accrued dividends in cash (the "Transaction"). For the purposes of this letter, the Agreement will constitute only the draft delivered to us dated August 3, 2000, which draft the Special Committee's legal counsel has advised us will be furnished to PDK's Board of Directors for approval, and which included no schedules or exhibits. The terms of the Transaction are more fully described in the Agreement.

         You have requested our opinion as to whether or not the consideration to be received by the Company's shareholders other than Newco (the "Public Shareholders") in the Transaction pursuant to the Agreement (the
"Consideration") is fair, from a financial point of view, to the Public Shareholders as of the date hereof. In arriving at the opinion set forth herein, we have, among other things:

       a)     reviewed the financial terms of the Agreement;

       b) reviewed and analyzed certain business and financial information with respect to PDK, including financial forecasts, prepared by the Company (the Special Committee has advised us that it has no reason to believe that management has changed its position with respect to such information; additionally, management has advised us that it has not changed its position with respect to such information);

       c) held discussions with certain members of the management of the Company concerning its business, operations and prospects and visited the Company's facility;

       d) reviewed the Company's Annual Reports on Forms 10-K for the four fiscal years ended November 30, 1999 and the Company's Quarterly Report on Form 10-Q for the period ended May 31, 2000;

       e) reviewed the price and public trading history of the Company's common stock and preferred stock; and

       f) reviewed certain publicly available information provided to us by the Company regarding the industry in which the Company competes.

         In connection with our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available by the Company. We have neither attempted independently to verify nor have we assumed any responsibility for verification of such information. We have not made or obtained or assumed any responsibility for making or obtaining independent evaluations or appraisals of PDK or its assets or liabilities (contingent or otherwise), nor have we been furnished with any such evaluations or appraisals. With respect to the financial forecasts referred to above, we have assumed, upon the advice of the Company, that they have been reasonably prepared on bases reflecting the best available good faith estimate and judgment of the management of the Company as to the future financial performance of the Company, and that the Company will perform substantially in accordance with such forecasts. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. We have assumed that the Transaction will be consummated on the terms described in the Agreement without any waiver of or modification to any of the material terms and conditions relating to PDK.

         As part of our engagement, we were authorized to, and did, solicit third party indications of interest in acquiring all or part of PDK. We identified 47 potential financial and strategic (industry) acquirers (the "Acquirers") whom we contacted. To those who were interested, we sent a "no-names" two-page executive summary of the Company, its operations, its prospects and its finances. With one exception, all of the Acquirers advised us after reviewing such executive summary that they were not interested in proceeding with a further evaluation of the Company for the purpose of a transaction. The one party which expressed interest signed a confidentiality agreement and was informed of the Company's name. Upon its review of PDK's public filings, the party declined to proceed unless PDK's management requested such party's involvement, and PDK's management advised us that it would make no such request.

         Because we did not receive any indications of value from any of the Acquirers, we were not asked to consider, and our opinion does not address, the consideration the Company might receive from third party purchasers, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which PDK might engage. In certain cases, investment banks sometimes utilize two other analyses, a market multiples analysis, based upon comparable publicly-traded companies, and an acquisition multiples analysis, based upon acquisitions of comparable companies during recent years. We determined that these two other analyses were not feasible in this circumstance, because we were unable to identify any other publicly-traded company (or any company acquired during the past three years) subject to the high level of risk associated with the relative near-term possibility that the federal government could interrupt or end the Company's main business functions. Our conclusions are based solely on information available to us on or before the date hereof and reflect economic, market and other conditions as of such date.

         This opinion has been prepared solely for the benefit and use of the Special Committee and the Board of Directors in connection with its consideration of the Transaction. This opinion does not constitute a recommendation to any shareholder as to whether or not such investor should vote for or against the Transaction. We have acted as financial advisor to the Special Committee in connection with the Transaction and will receive a fee for our services that will be paid in part upon the delivery of this opinion, but which is not contingent upon the consummation of the Transaction. PDK has agreed to indemnify JWGenesis Capital Markets, Inc. for certain liabilities that may arise in connection with the rendering of this opinion.

         In rendering this opinion, we have not been engaged to act as an agent or fiduciary of the Company's shareholders or any other third party, and the Special Committee and the Board of Directors have expressly waived to the fullest extent permitted by law any duties or liabilities we may otherwise be deemed to have had in this regard.

         This opinion speaks as of its date only, and we have no obligation to update this opinion to take into account new facts and circumstances. This opinion is intended for distribution only to the Special Committee and the Board of Directors and may not be distributed or disclosed in whole or part to any other party without our express written consent, except as provided in the June 2, 2000 letter agreement between the undersigned and the Company.

         On the basis of, and subject to, the foregoing, it is our opinion as of the date hereof that the Consideration is fair, from a financial point of view, to the Public Shareholders.

Very truly yours,


s/


JWGenesis Capital Markets, Inc.

                                   APPENDIX D

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               REPORT ON FORM 10-K

      [X] Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      For the fiscal year ended November 30, 1999.

      [ ] Transition Report pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

         For the transition period from                to                 .
                                       ---------------    ----------------
Commission File No. 0-19121
                   --------
                                  PDK LABS INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            New York                                        11-2590436
---------------------------------              ---------------------------------
(State of or other jurisdiction                (IRS Employer Identification No.)
of incorporation or organization)

      145 Ricefield Lane
      Hauppauge, New York                                    11788
     ---------------------                                 ----------
     (Address of Principal                                 (Zip Code)
       Executive Offices)

Registrant's telephone number, including area code: (516) 273-2630

Securities registered pursuant to Section 12(b) of the Act: None.
                                                           -----

Securities registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.01 per share
                     --------------------------------------
                                (Title of Class)

         Series A Convertible Preferred Stock, par value $.01 per share
         --------------------------------------------------------------
                                (Title of Class)

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     Issuer's revenues for its most recent fiscal year were $54,706,000.

     The aggregate market value of the voting and non-voting stock held by non-affiliates of the Registrant, computed by reference to the closing price of such stock as of February 22, 2000, was approximately $6,485,000.

     Number of shares outstanding of the Registrant's common stock, as of February 22, 2000, was 3,807,153.

                   DOCUMENTS INCORPORATED BY REFERENCE: None.

                                     PART I

Item 1. BUSINESS

General

     PDK Labs Inc. ("PDK" or "Company") manufactures and distributes over-the-counter ("OTC") non-prescription pharmaceutical products and vitamins. The Company's line of products primarily consists of non-prescription pain relievers, decongestants, bronchodialators, and a broad range of vitamins and nutritional supplements. The Company markets its products through regional distributors, private label distribution and various licensing and supply agreements.

     The Company only sells OTC products which have been proven to be generally recognized to be safe and effective for the intended uses. Proposed rules by the Food and Drug Administration have established, after an expanded review of all OTC products, those products that will be generally recognized as safe and effective and non-misbranded. See "Business - Government Regulation."

     The Company's non-prescription pharmaceutical products contain active ingredients which are identical to those contained in non-prescription products sold under national and regional brand names, private label brands, local or regional products, and products sold by other national and regional direct mail marketers. For instance, the Company's acetaminophen products are similar to Tylenol(R); its antihistamine tablets are similar to Benadryl(R); and its decongestant products are similar to Actifed(R) and Sudafed(R).

     The Company also sells products through its majority owned public subsidiary, Futurebiotics, Inc. ("Futurebiotics"). Futurebiotics' product line consists of more than 150 items, including multi-vitamin/mineral formulas, green superfood powders, herbal/mineral tonics and herbal complexes and specific specialty supplements. Futurebiotics currently sells its products to health food distributors. In addition, Futurebiotics currently sells products in several international markets including South America, Central Europe, Hong Kong, Malaysia, Japan, and Scandinavia.

     On March 3, 1999, the Company and Futurebiotics entered into an asset purchase agreement with a third party to sell substantially all of Futurebiotics' assets. In July 1999, the third party exercised its option to terminate the agreement.

     The Company was incorporated under the laws of the State of New York on July 6, 1982.

     This Form 10-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Although such forward-looking statements have been based on reasonable assumptions, there is no assurance that the expected results will be achieved. Some of the factors that could cause actual results to differ materially include, but are not limited to: the effects of regulatory decisions; changes in law and other governmental actions and initiatives; uncertainties relating to global economic conditions; market acceptance of competing products; the availability and cost of raw materials, the Company's ability to successfully maintain or increase market share in its core business while expanding its product base into other markets; the strength of its distribution channels; and the Company's ability to manage fixed and variable expense growth relative to revenue growth.

Marketing

     The Company markets its products to customers through direct salespersons, manufacturers representatives, and various supply and licensing agreements. Private label sales accounted for 68% of the Company's total revenue for the fiscal year ended November 30, 1999. Sales under various supply and licensing agreements accounted for 68% of the Company's total revenue for the fiscal year ended November 30, 1999.

     The Company supplies a third party under an exclusive supply agreement with dietary supplements and a broad range of OTC non-prescription pharmaceutical products. This agreement expires in October 2000 and is automatically renewable for successive one (1) year terms.

     In addition, the Company has a second exclusive supply and licensing agreement with this same third party pursuant to which the Company granted an exclusive license to use the trademarks "Max Brand" and "Heads Up" brands of OTC pharmaceuticals and the exclusive right to distribute products bearing such names. This agreement has a five (5) year term which automatically renews for successive periods of one (1) year. In consideration for the license, the third party agreed to pay an annual license fee to the Company. The fee is payable at the option of the third party by either (i) issuance of the publicly traded common stock or restricted Series B Preferred Stock of the third party or (ii) the payment of cash. Sales to this customer approximated $36,580,000 for the fiscal year ended November 30, 1999.

     The Company markets its various OTC pharmaceuticals and vitamin products under various brand names to drug store chains, health food stores, health food store distributors, convenience stores, and other various retailers.

Manufacturing

     The Company's manufacturing facility is located in Hauppauge, New York. Approximately 85% of the sales volume of the Company's products are manufactured and/or packaged by the Company. The Company has the current capacity to manufacture 6 billion tablets and/or capsules annually. In addition, the Company can package 60 million bottles annually. The Company believes that the expanded capacity of its manufacturing facility is adequate to meet the requirements of its current and future business.

     The Company's manufacturing process is specifically designed to insure the strictest quality control. All raw materials used in production are initially held in quarantine. Prior to being placed into production, the manufacturers certificate of analysis is compared with an assay performed by the Company in its own in-house laboratory. The Company's FDA approved laboratory continues its testing to insure quality control throughout the manufacturing and packaging process.

     The manufacture of all of the Company's products is subject to current Good Manufacturing Practices prescribed by the FDA and by the Company's own quality control procedures. See "Business - Government Regulation" below. The Company uses tamper resistant caps on all of its OTC products with an inner seal that indicates whether the container has been opened prior to sale. In addition, the Company seal wraps each container for added protection.

     The Company's manufacturing facility contains equipment which in one operation can produce the tablets, package the products, and label the containers. The Company also has equipment for filling capsules and wrapping each container with heat sealed plastic wrap.

Material Suppliers

     Substantially all of the Company's products are manufactured from readily available raw material. In addition to manufacturing many of its own products, the Company purchases finished goods from suppliers in the United States. The Company believes that if any source of a product's ingredients becomes unavailable, alternative sources of supply are available at comparable prices and delivery schedules. In the event the Company were unable to find such alternate sources at a competitive price and on a timely basis for its principal products, the Company could be materially adversely affected. See "Government Regulation"

     The Company has a supply agreement with Superior Supplements, Inc., a Delaware corporation ("SSI"), pursuant to which the Company is obligated to purchase a minimum of $2,500,000 of certain products at specified prices annually. This supply agreement was renewed through May 2000. For the fiscal year ended November 30, 1999, the Company made purchases of approximately $4,512,000 pursuant to this agreement. See "Certain Relationships and Related Transactions."

     In addition, on November 30, 1997, the Company entered into a packaging agreement with SSI. SSI agreed to package Futurebiotics products for the Company for a fixed price based on component cost plus a direct labor charge per unit. The term of the agreement was for two (2) years and expired on November 30, 1999. See "Certain Relationships and Related Transactions."

     Raw materials are available from numerous sources. No supplier accounts for more than 10% of the Company's raw material purchases.

Product Liability

     The Company may potentially be exposed to product liability claims by consumers. Such claims arise as the result of, among other things, the misuse of a Company product or the tampering of a product. In the event of a successful suit against the Company, insufficiency of insurance coverage or inadequacy of indemnification, there could be a material adverse effect on the Company.

Competition

     The industry in which the Company is engaged is characterized by intense competition. The Company competes against established pharmaceutical and consumer product companies that currently market products which have identical active ingredients or are equivalent or functionally similar to or in competition with those the Company markets. Moreover, many of the Company's competitors and their products have national and regional name brand recognition. In addition, numerous companies are developing or may, in the future, engage in the development of products competitive with the Company's products. Examples of the many products which have achieved significant brand name recognition which are competitive with the Company's products include Tylenol(R), Advil(R) , Nuprin(R), Benadryl(R), Actifed(R), Sudafed(R), No-Doz(R), Vivarin(R), and Dexatrim(R). The Company believes it competes effectively against its competitors on the basis of price and service.

Trademarks

     The Company owns numerous trademarks that have been registered with the United States Patent and Trademark Office ("PTO"). To the Company's knowledge, the Company has the common law right to use such service marks on its products and in the marketing of its services. The Company has retained trademark counsel and presently intends to make appropriate filings and registrations and take all other actions necessary, to protect all of its intellectual property rights. The Company views its trademarks and other proprietary rights as valuable assets and believes they have significant value in the marketing of its products.

Government Regulation

     The processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the United States Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture and the Environmental Protection Agency ("EPA"). These activities may also be regulated by various agencies of the states and localities in which the Company's products are sold.

     In October 1994, the Dietary Supplement Health and Education Law was signed into law. This new law, which amends the Federal Food, Drug and Cosmetic Act, defines dietary supplements as a separate and distinct entity, and not as food additives. Vitamins, minerals, amino acids, herbs and other nutritional substances are included in the definition. It expressly provides for the use of third party scientific literature which shall not be regulated as labeling by the FDA, provided it is not false or misleading. On March 17, 1999, the FDA published final regulations which will require the re-labeling of the OTC drug products. The regulation, which became effective April 16, 1999, requires that companies begin phase-in of the new label format commencing May 2001. There is no reason to expect that compliance with this regulation will affect the Company any differently than any other industry member.

     Several of the raw materials used by the Company in its manufacturing process are categorized as List I Chemicals by the Chemical Diversion Act of 1988. As such, the importation of these chemicals requires the filing of importation documents with the Federal Drug Enforcement Agency. In addition, certain foreign countries require a "letter of non-objection" for the export of List I Chemicals. Without the letter of non-objection the Company is unable to import the List 1 Chemical.

     The FDA proposed regulations which remain pending but, if adopted, would remove ephedrine-containing over-the-counter drug products which are manufactured and sold by the Company from the over-the-counter market. During this past year several states have already taken action on an individual state by state basis, to restrict, in some fashion, the sale of ephedrine, pseudoephedrine, and/or phenylpropanolamine ("PPA") containing products.

     The Drug Enforcement Administration (the "DEA") has been given the statutory authority to regulate all ephedrine, pseudoephedrine, and PPA over-the-counter drug products. Previously, the restrictions were limited to certain ephedrine products. The restrictions on pseudoephedrine and PPA became effective in October 1997 and DEA registration requirements are now effective. Registration with the DEA is required for all companies engaged in the distribution of any products containing ephedrine, pseudoephedrine, or PPA. There are certain registration exemptions in place for retail stores. The Company has applied for its own registration with the DEA. That registration remains pending and the Company continues to operate under an exemption. The Company is not able to engage in any importation activities until such time as the DEA approves its registration. Should the DEA ultimately deny the Company's registration, it would no longer be permitted to manufacture and distribute these products, though it would have the option of seeking legal redress challenging the validity of any such action by the DEA. The Company's customers who have not applied for such registration or have been rejected, can no longer market the Company's products containing the three ingredients in question.

     The Company has been advised by the DEA that they are investigating the Company's pending registration. The investigation involves the Company's purchase and distribution of List 1 Chemicals. To date, the DEA has taken no formal action on the registration. If the DEA denies the Company's registration, the Company will have the right to appeal the decision administratively within the DEA and thereafter, if unsuccessful, in federal court. If the final determination is to deny the registration, then the Company would no longer be permitted to manufacture and distribute products that contain List 1 Chemicals. Sales of products containing List 1 Chemicals were approximately $29,731,000 representing 54% of net sales for the year ended November 30, 1999.

     Thus, the DEA, registration, identification, record keeping, and reporting requirements may adversely affect the Company's sales of these products.

Employees

     As of February 22, 2000, the Company employed 166 full-time persons. The Company has experienced no work stoppages and considers its employee relations to be satisfactory. The Company's employees are not represented by a labor union.

     In addition to other information in this Annual Report on Form 10-K the following important factors should be carefully considered in evaluating the Company and its business because such factors currently have a significant impact on the Company's business, prospects, financial condition and results of operations.

     Competition. Competition in the Company's marketplace is intense. The Company faces direct competition from a number of national and regional brands and private label non-prescriptive products. The Company competes against established pharmaceutical, consumer product and mail order companies which currently market products which are equivalent or functionally similar to those the Company markets and which have achieved broad product recognition. Competitive products which have achieved such recognition include such well-known brands as Tylenol(R), Benedryl(R), Actifed(R), Sudafed(R), Dexatrim(R), No~Doz(R), Vivarin(R), Advil(R), and Nuprin(R). Most of the Company's competitors possess substantially greater financial, technical and other resources than the Company. Moreover, these companies possess greater marketing capabilities than the Company, including the resources to implement extensive advertising campaigns. There can be no assurance that the Company will continue to compete successfully.

     Government Regulation. Manufacturers of pharmaceutical products are, generally, subject to extensive regulation by the Food and Drug Administration ("FDA") and various other federal and state governmental entities relating to nearly every aspect of the development, manufacture and commercialization of such products.

     Under the Federal Food, Drug and Cosmetic Act ("FDA Act"), an over-the-counter nonprescription pharmaceutical product may not be commercialized or otherwise distributed in the United States without the prior approval of the FDA upon submission of a new drug application or abbreviated new drug application, unless the combination of active ingredients of such products has been determined to be generally recognized as safe and effective for uses under the conditions prescribed, recommended or suggested in the labeling in accordance with final monograph rules promulgated by the FDA and the labeling is in compliance therewith. The Company only markets nonprescription products which are similar to national and regional brands and the active ingredients in which have been found to be generally recognized as safe and effective for the recommended uses by panels of medical experts appointed by the federal government in the course of its monograph rulemaking proceedings. The labeling of over-the-counter products as well as advertising relating to such products is also subject to the review of the Federal Trade Commission ("FTC"). The Company believes it is in full compliance with all FTC labeling and advertising requirements. However, the extent of potentially adverse or burdensome government regulations in the nonprescription product area which might arise in future legislation or administrative action cannot be predicted.

     Several of the raw materials used by the Company in its manufacturing process are categorized as List I Chemicals by the Chemical Diversion Act of 1988. As such, the importation of these chemicals requires the filing of importation documents with the Federal Drug Enforcement Agency. In addition, certain foreign countries require a "letter of non-objection" for the export of List I Chemicals. Without the letter of non-objection the Company is unable to import the List 1 Chemical.

     The FDA proposed regulations which remain pending but, if adopted, would remove ephedrine-containing over-the-counter drug products which are manufactured and sold by the Company from the over-the-counter market. During this past year several states have already taken action on an individual state by state basis, to restrict, in some fashion, the sale of ephedrine, pseudoephedrine, and/or phenylpropanolamine ("PPA") containing products.

     The Drug Enforcement Administration (the "DEA") has been given the statutory authority to regulate all ephedrine, pseudoephedrine, and PPA over-the-counter drug products. Previously, the restrictions were limited to certain ephedrine products. The restrictions on pseudoephedrine and PPA became effective in October 1997 and DEA registration requirements are now effective. Registration with the DEA is required for all companies engaged in the distribution of any products containing ephedrine, pseudoephedrine, or PPA. There are certain registration exemptions in place for retail stores. The Company has applied for its own registration with the DEA. That registration remains pending and the Company continues to operate under an exemption. The Company is not able to engage in any importation activities until such time as the DEA approves its registration Should the DEA ultimately deny the Company's registration, it would no longer be permitted to manufacture and distribute these products, though it would have the option of seeking legal redress challenging the validity of any such activity by the DEA. The Company's customers who have not applied for such registration or have been rejected, can no longer market the Company's products containing the three ingredients in question.

     Thus, the DEA, registration, identification, record keeping, and reporting requirements may adversely affect the Company's sales of these products.

     The Company has been advised by the DEA that they are investigating the Company's pending registration. The investigation involves the Company's purchase and distribution of List 1 chemicals. To date, the DEA has taken no formal action on the registration. If the DEA denies the Company's registration, the Company will have the right to appeal the decision administratively within the DEA and thereafter, if unsuccessful, in federal court. If the final determination is to deny the registration, then the Company would no longer be permitted to manufacture and distribute products that contain List 1 Chemicals.

     The issuance by any governmental body of materially adverse regulations in the nonprescription product area which prevented the Company from obtaining necessary regulatory approval, whether on a timely basis, by virtue of the costs of compliance or at all, could have a material adverse effect on the business and financial condition of the Company. In addition, the fact that the Company's products do not currently require pre-marketing FDA approval does not mean that any particular product, under certain circumstances, could not expose the Company to product liability or other claims.

     Product Liability. The Company faces inherent business risks of exposure to product liability claims in the event that, among other things, a product is illegally tampered with, misused or its use results in adverse effects. While the Company takes what it believes are appropriate precautions, including the use of tamper resistant caps and heat sealed plastic wrapping around the entire bottle of each of its over-the-counter and vitamin products and follows the Good Manufacturing Practices prescribed by the FDA, as well as its own in-house quality control procedures, there can be no assurance that it will avoid significant liability exposure. While the Company carries product liability insurance against this risk there can be no assurance that such coverage will always be available or available at a reasonable cost and, even if available, adequate to protect it against material adverse effects in the event of a successful product liability claim.

     Dependence on Certain Products. Although the Company distributes in excess of 100 products, approximately 54% of the Company's revenue in fiscal 1999 was from the sale of products containing List 1 Chemicals. The inability of the Company to sell such products, for any reason, would have a material adverse effect upon the business and financial condition of the Company.

     Raw Material Supplies. The Company currently purchases all of its raw materials and supplies in the United States and overseas. The Company has no long term supply agreements for its raw materials. The Company believes that alternate sources of supply are available for its raw material at comparable prices. However, in the event the Company was unable to rely on its current suppliers and could not arrange sources of supply at competitive prices and on a timely basis for its principal products, the Company could be materially adversely effected.

     No Cash Dividends. The Company has not paid any cash dividends on its common stock and, in view of its capital needs, does not presently plan to pay any cash dividends except in accordance with the terms of the Series A Preferred Stock.

     Dependence on Key Personnel. The Company is substantially dependent on the continued services of Reginald Spinello, the Company's Chief Executive Officer, and Michael Krasnoff, a consultant to the Company. The Company has entered into an employment agreement with Mr. Spinello and a consulting agreement with Mr. Krasnoff . Should either Mr. Spinello or Mr. Kransoff not be able to continue with the Company, its prospects would be adversely affected and, as a result, the loss of either Mr. Spinello or Mr. Kransoff would materially adversely affect the Company's operations. The Company currently does not maintain key personnel life insurance for any of its employees. See "Management."

Item 2. PROPERTIES.

     The Company leases a 44,000 square foot facility in Hauppauge, New York. This facility serves as the Company's corporate headquarters and manufacturing/production center. The annual rent is $286,000 and increases up to $315,000 in the final year. The current lease has three years remaining.

     In 1995, the Company leased a second property in Hauppauge, New York. This 30,000 square foot property serves as the Company's distribution center. This lease was for a term of five years with an annual rental of $172,500. The lease was terminated on January 15, 2000.

     In 1997, the Company leased another property in Hauppauge, New York. This 26,000 square foot property serves as an additional distribution facility for the Company. This lease is for a three (3) year term at an annual rental of $175,500.

Item 3. LEGAL PROCEEDINGS.

     Except as set forth below, management is not aware of any material legal proceedings pending against the Company.

     On July 29, 1996, the Company served a complaint (the "Complaint") against a former executive in a litigation entitled PDK Labs Inc. v Perry Krape in the Supreme Court of the State of New York, County of Suffolk. The Complaint alleges, in pertinent part, that the former executive breached his employment agreement with PDK by competing with PDK and soliciting PDK's customers in violation of the terms of the agreement. The Complaint further alleges that the executive has defaulted on payments due to PDK pursuant to a promissory note and that while serving as an officer of PDK made inappropriate investments for PDK's Profit Sharing Plan and Trusts. By virtue of the foregoing, PDK alleges that the executive has breached his Employment Agreement and the Amendment, engaged in unfair competition, breached the terms of a personal guarantee, defaulted upon the promissory note, converted funds belonging to PDK and breached his fiduciary duty to the Company.

     In his Answer and Counterclaim (the "Counterclaim"), the executive offers general denials of these allegations and interposes both personal counterclaims and derivative claims. The executive's personal Counterclaim asserts, in pertinent part, that the Company and certain officers and directors have breached their fiduciary duty to him and that the Restrictive Covenant and agreement is unenforceable and should be deemed a nullity. The derivative claims were dismissed by the court and the executive has appealed the dismissal. PDK and the directors deny that they engaged in any improper conduct which would support the executive's personal Counterclaim. Each intends to vigorously defend against such claims and PDK intends to proceed with its action against the executive.

     On February 22, 1999, Mr. Krape served a demand on the Company's board of directors, pursuant to Section 626 of the New York Business Corporation Law, to commence a shareholder's derivative action (the "Demand"). The Demand requests that the board of directors commence an action for fraud, breach of fiduciary duty and corporate waste against various individuals and entities including former and present officers and directors of the Company. After a detailed investigation conducted by special counsel, a disinterested subcommittee of the board of directors determined that the Company should not assert any of the listed claims.

Thereafter, Mr. Krape initiated a new derivative action entitled Perry Krape v. PDK Labs Inc., et. al., in the United States District Court for the Eastern District of New York. No relief is sought against the Company, as all claims are asserted on the Company's behalf. Nevertheless, the Company has concluded that the claims are without merit, and it will seek the dismissal of the lawsuit.

Item 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     (a) On October 29, 1999, the Company held its annual meeting of Shareholders.

     (b) At said meeting, the following five individuals were elected by the following vote to serve as directors until the next annual meeting of stockholders and until their successors are elected and qualified:

                                                   FOR                AGAINST
                                                ---------             -------
Reginald Spinello                               1,653,206             142,685
Karine Hollander                                1,653,006             142,885
Thomas Keith                                    1,653,056             142,835
Ira Helman                                      1,653,006             142,885
Lawrence D. Simon                               1,653,006             142,885

     (c) At said meeting 1,666,825 shares of Common Stock were voted in favor of and 118,706 shares of Common Stock were voted against and 10,260 shares of Common Stock voted to abstain to a proposal to ratify the appointment of Holtz Rubenstein & Co., LLP to serve as the independent certified public accountants for the 2000 fiscal year.

                                     PART II

Item 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     The Company's Common Stock and Preferred Stock is regularly quoted and traded on the NASDAQ system under the symbols PDKL and PDKLP, respectively.

     The Company acquired $4,941,000 worth of its own common stock in fiscal 1999, repurchasing 1,120,759 shares at an average price of $4.41. In addition, the Company repurchased 19,544 shares at an average price of $5.02 between December 1, 1999 and February 22, 2000. As of February 22, 2000, the Company had authorization to repurchase an additional $344,000 worth of its own common stock.

     The Company acquired $66,000 worth of its own preferred stock in fiscal 1999, repurchasing 13,100 shares at an average price of $5.04. In addition, the Company repurchased 1,000 shares at an average price of $6.10 between December 1, 1999 and February 15, 2000. As of February 22, 2000, the Company had authorization to repurchase an additional $261,000 worth of its own preferred stock.

     The following table indicates the high and low prices for the Company's Common Stock and Preferred Stock for the period up to December 31, 1999 based upon information supplied by the NASDAQ system. Prices represent quotations between dealers without adjustments for retail markups, markdowns or commissions, and may not represent actual transactions.

Common Stock

                                                      High              Low
                                                      ----              ---
           1997 Calendar Year
           ------------------
           First Quarter                              7                 4-7/8
           Second Quarter                             6-3/8             3-7/8
           Third Quarter                              5-1/2             4-3/8
           Fourth Quarter                             7                 4-5/8

           1998 Calendar Year
           ------------------
           First Quarter                              8-13/16           5-1/2
           Second Quarter                             6-3/8             3-1/4

           Third Quarter                              5-3/8             3-1/8
           Fourth Quarter                             4-1/8             2-15/16

           1999 Calendar Year
           ------------------
           First Quarter                              5                 3
           Second Quarter                             4                 3
           Third Quarter                              4-3/4             2-1/2
           Fourth Quarter                             5-3/16            3-7/8


Preferred Stock

                                                      High              Low
                                                      ----              ---
           1997 Calendar Year
           ------------------
           First Quarter                              6-5/8             5
           Second Quarter                             6-1/2             4
           Third Quarter                              8                 5-1/4
           Fourth Quarter                             7-1/2             6-3/4

           1998 Calendar Year
           ------------------
           First Quarter                              7-7/8             7-1/2
           Second Quarter                             6-3/8             3-1/2
           Third Quarter                              5-1/8             3-1/2
           Fourth Quarter                             5-1/4             3-5/8


           1999 Calendar Year
           ------------------
           First Quarter                              5-7/8             4-3/8

           Second Quarter                             6                 3-5/8
           Third Quarter                              5-1/2             3-3/4
           Fourth Quarter                             6                 4-3/4

     On February 22, 2000, the closing price of the Common Stock as reported on the NASDAQ System was $3.94. On February 22, 2000, the closing price of the Preferred Stock reported on the NASDAQ System was $6.06. On February 22, 2000, there were 986 holders of record of Common Stock.

     On April 15, 1999, the Company paid a $.25 per share of Preferred Stock dividend to holders of record on April 12, 1999 payable in cash. On October 15, 1999, the Company paid a $.24 per share of Preferred Stock dividend to holders of record on October 12, 1999 payable in cash.

Item 6.  SELECTED FINANCIAL DATA.

SUMMARY BALANCE SHEET DATA
     (in thousands)


                                                                                      November 30,
                                                          1999            1998             1997            1996            1995
                                                          ----            ----             ----            ----            ----
Total Assets                                           $36,700         $46,473          $54,221         $53,255         $41,943
Long-Term Obligations, net of current                    1,967           4,342           15,434          13,603           8,251
portion
Stockholders' Equity                                    27,772          29,504           28,305          26,661          24,437



SUMMARY INCOME STATEMENT DATA
(in thousands, except share and per share data)


                                                                                Years Ended November 30,
                                                          1999            1998             1997            1996            1995
                                                          ----            ----             ----            ----            ----
Revenues                                               $54,706         $57,599          $51,352         $46,563         $31,904
Operating Income                                         3,778           2,916            2,682           2,356           1,681
Net Earnings (Loss)                                      2,137             777            1,559           1,613           (180)

Net Earnings (Loss) per Common Share:
     Basic                                               $0.66           $0.16            $0.41           $0.48         ($0.24)
     Diluted                                             $0.66           $0.16            $0.39           $0.46         ($0.24)

Weighted Average Number of Common
Shares Outstanding:
     Basic                                           2,881,979       3,327,050        3,095,660       3,156,276       2,559,232
     Diluted                                         2,881,979       3,409,109        3,228,333       3,265,393       2,559,232


Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Results of Operations


Fiscal Year 1999 compared to Fiscal Year 1998

     Net sales for the fiscal year 1999 were approximately $54,706,000 as compared to net sales in 1998 of $57,599,000. The decrease in sales is principally attributable to a decrease in sales by the Futurebiotics segment. Gross profit amounted to $15,904,000 (29% of sales) in 1999 as compared to $21,171,000 (37% of sales) in 1998. The decrease in gross profit is attributable to (i) a change in the mix of sales, (ii) the company maintaining competitive pricing and (iii) increased costs related to compliance with new government regulations such as the requirement of new label formats on OTC drug products.

     Selling, general and administrative expenses were $12,126,000 in 1999 and $18,255,000 in 1998. As a percentage of sales, selling, general and administrative expenses were 22% in 1999 and 32% in 1998. The decrease is primarily attributable to a decrease in royalty expense. The Company terminated its supply agreement with a non-affiliated customer on March 30, 1998. Royalty expense related to this agreement was $0 and $3,927,000 for 1999 and 1998, respectively.

     On March 3, 1999, the Company and Futurebiotics entered into an asset purchase agreement with a third party to sell substantially all of Futurebiotics assets. In July 1999, the third party exercised its option to terminate the agreement. Management is no longer pursuing the sale of these assets. Accordingly, the operating results of Futurebiotics' operations have been included in the Company's consolidated financial statements for the years ended 1999, 1998 and 1997.

     The Company has a supply agreement with Compare Generiks, Inc, ("CGI"). Under the agreement which expires in 2001, the Company provides CGI certain products at prices based upon the Company's material cost plus a specified mark-up.

     The Company has a second five year supply agreement with CGI covering the purchases of products in the "Max Brand" and "Heads Up" product ranges. In consideration for this agreement, CGI agreed to pay the Company an annual license fee of $500,000, payable at the option of CGI, either in cash or in shares of CGI common stock or Series B preferred stock. Total sales to CGI approximated $36,580,000 and $22,125,000 for 1999 and 1998, respectively.

     The Company is operating under a supply agreement with Superior Supplements, Inc. ("Superior"), which provides for the Company to purchase certain products at specified prices. In the event that PDK purchases less than $2,500,000 of product per annum, Superior will be entitled to up to $100,000 on a pro-rata basis, as liquidated damages. As of November 30, 1999, the Company exceeded its minimum purchase requirement.

     The Company also operated under a packaging agreement with Superior, which provides for Superior to package Futurebiotics products for the Company for a fixed price based on component costs plus a labor charge per unit. The agreement expired on November 30, 1999.

     Additionally, Superior is also obligated to PDK under a management agreement which provides for PDK to provide Superior with certain management services in consideration for a management fee of $10,000 per month.

     Interest expense, net of interest income, was approximately $353,000 in 1999, as compared to $933,000 in 1998. The decrease is attributable to the Company's repayment of debt.

     The provision for income taxes reflects an effective tax rate of 60% in 1999 and 82% in 1998. The rates reflect the Company's inability to utilize certain tax benefits generated by its subsidiary.

     The Company has satisfactorily implemented a plan to ensure that its systems are compliant with the requirements to process transactions in the Year 2000. To date, the Company has not experienced any adverse effects related to the Year 2000.


Results of Operations

Fiscal Year 1998 compared to Fiscal Year 1997

     Net sales for fiscal year 1998 were approximately $57,599,000 as compared to net sales in 1997 of $51,352,000. The increase in sales is primarily attributable to increased volume in private label sales and the introduction of new products. Gross profit amounted to $21,171,000 (37% of sales) in 1998 as compared to $25,510,000 (50% of sales). The decrease in gross profit is principally attributable to a change in the mix of sales resulting from the Company operating under an Exclusive Supply Agreement with a non-affiliated customer in 1997 which was terminated by the Company on March 30, 1998. In addition, private label sales increased 96% and bulk tablet sales increased 115% for the fiscal year ended 1998 as compared to fiscal year ended 1997.

     Selling, general and administrative expenses were $18,255,000 in 1998 and $22,828,000 in 1997. As a percentage of sales, selling, general and administrative expenses were 32% in 1998 and 44% in 1997. The decrease is attributable to a decrease in Futurebiotics selling expenses and a decrease in royalty expenses. Royalty expenses approximated $3,927,000 in 1998 and $7,426,000 in 1997. The decrease in royalty expense is attributable to the Company terminating its supply agreement with a non-affiliated customer on March 30, 1998.

     Total sales to CGI under various supply agreements approximated $22,125,000 and $5,485,000 for 1998 and 1997, respectively.

     Interest expenses, net of interest income, was approximately $933,000 in 1998, as compared to $905,000 in 1997. The increase is principally attributable to the Company maintaining lower investment balances.

     The provision for income taxes reflects an effective tax rate of 82% in 1998 and 37% in 1997. The 1998 rate reflects the Company's inability to utilize certain tax benefits generated by its subsidiary and the effect of certain permanent differences.

     Management believes that inflation did not have a material effect on operations or financial condition in 1998, 1997 or 1996. Management also believes that its business is not seasonal; however, significant promotional activities can have a direct impact on sales volume in any given quarter.

Liquidity and Capital Resources

     The Company had working capital of approximately $24,376,000 and $28,561,000 at November 30, 1999 and 1998, respectively.

     The Company's statement of cash flows reflects cash provided by operating activities of approximately $12,195,000 which reflects net earnings of $2,137,000, decreases in operating assets such as inventories ($11,025,000), due from supplier ($773,000), prepaid expenses and other current assets ($470,000), and other assets ($541,000), offset by increases in accounts receivable ($3,096,000), decreases in accounts payable ($919,000), and decreases in royalties payable ($1,350,000). Cash flows from operations also reflect non-cash items including an adjustment for depreciation and amortization ($3,310,000), a realized loss on investment ($104,000), an adjustment for minority interest in loss of subsidiary ($811,000), securities received to satisfy receivable ($500,000) and an adjustment for deferred income tax provision ($163,000).

     Net cash used in investing activities approximated $309,000 attributable to the purchase of property, plant and equipment.

     The statement also reflects cash used in financing activities of approximately $9,869,000 representing loan repayments net of borrowings ($3,653,000), payment of dividends ($227,000) and the purchase of treasury stock ($5,989,000).

     The Company reacquired $4,941,000 of its common stock during fiscal 1999, repurchasing 1,120,759 shares at an average price of $4.41. During 1999, the Company's Board of Directors authorized the Company to repurchase up to an additional $4,000,000 worth of it own common stock, par value $.01 in the public market. The Company's management has been afforded the discretion to purchase the shares at such times, and at such prices, as management believes appropriate. As of November 30, 1999, the Company had authorization to repurchase an additional $442,000 worth of its own common stock.

     The Company also reacquired $66,000 of its preferred stock during fiscal 1999, repurchasing 13,100 shares at an average price of $5.04. As of November 30, 1999, the Company had authorization to repurchase an additional $267,000 worth of its own preferred stock.

     On July 21, 1999, the Company and its subsidiary terminated the revolving credit and term loan facilities with its bank.

     The Company entered into a term loan agreement with a financing company which is payable in 48 installments of $68,000 including interest. Payments commenced on August 1, 1999 and will continue through July 1, 2003. The term loan is collateralized by the Company's machinery and equipment.

     The Company expects to meet its cash requirements from operations and current cash reserves.

Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     See financial statements following Item 14 of this Annual Report on Form 10-K.

Item 9. CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

        None.

                                    PART III

Item 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT OF THE REGISTRANT.

     The following persons are the current executive officers and directors.

Name                           Age                    Position
----                           ---                    --------
Reginald Spinello              47         Chairman of the Board, Chief Executive
                                          Officer and President

Karine Hollander               33         Chief Financial Officer, Secretary and
                                          Director

Thomas A. Keith                40         Director

Ira Helman                     67         Director

Lawrence D. Simon              33         Director

     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the Board of Directors and, subject to existing employment agreements, serve at the discretion of the Board.

     Outside directors shall receive Ten Thousand Dollars ($10,000) per year as compensation for their services. Directors who are also officers of the Company do not receive any compensation for serving on the Board of Directors. All Directors are reimbursed by the Company for any expenses incurred in attending Director's meetings.

Background of Executive Officers and Directors

     Reginald Spinello has been the Chairman of the Board, Chief Executive Officer and President since August 21, 1998 and a Director of the Company since August 1997. Mr. Spinello was the Company's Executive Vice President since September 1993. Mr. Spinello is also the President and a director of the Company's subsidiary Futurebiotics, Inc. In addition, he has been a Director of Superior Supplements, Inc. since May 1, 1996. Superior Supplements, Inc. ("SSI") is a developer, manufacturer and marketer of dietary supplements in bulk tablet, capsule and powder form. Prior to joining PDK Labs Inc., Mr. Spinello was President and Founder of Internal Reinforcements from 1985 to 1991, a specialty distributor and marketer of natural vitamins and supplements. Mr. Spinello graduated from Bryant College with a B.S. Degree in Business Administration. Additionally, he has studied in the field of nutrition and is a non-practicing nutrition consultant.

     Karine Hollander has been the Chief Financial Officer of the Company and Futurebiotics, Inc. since March 3, 1997. In addition, she has been a Director of the Company since March 11, 1998. She had been the Comptroller of PDK Labs Inc. since September 1994. From 1989 until joining the Company, Ms. Hollander was employed by the accounting firm of Holtz Rubenstein & Co., LLP. Ms. Hollander received a B.A. degree in Accounting from Dowling College.

     Thomas A. Keith has been a Director of the Company since March 11, 1998, and he has been a Director of Futurebiotics, Inc. since December 2, 1998. In addition, he has been a Director of Compare Generiks, Inc. since May 21, 1997 and the President of Compare Generiks, Inc. since October 31, 1995. Prior to joining Compare Generiks, Inc., from December 1990 to October 1995, Mr. Keith was Vice President of Sales & Marketing of the Company. Compare Generiks, Inc. ("CGI") is a distributor, marketer and vendor of dietary supplements and over-the-counter non-prescription pharmaceuticals.

     Lawrence D. Simon has been a Director of the Company since March 11, 1998. In addition, he has been the President, Chairman, Chief Financial Officer and a Director of SSI since May 1, 1996. Mr. Simon is also a Director of Futurebiotics, Inc. He was the National Sales Director for Futurebiotics, Inc. from October 1, 1995, until his resignation on April 30, 1996. Prior to joining Futurebiotics, Inc., Mr. Simon was Regional Sales Manager for the Company (from April 10, 1992 to September 30, 1995). Prior to PDK Labs Inc., Mr. Simon was President of LDS Products Inc. (from March 1990 to March of 1991). LDS Products Inc., is a brokerage corporation specializing in sales to wholesale companies in Eastern Europe. Prior to LDS Products Inc., Mr. Simon was an Auditor with Coopers & Lybrand LLP (from December 1988 to March 1990). He is a graduate of Cleveland State University with a Bachelors Degree in Business Administration.

     Ira Helman has served as a Director of the Company since August 1989. For the past 30 years, Mr. Helman has been an independent investor and financial consultant as well as a breeder and owner of harness horses. Mr. Helman received his B.A. degree from Princeton University and his law degree from Brooklyn Law School.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely upon its review of the copies of such reports furnished to the Company during the year ended November 30, 1997, all Section 16(a) filing requirements applicable to its officers and directors and greater than ten percent beneficial owners were satisfied except that a report required to be filed upon the appointment of Karine Hollander as Chief Financial Officer was inadvertently filed after the due date.

Item 11.  EXECUTIVE COMPENSATION


                           SUMMARY COMPENSATION TABLE


                                                                                        Long Term Compensation
                                                                                     ------------------------------
                                                 Annual Compensation                   Awards           Payouts
                                       ------------------------------------------    ---------     ----------------
   (a)                          (b)       (c)            (d)             (e)           (f)           (g)       (h)           (i)
                                                                                    Restricted
                                                                         Other         Stock                  LTIP           All
                                                                         Annual       Awards      Options/  Payouts         Other
Name and Principal Position    Year    Salary($)       Bonus($)     Compensation($)   SARs(#)        ($)      ($)       Compensation
---------------------------    ----    ---------       -------     ---------------- ----------    --------   -----      ------------
Reginald Spinello, CEO         1999     $818,000(1)    $300,000       $    -0-      $    -0-        -0-      $ -0-       $    -0-
                               1998     $375,000(2)    $300,000       $421,000(3)   $595,000(4)     -0-      $ -0-       $    -0-
                               1997     $250,000       $200,000       $    -0-      $    -0-        -0-      $ -0-       $    -0-


Karine Hollander, CFO          1999     $198,000(5)    $112,000       $    -0-      $    -0-        -0-      $ -0-       $    -0-
                               1998     $160,000       $ 75,000       $160,000(3)   $    -0-        -0-      $ -0-       $    -0-
                               1997     $110,000       $ 60,000       $    -0-      $    -0-        -0-      $ -0-       $    -0-

Michael Krasnoff, former CEO
                               1998     $400,000       $400,000       $270,000(3)   $318,750(6)     -0-      $ -0-       $204,500(7)
                               1997     $400,000       $300,000       $    -0-      $    -0-        -0-      $ -0-       $    -0-


----------------
(1) Represents salary of $488,000 paid by the Company and $330,000 paid by its subsidiary.
(2) Represents salary of $325,000 paid by the Company and $50,000 paid by its subsidiary.
(3)   Represents reimbursements to pay taxes resulting from stock grants.
(4) Represents issuance of 280,000 shares in accordance with August 1998 employment agreement. Shares were valued at $2.125 per share.
(5) Represents salary of $160,000 paid by the Company and $38,000 paid by its subsidiary.
(6) Represents issuance of 150,000 shares in accordance with August 1998 consulting agreement. Shares were valued at $2.125 per share.
(7) Represents consulting fees paid in accordance with August 1998 agreement and accrued vacation and sick pay in accordance with October 1995 Employment Agreement.

Employment Agreements

     The Company has an employment agreement with Reginald Spinello, the Company's Chief Executive Officer and President, which provides for a minimum salary of $350,000 per year (the "Spinello Agreement"). Mr. Spinello was issued 280,000 shares of Common Stock pursuant to the Spinello Agreement.

     On March 3, 1997, the Company's employment agreement with Karine
Hollander, was amended to appoint her as the Company's Chief Financial Officer at a minimum salary of $110,000 per year (the "Hollander Agreement"). In October 1995, Ms. Hollander was issued 50,000 shares of Common Stock pursuant to the Hollander Agreement. On November 1, 1997, the Hollander Agreement was amended to increase Ms. Hollander's salary to $160,000 per year with effect from December 8, 1997, to remove all restrictions on the vesting of Ms. Hollander's shares and to provide for reimbursement of all taxes incurred by Ms. Hollander with respect to her shares. The Hollander Agreement terminates in October 2000 but may be terminated by the Company, at its sole discretion, on ninety days notice.

Item 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth certain information, as of February 15, 2000 with respect to the beneficial ownership of the outstanding Common Stock by (i) any holder of more than five (5%) percent; (ii) each of the Company's officers and directors; and (iii) the directors and officers of the Company as a group:

                                              Amount
                                             and Nature            Approximate
Name and Address                             Beneficial             Percent of
of Beneficial Owner                         Ownership(1)              Class
------------------                          ------------           -----------

Perry D. Krape                                205,488                  8.9%
c/o PDK Labs Inc.
145 Ricefield Lane
Hauppauge, NY  11788

Reginald Spinello(2)                          672,500                 29.0%
145 Ricefield Lane
Hauppauge, NY  11788

Michael Krasnoff(3)                           200,000                  8.6%
PDK Labs Inc.
145 Ricefield Lane
Hauppauge, NY  11788

Thomas Keith                                        0                    0
c/o Compare Generiks, Inc.
60 Davids Drive
Hauppauge, NY  11788

Lawrence Simon                                      0                    0
c/o Superior Supplements, Inc.
270 Oser Avenue
Hauppauge, NY  11788

Karine Hollander(4)                            50,000                  2.2%
c/o PDK Labs Inc.
145 Ricefield Lane
Hauppauge, NY  11788

Ira Helman                                          0                    0
c/o PDK Labs Inc.
145 Ricefield Lane
Hauppauge, NY  11788

Dune Holdings, Inc.(3)                        200,000                  8.6%
132 Dune Road
West Hampton, NY  11978

Directors and Officers                        672,500                 29.0%
 as a Group (five (5) persons)

-----------------
(1) Beneficial ownership as reported in the table above has been determined in accordance with Instruction (4) to Item 403 of Regulation S-B of the Securities Exchange Act.

(2) Includes 50,000 shares of common stock owned by Karine Hollander and 100,000 shares of Common Stock owned by Michael Lulkin, which are subject to a ten (10) year voting trust held by the Company's Chief Executive Officer.

(3) Includes 200,000 shares of common stock owned by Dune Holdings, Inc., over which Mr. Krasnoff possesses a voting trust and as to which Mr. Krasnoff disclaims any beneficial ownership.

(4) Ms. Hollander's shares of Common Stock are subject to a ten (10) year voting trust held by the Company's Chief Executive Officer.

Item 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     On August 21, 1998, the Company entered into a consulting agreement with Michael Krasnoff, the Company's former Chief Executive Officer, President, Chief Financial Officer and Chairman of the Board of Directors. The agreement provides for Mr. Krasnoff to provide certain consulting services to the Company for a period of three (3) years at a rate of $2500 for each full day during which Mr. Krasnoff renders services. The Company also issued to Mr. Krasnoff 150,000 shares of the Company's Common Stock. In connection with the agreement, Mr. Krasnoff terminated his employment with the Company and relinquished all rights under the employment agreement, including the surrender of 280,000 shares of the Company's Common Stock and the relinquishing of all rights under the change of control provisions. As of November 30, 1999, Mr. Krasnoff owed the Company the sum of $623,000, pursuant to the loan provisions in his Termination and Payment Agreement. The Loan bears interest at the prime rate plus 1/2 of 1% per annum.

     Reginald Spinello, a director of the Company and the Company's Executive Vice President, was also a director of SSI. Reginald Spinello and two other directors of SSI had more than fifty percent (50%) voting power of the common stock and the preferred stock of the Company pursuant to a Voting Trust Agreement. The Company has a supply agreement with Superior Supplements, Inc., a Delaware corporation ("SSI"), pursuant to which the Company is obligated to purchase a minimum of $2,500,000 of certain products at specified prices annually. This supply agreement expires in May 2000 and is automatically renewable for successive one (1) year periods thereafter. The Company supplies certain management and personnel to SSI pursuant to a management agreement between the Company and SSI dated July 21, 1997 which provides for the Company to supply certain management services to SSI in consideration for the payment by SSI of a management fee of $10,000 per month. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     In addition, on November 30, 1997, the Company entered into a packaging agreement with SSI. SSI agreed to package Futurebiotics products for the Company for a fixed price based on component cost plus a direct labor charge per unit. The agreement expired on November 30, 1999.

     Thomas Keith, a director of the Company, is also the President and a director of CGI and a director of SSI. The Company has two (2) supply agreement with CGI. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

General

     The Company believes that material affiliated transactions and loans between the Company and its directors, officers, principal shareholders or any affiliates thereof have been and will be in the future on terms no less favorable than could be obtained from unaffiliated third parties.

                                     PART IV

Item 14. EXHIBITS AND REPORTS ON FORM 8-K

(a)(1)  Financial Statements.

     The following financial statements are included in Part II, Item 8:

Report of Independent Certified Public Accountants                           F-1

Consolidated balance sheets as of November 30, 1999 and 1998                 F-2

Consolidated statements of operations for the three years ended
  November 30, 1999                                                          F-3

Consolidated statements of stockholders' equity for the three
  years ended November 30, 1999                                              F-4

Consolidated statements of cash flows for the three years ended
  November 30, 1999                                                          F-5

Notes to consolidated financial statements                              F-6-F-18

(a)(2) Financial Statement Schedules.

     Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the required information is included in the financial statements or notes thereto.

                          PDK LABS INC. AND SUBSIDIARY

                               REPORT ON AUDITS OF
                        CONSOLIDATED FINANCIAL STATEMENTS

                       THREE YEARS ENDED NOVEMBER 30, 1999


                                    CONTENTS

                                                                        Page
                                                                        ----
Report on Independent Certified Public Accountants                       F-1

Consolidated balance sheets as of November 30, 1999 and 1998             F-2

Consolidated statements of operations for the
   three years ended November 30, 1999                                   F-3

Consolidated statement of stockholders' equity
   for the three years ended November 30, 1999                           F-4

Consolidated statements of cash flows for the
   three years ended November 30, 1999                                   F-5

Notes to consolidated financial statements                           F-6 - F-18

                          Independent Auditors' Report


Board of Directors and Stockholders
PDK Labs Inc. and Subsidiary
Hauppauge, New York

We have audited the consolidated balance sheets of PDK Labs Inc. and Subsidiary as of November 30, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended November 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PDK Labs Inc. and Subsidiary as of November 30, 1999 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1999, in conformity with generally accepted accounting principles.


                                            HOLTZ RUBENSTEIN & CO., LLP

Melville, New York
February 11, 2000

                          PDK LABS INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                 (in thousands, except share and per share data)


                                                                        November 30,
                                                                   ----------------------
                                                                     1999          1998
                                                                   --------      --------
                   ASSETS
                   ------

CURRENT ASSETS:
   Cash and cash equivalents                                       $  2,946      $    929
   Accounts receivable - less allowance for
     doubtful accounts of $54 (Note 13)                              13,255        10,159
   Inventories (Note 3)                                              12,706        23,731
   Prepaid expenses and other current assets                            808         1,278
   Due from supplier (Note 11)                                          600         1,373
   Deferred income tax asset (Note 9)                                    57           287
                                                                   --------      --------
       Total current assets                                          30,372        37,757

PROPERTY, PLANT AND EQUIPMENT, net (Notes 4 and 7)                    3,539         4,579
INTANGIBLE ASSETS, net (Note 5)                                         354           933
INVESTMENT IN COMPARE GENERIKS (Note 13)                                992           596
DEFERRED INCOME TAX ASSET (Note 9)                                     --             136
OTHER ASSETS (Note 6)                                                 1,443         2,472
                                                                   --------      --------
                                                                   $ 36,700      $ 46,473
                                                                   ========      ========
     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------

CURRENT LIABILITIES:
   Accounts payable                                                $  2,753      $  3,672
   Accrued expenses and other current liabilities                     1,033           958
   Dividends payable (Note 8)                                            29            30
   Royalty payable (Note 14)                                           --           1,350
   Income taxes payable (Note 9)                                      1,528         1,255
   Current portion of long-term debt (Note 7)                           653         1,931
                                                                   --------      --------
       Total current liabilities                                      5,996         9,196
                                                                   --------      --------
LONG-TERM DEBT (Note 7)                                               1,967         4,342
                                                                   --------      --------
DEFERRED INCOME TAX LIABILITY (Note 9)                                   27          --
                                                                   --------      --------
INTERESTS OF MINORITY HOLDERS IN SUBSIDIARY                             938         3,431
                                                                   --------      --------
COMMITMENTS AND CONTINGENCIES (Notes 10, 11 and 12)

STOCKHOLDERS' EQUITY: (Notes 8 and 11)
   Common stock, $.01 par value; authorized 30,000,000 shares;
     3,807,153 issued and outstanding                                    38            38
   Series A convertible preferred stock, $.01 par value;
     authorized 5,000,000 shares; 460,566
     issued and outstanding                                               5             5
   Additional paid-in capital                                        28,633        28,404
   Unearned compensation                                             (2,150)       (3,286)
   Retained earnings                                                  8,170         6,259
   Treasury stock, at cost (common: 1,469,184 shares and
     348,425 shares, respectively; preferred: 13,100 shares
     and 0, respectively)                                            (6,924)       (1,916)
                                                                   --------      --------
                                                                     27,772        29,504
                                                                   --------      --------
                                                                   $ 36,700      $ 46,473
                                                                   ========      ========

                 See notes to consolidated financial statements

                          PDK LABS INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except share and per share data)


                                                        Years Ended November 30,
                                             ---------------------------------------------
                                                1999             1998              1997
                                             -----------      -----------      -----------
NET REVENUES (Notes 11, 12 and 13)           $    54,706      $    57,599      $    51,352
                                             -----------      -----------      -----------
COSTS AND EXPENSES:
   (Notes 4, 5, 10, 11 and 14)
     Cost of sales                                38,802           36,428           25,842
     Selling, general and administrative          12,126           14,328           15,402
     Royalty expense                                --              3,927            7,426
                                             -----------      -----------      -----------
                                                  50,928           54,683           48,670
                                             -----------      -----------      -----------
OPERATING INCOME                                   3,778            2,916            2,682
                                             -----------      -----------      -----------
OTHER EXPENSES (INCOME):
   Interest income                                   (46)            (161)            (348)
   Interest expense                                  399            1,094            1,253
   Other (Note 15)                                    72              252              106
                                             -----------      -----------      -----------
                                                     425            1,185            1,011
                                             -----------      -----------      -----------
EARNINGS BEFORE PROVISION FOR
   INCOME TAXES AND MINORITY INTEREST              3,353            1,731            1,671

PROVISION FOR INCOME TAXES (Note 9)                2,027            1,426              610
                                             -----------      -----------      -----------
EARNINGS BEFORE MINORITY INTEREST                  1,326              305            1,061

MINORITY INTEREST IN NET LOSS
     OF SUBSIDIARY                                   811              472              498
                                             -----------      -----------      -----------
NET EARNINGS                                 $     2,137      $       777      $     1,559
                                             ===========      ===========      ===========
NET EARNINGS PER COMMON SHARE
   (Note 8):
     Basic                                   $      0.66      $      0.16      $      0.41
                                             ===========      ===========      ===========
     Diluted                                 $      0.66      $      0.16      $      0.39
                                             ===========      ===========      ===========
WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING (Note 8)
     Basic                                     2,881,979        3,327,050        3,095,660
                                             ===========      ===========      ===========
     Diluted                                   2,881,979        3,409,109        3,228,333
                                             ===========      ===========      ===========

                 See notes to consolidated financial statements

                          PDK LABS INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 (in thousands, except share and per share data)




                                                                  Common Stock          Preferred Stock                     Unearned
                                                              -------------------      ------------------      Paid-in       Compen-
                                                 Total          Shares      Amount      Shares     Amount      Capital       sation
                                                -------       ---------     ------     ---------   ------     --------      --------
Balance at November 30, 1996                    $26,663       3,191,986      $ 32       739,555      $ 7      $ 27,756      $(4,940)
Preferred stock conversion (Note 8)                --           365,167         4      (241,445)      (2)           (2)        --
Amortization of unearned compensation             1,157            --         --           --         --          --          1,157
Acquisition of treasury stock-common               (983)           --         --           --         --          --           --
Amortization of unearned management fee            (143)           --         --           --         --          (143)        --
Amortization of subsidiary unearned
   compensation                                      92            --         --           --         --            92         --
Unrealized loss on marketable securities             (3)           --         --           --         --          --           --
Tax effect of permanent difference in
   valuation of stock compensation (Note 9)         248            --         --           --         --           248         --
Dividends (Note 8)                                 (285)           --         --           --         --          --           --
Net earnings                                      1,559            --         --           --         --          --           --
                                                -------      ----------      ----      --------      ---      --------      -------
Balance at November 30, 1997                     28,305       3,557,153        36       498,110        5        27,951       (3,783)
Issuance of common stock for services              --           530,000         5          --         --         1,121       (1,126)
Amortization of unearned compensation             1,163            --         --           --         --          --          1,163
Acquisition of treasury stock - common             (298)           --         --           --         --          --           --
Acquisition and retirement of
   treasury stock - preferred                      (167)           --         --        (37,544)      --          (167)        --
Amortization of unearned management fee            (143)           --         --           --         --          (143)        --
Amortization of subsidiary unearned
   compensation                                      99            --         --           --         --            99         --
Unrealized gain on marketable securities              3            --         --           --         --          --           --
Forfeiture of stock for services (Note 8)          --          (280,000)       (3)         --         --          (457)         460
Dividends (Note 8)                                 (235)           --         --           --         --          --           --
Net earnings                                        777            --         --           --         --          --           --
                                                -------      ----------      ----      --------      ---      --------      -------
Balance at November 30, 1998                     29,504       3,807,153        38       460,566        5        28,404       (3,286)
Amortization of unearned compensation             1,136            --         --           --         --          --          1,136
Acquisition of treasury stock - common           (4,942)           --         --           --         --          --           --
Acquisition of treasury stock - preferred           (66)           --         --           --         --          --           --
Amortization of unearned management fee            (143)           --         --           --         --          (143)        --
Amortization of subsidiary unearned
   compensation                                     125            --         --           --         --           125         --
Increase in  investment in subsidiary
   resulting from treasury stock acquisition        247            --         --           --         --           247         --
Dividends (Note 8)                                 (226)           --         --           --         --          --           --
Net earnings                                      2,137            --         --           --         --          --           --
                                                -------      ----------      ----      --------      ---      --------      -------
Balance at November 30, 1999                    $27,772       3,807,153      $ 38       460,566      $ 5      $ 28,633      $(2,150)
                                                =======       =========      ====       =======      ===      ========      =======


                                                                                      Treasury Stock
                                                  Unrealized                 ---------------------------------
                                                   Loss on                        Shares
                                                  Marketable  Retained       --------------------
                                                  Securities  Earnings       Common     Preferred      Amount
                                                  ----------  --------       -------    ---------     --------
Balance at November 30, 1996                         $--      $ 4,443        103,500        --        $  (635)
Preferred stock conversion (Note 8)                   --         --             --          --           --
Amortization of unearned compensation                 --         --             --          --           --
Acquisition of treasury stock-common                  --         --          176,500        --           (983)
Amortization of unearned management fee               --         --             --          --           --
Amortization of subsidiary unearned
   compensation                                       --         --             --          --           --
Unrealized loss on marketable securities              (3)        --             --          --           --
Tax effect of permanent difference in
   valuation of stock compensation (Note 9)           --         --             --          --           --
Dividends (Note 8)                                    --         (285)          --          --           --
Net earnings                                          --        1,559           --          --           --
                                                     ---      -------      ---------     -------      -------
Balance at November 30, 1997                          (3)       5,717        280,000        --         (1,618)
Issuance of common stock for services                 --         --             --          --           --
Amortization of unearned compensation                 --         --             --          --           --
Acquisition of treasury stock - common                --         --           68,425        --           (298)
Acquisition and retirement of
   treasury stock - preferred                         --         --             --          --           --
Amortization of unearned management fee               --         --             --          --           --
Amortization of subsidiary unearned
   compensation                                       --         --             --          --           --
Unrealized gain on marketable securities               3         --             --          --           --
Forfeiture of stock for services (Note 8)             --         --             --          --           --
Dividends (Note 8)                                    --         (235)          --          --           --
Net earnings                                          --          777           --          --           --
                                                     ---      -------      ---------     -------      -------
Balance at November 30, 1998                          --        6,259        348,425        --         (1,916)
Amortization of unearned compensation                 --         --             --          --           --
Acquisition of treasury stock - common                --         --        1,120,759        --         (4,942)
Acquisition of treasury stock - preferred             --         --             --        13,100          (66)
Amortization of unearned management fee               --         --             --          --           --
Amortization of subsidiary unearned
   compensation                                       --         --             --          --           --
Increase in  investment in subsidiary
   resulting from treasury stock acquisition          --         --             --          --           --
Dividends (Note 8)                                    --         (226)          --          --           --
Net earnings                                          --        2,137           --          --           --
                                                     ---      -------      ---------     -------      -------
Balance at November 30, 1999                         $--      $ 8,170      1,469,184      13,100      $(6,924)
                                                     ===      =======      =========      ======      =======

                 See notes to consolidated financial statements

                          PDK LABS INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                     Years Ended November 30,
                                                               ------------------------------------
                                                                 1999          1998          1997
                                                               --------      --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net earnings                                                $  2,137      $    777      $  1,559
                                                               --------      --------      --------
   Adjustments to reconcile net earnings to net cash
     provided by (used in) operating activities:
       Depreciation and amortization                              3,310         3,232         4,753
       Minority interest in loss of subsidiary                     (811)         (472)         (498)
       Loss (gain) on sale of assets                               --               5           (45)
       Deferred income tax provision (benefit)                      163          (601)         (794)
       Non-cash revenue                                            (500)         (500)         --
       Realized loss on investment                                  104           404          --
       Tax effect of permanent difference in
         valuation of stock compensation                           --            --             248
       Increase in allowance for doubtful accounts                 --            --              12
       Changes in operating assets and liabilities:
         (Increase) decrease in assets:
           Accounts receivable                                   (3,096)       (1,232)         (924)
           Inventories                                           11,025         2,331        (4,834)
           Prepaid income taxes                                    --             154           263
           Prepaid expenses and other current assets                470           149          (446)
           Other assets                                             541           145           322
           Due from supplier                                        773          (508)          796
         Increase (decrease) in liabilities:
           Accounts payable                                        (919)        1,686        (2,820)
           Accrued expenses                                          75           385           306
           Income taxes payable                                     273           743            (2)
           Royalties payable                                     (1,350)         (250)        1,600
                                                               --------      --------      --------
       Total adjustments                                         10,058         5,671        (2,063)
                                                               --------      --------      --------
       Net cash provided by (used in) operating activities       12,195         6,448          (504)
                                                               --------      --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale/maturity of marketable securities            --           3,215         1,901
   Purchase of property, plant and equipment                       (309)       (1,230)       (1,350)
   Acquisition of intangible assets                                --             (45)         (125)
   Net proceeds from sale of assets                                --              15           407
                                                               --------      --------      --------
       Net cash (used in) provided by
         investing activities                                      (309)        1,955           833
                                                               --------      --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds of revolving credit line                           --           4,000        13,500
   Proceeds from debt                                             2,728         1,100         6,300
   Repayment of debt                                             (6,381)      (15,608)      (17,997)
   Payment of cash dividends                                       (227)         (235)         (301)
   Acquisition of treasury stock                                 (4,520)         (465)         (983)
   Acquisition of subsidiary treasury stock                      (1,469)         --            --
                                                               --------      --------      --------
Net cash (used in) provided by financing activities              (9,869)      (11,208)          519
                                                               --------      --------      --------
Net increase (decrease) in cash and cash equivalents              2,017        (2,805)          848

Cash and cash equivalents at beginning of year                      929         3,734         2,886
                                                               --------      --------      --------
Cash and cash equivalents at end of year                       $  2,946      $    929      $  3,734
                                                               ========      ========      ========

                 See notes to consolidated financial statements

                          PDK LABS INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       THREE YEARS ENDED NOVEMBER 30, 1999
                 (in thousands, except share and per share data)


1.   Summary of Significant Accounting Policies:

     a. Description of business

        The Company manufactures and distributes non-prescription pharmaceutical products, vitamins and food supplement products, and cosmetics and beauty aids throughout the United States.

     b. Principles of consolidation

        The consolidated financial statements include the accounts of PDK Labs Inc. and its majority owned subsidiary, Futurebiotics, Inc. ("Futurebiotics"). Upon consolidation, all significant intercompany accounts and transactions are eliminated.

        PDK's interest in Futurebiotics increased from 52% at November 30, 1998 to 78% at November 30, 1999 as a result of Futurebiotics acquisition of treasury stock.

        In March 1999, Futurebiotics entered into an agreement to sell substantially all of its operating assets to an unrelated company, and accordingly prior year financial statements reported the results of Futurebiotics operations as a discontinued operation in accordance with Accounting Principles Board Opinion No. 30. No loss was recorded on the anticipated disposal.

        In July 1999, the sales agreement was terminated, and management is no longer seeking a disposition of Futurebiotics. Accordingly, the financial statements for all prior periods presented have been reclassified to recognize Furturebiotics' operating net assets and operation as continuing operations.

     c. Investment in marketable securities

        Investments in debt and equity securities are designated as trading, held-to-maturity or available for sale. Management considers the Company's marketable securities, consisting principally of government and government-backed debt securities, to be available-for-sale. Available-for-sale securities are reported at amounts which approximate fair value. A decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

     d. Inventories

        Inventories are valued at the lower of cost (first-in, first-out method) or market.

     e. Depreciation and amortization

        Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed using the straight-line method over the estimated useful lives of the related assets or the remaining term of the lease, whichever is shorter. Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations.

     e. Depreciation and amortization (Cont'd)

        Intangible assets are amortized using the straight-line method over the following periods:

        Goodwill                                    10 years
        Covenants not to compete                    5-7 years
        Deferred loan costs                         Term of related debt
        Other                                       7-10 years

     f. Income taxes

        Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

        The Company and its subsidiary file separate tax returns.

     g. Statement of cash flows

        For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     h. Reclassifications

        Certain reclassifications have been made to the prior years' financial statements to conform with the classifications used in 1999.

     i. Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     j. Advertising

        The Company charges advertising costs to expense as incurred. Advertising costs amounted to $726, $1,257 and $1,239 for the three years ended 1999, respectively.

     k. Concentration of credit risk

        The Company invests its excess cash in deposits and money market accounts with major financial institutions and in commercial paper of companies with strong credit ratings. Generally, the investments mature within ninety days and therefore, are subject to little risk. The Company has not experienced losses related to these investments.

        The concentration of credit risk in the Company's accounts receivable is substantially mitigated by the Company's credit evaluation process, reasonably short collection terms and the geographical dispersion of revenue. Although the Company generally does not require collateral, reserves for potential credit losses are maintained and such losses have been within management's expectations.

     l. Comprehensive income (loss)

        Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amount are recorded directly as an adjustment to stockholders' equity. The Company's other comprehensive income is comprised of net unrealized gain (loss) on marketable securities. The Company's comprehensive income approximated net income for all periods presented.

     m. New accounting pronouncements

        In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which will be effective for the Company's fiscal year 2000. This statement established accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company believes the adoption of SFAS 133 will not have a material effect on the financial statements.

        In March 1998, the American Institute of Certified Pubic Accountants ("AICPA") issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. The Company is required to implement SOP 98-1 for the year ending August 31, 2000. Adoption of SOP 98-1 is expected to have no material impact on the Company's financial condition or results of operations.

        In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities." SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. As the Company has expensed these costs historically, the adoption of this standard is not expected to have a significant impact on the Company's results of operations, financial position or cash flows.

2.   Supplementary Information - Statement of Cash Flows:

     Cash paid during the years for:

                                               Years Ended November 30,
                                       ----------------------------------------
                                        1999             1998             1997
                                       ------           ------           ------
        Interest                       $  386           $1,094           $1,253
                                       ======           ======           ======
        Income taxes                   $2,145           $1,270           $1,306
                                       ======           ======           ======

     During the year ended November 30, 1999, the Company reacquired 118,421 shares of its common stock, valued at $488, as partial repayment of a loan to a former officer.

     During the year ended 1998, the Company incurred capital lease obligations of approximately $47, for the acquisition of various property and equipment. Further, the Company and its majority-owned subsidiary issued stock and/or options to various parties in consideration of services provided (see Note 11).

3.   Inventories:

     Inventories consist of the following:

                                                            November 30,
                                                    ---------------------------
                                                      1999                 1998
                                                    -------             -------
     Raw materials                                  $ 2,736             $ 4,458
     Work-in-process                                  6,053               9,965
     Finished goods                                   3,917               9,308
                                                    -------             -------
                                                    $12,706             $23,731
                                                    =======             =======

4.   Property, Plant and Equipment:

     Property, plant and equipment, at cost, consist of the following:

                                                              November 30,
                                                         ----------------------
                                                           1999           1998
                                                         -------        -------
     Manufacturing equipment                             $ 6,674        $ 6,511
     Vehicles                                                246            246
     Office equipment and fixtures                         2,601          2,563
     Leasehold improvements                                2,012          1,904
                                                         -------        -------
                                                          11,533         11,224
     Less accumulated depreciation and amortization        7,994          6,645
                                                         -------        -------
                                                         $ 3,539        $ 4,579
                                                         =======        =======

     Depreciation and amortization of plant and equipment for the years ended 1999, 1998 and 1997 was $1,349, $1,291 and $1,222, respectively.

5.   Intangible Assets:

     Intangible assets consist of the following:

                                                            November 30,
                                                    ---------------------------
                                                      1999                1998
                                                    -------             -------
     Customer lists                                 $    --             $ 1,756
     Goodwill                                           300                 300
     Covenants not to compete                           845               1,099
     Deferred loan costs                                 50                 107
     Other                                               30                  34
                                                    -------             -------
                                                      1,225               3,296
     Less accumulated amortization                      871               2,363
                                                    -------             -------
                                                    $   354             $   933
                                                    =======             =======

     Amortization expense for the years ended 1999, 1998 and 1997 was $574, $559 and $1,984, respectively.

6.   Other Assets:

     At November 30, 1999 and 1998, other assets include a loan, bearing interest at prime plus .5%, and accrued interest to a former officer approximating $624 and $1,140, respectively.

7.   Long-Term Debt:

     Long-term debt consists of the following:

                                                                 November 30,
                                                              -----------------
                                                               1999       1998
                                                              ------     ------
Term loan, payable in monthly installments of $68
   consisting of principal and interest of 9.68%
   per annum through July 2003; collateralized by
   machinery and equipment (a)                                $2,526     $  --

Revolving line of credit                                        --          400

Term loan, bank (a)                                             --        5,728

Other, consisting principally of capital lease
   obligations, expiring in various years through 2001            94        145
                                                              ------     ------
                                                               2,620      6,273
Less current portion                                             653      1,931
                                                              ------     ------
                                                              $1,967     $4,342
                                                              ======     ======

     (a) In July 1999, the Company entered into a $2,728 term loan agreement with an institutional lender. Proceeds of the loan were used to repay the outstanding balance on the Company's existing term indebtedness with a bank. Additionally, in 1999 the Company terminated a revolving credit facility with the bank.

     Maturities of long-term debt are as follows:

               Years Ending
               November 30,
               ------------
                   2000                        $653
                   2001                         696
                   2002                         743
                   2003                         528

8.   Stockholders' Equity:

     a. Capitalization

        The Company's authorized capital consists of 30,000,000 shares of common stock and 5,000,000 shares of preferred stock. All stock has a $.01 par value.

        The Board of Directors has the authority to issue preferred stock in one or more series and to fix the rights, voting rights and other terms. The Series A Convertible Preferred shares issued and outstanding have no voting rights and, in the event of liquidation, are entitled to $7.00 per share plus accrued dividends before any distribution to other stockholders. On July 21, 1997, the Board of Directors authorized an increase in the conversion rate of the Company's Series A Convertible Preferred Stock from .3 shares of Common Stock for each share of Preferred Stock to 1.5 shares of the Company's Common Stock for each share of Preferred Stock. The increase in the conversion rate was for a period of 45 days and ended on September 3, 1997, at which time the conversion rate returned to the original rate. During the conversion period, 241,445 shares of Preferred Stock were converted into 365,167 shares of common stock. Preferred shareholders are entitled to cumulative dividends of $.49 per share, payable at the election of the Company in cash, common stock, or a combination thereof. Dividends are payable semi-annually on or about April 15 and October 15 of each year.

     b. Treasury stock

        The Company's Board of Directors has authorized the Company to repurchase up to $7,000 worth of its own Common Stock, par value $.01, in the public market. The Company's management has been afforded the discretion to purchase the shares at such time or times, and at such prices, as management believes appropriate.

        The Company acquired 1,120,759, 68,425 and 176,500 shares of its common stock at a cost of $4,941, $298 and $983 in 1999, 1998 and 1997, respectively.

        During 1999, the Company purchased 13,100 shares of its preferred stock at an aggregate price of $66.

        During 1998, the Company purchased 37,544 shares of its preferred stock at an aggregate price of $167. In addition, in August 1998, an executive resigned and forfeited 280,000 shares of common stock (valued at $460) previously granted to him under an employment agreement. These preferred and common shares were retired as of November 30, 1998.

     c. Net income per common share and per common equivalent share

        The Company computes net income per share in accordance with the provisions of Statement of Financial Standard ("SFAS") No. 128, "Earnings Per Share". Under SFAS No. 128 basic net income per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding excludes treasury shares from the date of their acquisition. The reconciliation of income from continuing operations for the years ended November 30, 1999, 1998 and 1997 are as follows:

                                                                            Per
     Year Ended November 30, 1999            Income          Shares        Share
     ----------------------------            ------        ---------       ----
     Net earnings                            $2,137        2,881,979
     Less: preferred stock dividends           (226)            --
                                             ------        ---------
     Basic EPS                                1,911        2,881,979       $.66

     Effect of dilutive securities:
        Warrants                               --               --
                                             ------        ---------
     Diluted EPS                             $1,911        2,881,979       $.66
                                             ------        ---------
     Year Ended November 30, 1998
     Net earnings                            $  777        3,327,050
     Less: preferred stock dividends           (235)            --
                                             ------        ---------
     Basic EPS                                  542        3,327,050       $.16
     Effect of dilutive securities:
        Warrants                               --             82,059
                                             ------        ---------
     Diluted EPS                             $  542        3,409,109       $.16
                                             ------        ---------
     Year Ended November 30, 1997
     Net earnings                            $1,559        3,095,660
     Less: preferred stock dividends           (285)            --
                                             ------        ---------
     Basic EPS                                1,274        3,095,660       $.41
     Effect of dilutive securities:
        Warrants                               --            132,673
                                             ------        ---------
     Diluted EPS                             $1,274        3,228,333       $.39
                                             ------        ---------

     c. Net income per common share and per common and common equivalent share (Cont'd)

        Options and warrants to acquire 48,000 and 68,000 shares of common stock were not included in the computation of diluted EPS for 1998 and 1997, respectively, because their exercise prices were greater than the average market price of the common shares. In addition, the assumed conversion of the preferred stock and the related reduction to the preferred stock dividend was not included in the computation as its effect was antidilutive.

     d. Stock option plan

        The Company's Non-Qualified Stock Option Plan provides for the granting of options to purchase not more than 23,250 shares of common stock to employees, directors, and consultants of the Company. Pursuant to the Plan, and at the Board's discretion, the options expire up to ten years from the date of grant, and the exercise price will be determined by the Board. At November 30, 1999, no options have been granted under the Plan.

        At November 30, 1999, the Company has approximately 138,200 shares of common stock reserved for future issuances.

9.   Income Taxes:

     The provision (benefit) for income taxes consists of the following:

                                             Years Ended November 30,
                                    -------------------------------------------
                                      1999              1998              1997
                                    -------           -------           -------
     Current:
       Federal                      $ 1,503           $ 1,644           $ 1,279
       State                            361               365               107
                                    -------           -------           -------
                                      1,864             2,009             1,386
                                    -------           -------           -------
     Deferred:
       Federal                          136              (541)             (530)
       State                             27                28              (176)
                                    -------           -------           -------
                                        163              (513)             (706)
                                    -------           -------           -------
                                    $ 2,027           $ 1,496           $   680
                                    =======           =======           =======

     Net deferred income tax asset (liability) are comprised of the following:

                                                              November 30,
                                                      -------------------------
                                                        1999              1998
                                                      -------           -------
     Inventories                                      $   223           $   463
     Prepaid salaries                                    (153)             (215)
     Property, plant and equipment                        192                48
     Intangible assets                                    204               892
     Investment in subsidiary                            (165)             (315)
     Unearned compensation                               (325)             (622)
     Tax carryforwards                                  1,031               528
     Investment in Compare Generiks                       200               154
     Other                                                 40                -
     Valuation allowance                               (1,217)             (510)
                                                      -------           -------
                                                      $    30           $   423
                                                      =======           =======

     A reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:

                                                       Years Ended November 30,
                                                     --------------------------
                                                     1999       1998       1997
                                                     ----       ----       ----
U.S. Federal statutory income tax rate               34.0%      34.0%      34.0%
State income tax, net of federal tax benefit          6.5       13.6       (5.9)
Valuation allowance                                  21.1       19.4       10.5
Permanent differences                                 1.4       16.0        5.8
Other                                                (2.5)       (.6)      (7.9)
                                                     ----       ----       ----
                                                     60.5%      82.4%      36.5%
                                                     ====       ====       ====

     In accordance with the provisions of Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes", the Company recognized a deferred tax (benefit) provision on its proportionate share of Futurebiotics'
(loss) earnings.

     The tax effect of excess deductions for stock-based awards whose compensation cost recorded for tax purposes exceeds the compensation cost recorded for financial reporting purposes is recognized as additional paid-in capital.

10.  Retirement Plans:

     a. The Company has a voluntary, non-contributory defined contribution profit sharing plan which covers substantially all of its employees. Contributions to the profit sharing plan are based on a percentage of eligible compensation up to a maximum of 15%, at the discretion of the Board of Directors. There was no contribution made in 1999, 1998 or 1997.

     b. Qualified employees are eligible to participate in a salary reduction plan under Section 401(k) of the Internal Revenue Code. Participation in the plan is voluntary, and any participant may elect to contribute up to 17% of earnings. The Company may, at its discretion, contribute up to 3% of an employee's earnings. The Company contributed $86, $87 and $62 to the Plan for the years ended 1999, 1998 and 1997, respectively.

11.  Commitments and Contingencies:

     a. Employment agreements

        Pursuant to employment agreements with certain key executives, which expire at various dates through October 2005, the Company has granted 970,000 shares of common stock which are earned by the executives and charged to operations ratably over the respective terms of their employment. The shares have been valued at prices ranging from $1.46 to $2.13 per share, dependent upon their date of grant (aggregating approximately $1,739). The agreements, as amended, provide for reimbursement of any tax liability arising from the officers' stock grant. In 1999 and 1998, the Company paid tax reimbursements of $79 and $580, respectively to certain executives, which is being charged to operations over the lives of their respective agreements. One agreement also provides for a payment of two times the officers' aggregate unpaid compensation in the event of a change in control of the Company (as defined).

        The Company's remaining aggregate commitment at November 30, 1999 under such contracts is approximately $2,738.

     b. Consulting agreements

        In August 1998, the Company entered into three year consulting agreement with a former officer which provides for minimum annual compensation of $480. In addition, the Consultant was granted 150,000 shares of common stock. The value of the shares ($319) is being charged to operations over the term of the agreement.

        In addition, the Company is a party to a consulting agreement with the former owner of Futurebiotics, Ltd. ("Consultant"). Under the terms of the 1994 agreement, as amended, the Consultant received 500,000 shares of the Company's common stock. The value of the shares ($3,000) is being charged to operations over the period services are provided.

        Additionally, included in operations are charges approximating $323, $349, and $229 for the years ended November 30, 1999, 1998 and 1997, representing the compensatory value of the Company's common stock issued in connection with consulting agreements entered into prior to 1996.

     c. Lease commitment

        The Company is obligated under non-cancellable operating leases for its manufacturing and office facilities. The leases, as extended, require minimum future rental payments of $428, $302 and $289 in 2000, 2001 and 2002, respectively, and provide for the payment of real estate taxes.

        Rent expense, net of rental income, approximated $537, $543 and $351 for 1999, 1998 and 1997, respectively.

     d. Litigation

        On July 29, 1996, the Company served a complaint against a former executive citing that he, among other things, breached his agreement with PDK by competing with PDK and soliciting PDK's customers in violation of his separation agreement.

        The former executive has denied the Company's allegations and, through a counterclaim, asserts that the Company, and certain current and former officers and directors have breached their fiduciary duty to the Company and its stockholders. PDK and the officers and directors deny that they engaged in any improper conduct which would support the former executive's counterclaim. Each intends to vigorously defend against such claims and PDK intends to proceed with its action against the former executive.

        On February 22, 1999, the former executive served a demand on the Company's board of directors, to commence a shareholder's derivative action (the "Demand"). After a detailed investigation conducted by special counsel, a disinterested subcommittee of the board of directors determined that the Company should not assert any of the listed claims. Thereafter, the former executive initiated a new derivative action. No relief is sought against the Company, as all claims are asserted on the Company's behalf. Nevertheless, the Company has concluded that the claims are without merit, and it will seek the dismissal of the lawsuit.

        The Company is involved in various other lawsuits and claims incidental to its business. In the opinion of management, the ultimate liabilities, if any, resulting from such lawsuits and claims, will not materially affect the financial position of the Company.

     e. Supply and packaging agreement

        The Company is party to supply and packaging agreements with Superior Supplements, Inc. ("Superior"), an entity having a common director with the Company, pursuant to which Superior is supplying and packaging certain products for PDK. In the event PDK purchases less than $2,500 of product. Superior will be entitled to up to $200 in liquidated damages. Purchases under these agreements approximated $4,512, $9,505 and $4,386 for 1999, 1998 and 1997,
respectively.

        In connection with these agreements, in 1997 PDK transferred to Superior, at cost, inventory of approximately $2,045. In addition, PDK sold Superior machinery and equipment for proceeds of $232, recognizing a gain of approximately $134.

        Additionally, Superior is obligated to PDK under a management agreement which provides for PDK to provide Superior with certain management services in consideration for a management fee of $10 per month.

        On November 19, 1998, Futurebiotics entered into an agreement whereby it transferred certain private label customers to Superior. As consideration for these customers, Superior is obligated to pay Futurebiotics 10% of all revenue derived from these customers for a three year period. Royalties under this agreement approximated $68 during 1999.

12.  Government Regulation:

     Certain raw materials used by the Company in its manufacturing process are categorized as List 1 Chemicals by the Chemical Diversion Action of 1988. As such, the importation of these chemicals requires the filing of importation documents with the Federal Drug Enforcement Administration ("DEA"). In addition, certain foreign countries require a "letter of non-objection" for the export of List 1 Chemicals. Without the letter of non-objection the Company is unable to import the List 1 Chemical. To date, the Company has been able to meet its purchase requirements through domestic sources.

     The United States Food and Drug Administration ("FDA") proposed regulations which remain pending but, if adopted, would remove ephedrine-containing over-the-counter drug products which are manufactured and sold by the Company from the over-the-counter market. Several states have taken action to restrict, in some fashion, the sale of ephedrine, pseudoephedrine, and/or phenylpropanolamine ("PPA") containing products.

     The DEA has been given the statutory authority to regulate all ephedrine, pseudoephedrine, and PPA over-the-counter drug products. Registration with the DEA is required for all companies engaged in the distribution of any products containing ephedrine, pseudoephedrine, or PPA. The Company has applied for its own registration with the DEA. The Company was advised by DEA that they are investigating the Company's pending registration. The investigation involves the Company's purchase and distribution of List 1 chemicals. To date, the DEA has taken no formal action on the registration. If the DEA denies the Company's registration, the Company will have the right to appeal the decision administratively within the DEA and thereafter, if unsuccessful, in federal court. If the final determination is to deny the registration, then the Company would no longer be permitted to manufacture and distribute products that contain List 1 Chemicals. Sales of products containing List 1 Chemicals approximated $29,731 for the year ended November 30, 1999.

13.  Related Party Transactions:

     The Company holds 1,024,845 shares of Compare Generiks, Inc.'s ("CGI") common stock and 900,000 shares CGI's Series B Preferred Stock. The Series B Preferred Stock earns cumulative annual dividends of 12% or $.12 per share, and is redeemable at the option of CGI. Dividend income for the years ended November 30, 1999, 1998 and 1997 totalled $86, $60 and $60, respectively.

     Pursuant to various Supply Agreements, expiring in 2001 and 2002, the Company supplies certain of CGI's products at prices based upon cost plus a specified mark-up. In consideration, CGI agreed to pay an annual license fee of $500 to PDK. This fee is payable, at the option of CGI, either in cash or in shares of CGI's common or preferred stock. Sales to CGI approximated $36,580, $22,125, and $5,485 for the years ended November 30, 1999, 1998, and 1997, respectively. Included in accounts receivable at November 30, 1999 and 1998 are $9,215 and $6,801, respectively, due from CGI.

14.  Exclusive Supply and Licensing Agreement:

     The Company was party to an amended Exclusive Supply Agreement with a non-affiliated distributor (the "Distributor"). This Agreement was terminated in March 1998, and the Company and the Distributor entered into a settlement under which the outstanding royalty payable of $1,350 was paid in February 1999.

     Sales to the Distributor approximated 10% of total revenue in 1998.

15.  Other Expense (Income):

     Other expense (income) consists of the following:

                                                     Years Ended November 30,
                                                   ---------------------------
                                                   1999        1998       1997
                                                   -----      -----      -----
      Loss on impairment of securities (a)         $ 104      $ 404      $ --
      Dividend income                                (86)       (60)      (60)
      Write-off of terminated deferred loan costs     56        --        232
      Other                                           (2)       (92)      (66)
                                                   -----      -----      ----
                                                   $  72      $ 252      $106
                                                   =====      =====      ====

     (a) The Company was issued shares of CGI common stock in satisfaction of its annual license fee (see Note 13). These shares have been written down to their estimated realized value for declines in their market value which, in the opinion of management, was other than temporary.

16.  Fair Value of Financial Instruments:

     The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

     The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

     Current Assets, Investments in Marketable Securities and Current
     Liabilities: The fair value of short-term financial instruments, including cash and cash equivalents, trade accounts receivable and payable, certain accrued liabilities, and certain other short-term financial instruments, approximates their carrying amount in the financial statements due to the short maturity of such instruments.

     Notes Payable and Long-Term Debt: The fair value of the term note payable approximates its carrying amount since the currently effective rates reflect market rates.

17.  Business Segments:

     The Company currently has two reportable business segments. PDK manufacturers and distributes non-prescription pharmaceutical products. Futurebiotics distributes, markets and sells vitamins, minerals, herbal formulations and specialty nutritional supplements.

     The Company's revenues are derived primarily from activities within the United States, and all long-lived assets are located within the United States.

                                                PDK      Futurebiotics   Total
                                              -------    -------------  -------
Year ended November 30, 1999:
      Revenues from external customers        $47,401     $  7,305      $54,706
      Intersegment revenues                     5,299         --          5,299
      Interest income                              46         --             46
      Interest expense                            399         --            399
      Depreciation & amortization               2,728          582        3,310
      Segment profit (loss)                     4,839       (1,486)       3,353
      Segment assets                           32,269        4,431       36,700
      Expenditures for segment assets             309         --            309

Year ended November 30, 1998:
      Revenues from external customers        $47,295     $ 10,304      $57,599
      Intersegment revenues                     7,395         --          7,395
      Interest income                             110           51          161
      Interest expense                            971          123        1,094
      Depreciation & amortization               2,708          524        3,232
      Segment profit (loss)                     2,708         (977)       1,731
      Segment assets                           39,133        7,340       46,473
      Expenditures for segment assets           1,191           39        1,230

Year ended November 30, 1997:
      Revenues from external customers        $39,670     $ 11,682      $51,352
      Intersegment revenues                     5,750         --          5,750
      Interest income                             233          151          348
      Interest expense                            989          264        1,253
      Depreciation & amortization               2,880        1,873        4,753
      Segment profit (loss)                     3,075       (1,404)       1,671
      Expenditures for segment assets           1,335           15        1,350

     Reconciliation of Segment Information to Consolidated Amounts:

                                                              November 30,
                                                         ----------------------
                                                           1999          1998
                                                         -------        -------
     Assets:
        Total assets for reportable segments             $39,021        $47,635
        Elimination of intercompany balances
           and investments                                (2,321)        (1,162)
                                                         -------        -------
     Total consolidated assets                           $36,700        $46,473
                                                         =======        =======

(a)(3)  Exhibits.

3.1 *        Restated Certificate of Incorporation

3.2 *        Amended and Restated By-Laws of Registrant

4.1 *        Warrant Agreement

10.1**      Stock Option Plan and form of Stock Option Agreement

10.48+ Amendment of Consulting Agreement by and between K.A.M Group, Inc. and the Company dated January 19, 1994.

10.49++ Sales and Management Agreement by and between the Company and Futurebiotics dated April 14, 1994.

10.50++ Amendment of Sales and Management Agreement by and between the Company and Futurebiotics dated December 8, 1994.

10.54+++     Supply Agreement with Compare Generiks, Inc. dated October 31,
             1995.

10.57++++    Supply Agreement with Superior Supplements, Inc. dated May 14,
             1996.

10.62+++++   Amendment No. 2 to Employment Agreement with Michael Krasnoff dated as of May 31, 1997.

10.63+++++   Employment Agreement with Reginald Spinello dated as of October 6,
             1995.

10.64+++++   Amendment No. 1 to Employment Agreement with Reginald Spinello dated as of November 1, 1997.

10.66+++++   Amendment No. 1 to Employment Agreement with Karine Hollander dated as of March 3, 1997.

10.67+++++   Amendment No. 2 to Employment Agreement with Karine Hollander dated as of November 1, 1997.

10.69+++++   Exclusive Supply and Licensing Agreement between the Company and
             Compare Generiks, Inc. dated March 24, 1997.

10.70+++++   Exclusive Supply Agreement between the Company and Body Dynamics,
             Inc. dated as of May 5, 1997.

10.71+++++   Amendment to Supply Agreement between the Company and Superior
             Supplements, Inc. dated as of July 21, 1997.

10.72+++++   Management Agreement between the Company and Superior Supplements,
             Inc. dated as of July 21, 1997.

10.73+++++   Credit Agreement by and among PDK Labs Inc., Futurebiotics, Inc.
             and European American Bank dated as of August 20, 1997 and certain material exhibits thereto.

10.74+++++   Packaging Agreement between the Company and Superior Supplements,
             Inc. dated as of November 30, 1997.

10.75+++++   Assignment and Assumption Agreement by and among PDK Labs Inc.,
             Futurebiotics, Inc. and Bank Leumi USA dated January 16, 1998.

10.76+++++   Assignment and Assumption Agreement by and among PDK Labs Inc.,
             Futurebiotics, Inc. and National Bank of Canada dated January 16,
             1998.

10.77+++++   First Amendment and Waiver to Credit Agreement by and among
             PDK Labs Inc., Futurebiotics, Inc., European American Bank, Bank
             Leumi USA and National Bank of Canada dated as of February 18,
             1998.

10.78*** Asset Purchase Agreement dated as of March 3, 1999 by and among FB Acquisition Corp., Nutraceutical International Corporation, Futurebiotics, Inc. and PDK Labs Inc.

10.79*** Second Amendment to Credit Agreement by and among PDK Labs Inc., Futurebiotics, Inc. and European American Bank dated as of August 13, 1998.

10.80***     Employment Agreement with Reginald Spinello dated August 21, 1998.

10.81***     Consulting Agreement with Michael Krasnoff dated August 21, 1998.

10.82*** First Amendment to Supply Agreement between the Company and Compare Generiks, Inc. dated as of April 1998.

10.83*** Second Amendment to Supply Agreement between the Company and Compare Generiks, Inc. dated as of November 1998.

10.84****    Third Amendment to Supply Agreement between the Company and Compare
             Generiks, Inc. dated January 1999.

10.85 Fourth Amendment to Supply Agreement between the Company and Compare Generiks, Inc. dated May 1999.

10.86        Termination of Credit Agreement by and among PDK Labs, Inc.
             Futurebiotics, Inc. and European American Bank, National Bank of Canada and Bank of Leumi USA dated July 21, 1999.

10.87 Promissory Note by and between PDK Labs, Inc. and General Electric Capital Corporation dated July 21, 1999.

10.88 Master Security Agreement by and between PDK Lab, Inc. and General Electric Capital Corporation dated July 21, 1999.

27.1         Financial Data Schedule

-------------------
*     Incorporated by Reference to the Company's Registration Statement on
      Form S-1, No. 33-46454
**    Incorporated by Reference to the Company's Registration Statement on
      Form S-18, No. 22-31006 NY.
** Incorporation by Reference to the Company's Form 10-K for the year ended November 30, 1999.
+ Incorporated by Reference to the Company's Form 10-KSB for the year ended November 30, 1993.
++ Incorporated by Reference to the Company's Form 10-KSB for the year ended November 30, 1994.
+++ Incorporated by Reference to the Company's Form 10-KSB for the year ended November 30, 1995.
++++ Incorporated by Reference to the Company's Form 10-KSB for the year ended November 30, 1996.
+++++ Incorporated by Reference to the Company's Form 10-K for the year ended
      November 30, 1997.
**** Incorporated by Reference to Compare Generiks, Inc. Form 10-KSB for the year ended March 31, 1999.

(B) Reports on Form 8-K.

         None.

                                    SIGNATURE

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: New York, New York
       February 25th, 2000

                                  PDK LABS INC.


                                  By /s/ Reginald Spinello
                                     -------------------------------------------
                                     Reginald Spinello, Chairman of the Board,
                                     Chief Executive Officer and President

                                  By /s/ Karine Hollander
                                     -------------------------------------------
                                     Karine Hollander, Chief Financial Officer
                                     and Principal Accounting Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.



      Signature                                     Title                            Date
      ---------                                     -----                            ----

/s/ Reginald Spinello                       Chairman of the Board,              February 25th, 2000
---------------------------                 Chief Executive Officer
Reginald Spinello                           and President

/s/ Karine Hollander                        Chief Financial Officer             February 25th, 2000
---------------------------                 and Director
Karine Hollander


/s/ Thomas A. Keith                         Director                            February 25th, 2000
---------------------------
Thomas A. Keith


/s/ Lawrence D. Simon                       Director                            February 25th, 2000
---------------------------
Lawrence D. Simon


/s/ Ira Helman                              Director                            February 25th, 2000
---------------------------
Ira Helman


                                   APPENDIX E

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-Q

          [ X ] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                  For quarterly period ended February 29, 2000

                                       OR

          [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        For the transition period from to

                        Commission File Number: 33-78022

                               FUTUREBIOTICS, INC.
              -----------------------------------------------------
             (Exact name of Registrant as specified in its charter)

            Delaware                                        11-3205937
 ------------------------------                      -------------------------
(State or other jurisdiction of                     (State or I.R.S. Employer
 incorporation of organization)                     Identification Number)

                               145 Ricefield Lane
                               Hauppauge, New York
                    ---------------------------------------
                    (Address of principal executive offices)

                                      11788
                              --------------------
                                   (Zip Code)

                                 (631) 273-2630
               ---------------------------------------------------
               (Registrant's telephone number including area code)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days.

                                                Yes      x       No
                                                        ---         ---


   Class                                       Outstanding at April 7, 2000
------------                                   ----------------------------
Common Stock                                            1,350,000

                               FUTUREBIOTICS, INC.
                                    FORM 10-Q
                                QUARTERLY REPORT
                  For the Three Months Ended February 29, 2000

                                TABLE OF CONTENTS

                                                                    Page to Page
                                                                    ------------

Financial Statements:

Condensed balance sheets .............................................   1

Condensed statements of operations ...................................   2

Condensed statements of cash flows ...................................   3

Notes to condensed financial statements ..............................   4 - 6

Management's discussion and analysis
of financial condition and results
of operations ........................................................   7 - 8

Legal proceedings ....................................................   9

Signatures ...........................................................   10

                               FUTUREBIOTICS, INC.
                            CONDENSED BALANCE SHEETS
                 (in thousands, except share and per share data)

                                                       February 29, 2000   November 30, 1999
                                                       -----------------   -----------------
                                                         (Unaudited)
         ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                 $   169           $    94
   Accounts receivable (less allowance for doubtful
    accounts of $12)                                           1,572             1,138
   Inventories (Note 3)                                          877             1,492
   Due from parent                                               874             1,101
   Prepaid expenses and other current assets                     417                55
                                                             -------           -------
    Total current assets                                       3,909             3,880

PROPERTY, PLANT AND EQUIPMENT, NET (Note 4)                      150               135

INTANGIBLE ASSETS, NET (Note 5)                                  271               303

OTHER ASSETS                                                     135               113
                                                             -------           -------

                                                             $ 4,465           $ 4,431
                                                             =======           =======

    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

   Accounts payable and accrued expenses                     $    53           $    71
                                                             -------           -------
    Total current liabilities                                     53                71
                                                             -------           -------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

   Common stock, $.0001 par value;
    authorized 40,000,000 shares;
    1,350,000 issued and outstanding                            --                --
   Preferred stock, $.0001 par value;
    authorized issued and outstanding
    8,335,000 shares                                               1                 1
   Additional paid-in capital                                  9,395             9,395
   Unearned compensation                                        (789)             (840)
   (Deficit)                                                  (2,642)           (2,727)
   Treasury stock at cost; 477,281 and
    458,083 shares, respectively                              (1,553)           (1,469)
                                                             -------           -------
                                                               4,412             4,360
                                                             -------           -------
                                                             $ 4,465           $ 4,431
                                                             =======           =======

                               FUTUREBIOTICS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                 (in thousands, except share and per share data)

                                             Three Months Ended
                                         ---------------------------
                                         February 29,   February 28,
                                            2000           1999
                                         -----------    -----------


NET SALES                                $     1,858    $     1,748
                                         -----------    -----------

COSTS AND EXPENSES:

   Cost of sales                               1,201            991
   Selling, general and administrative           824            937
                                         -----------    -----------
                                               2,025          1,928

OPERATING LOSS BEFORE BENEFIT
   FOR INCOME TAX                               (167)          (180)

INCOME TAX BENEFIT                              (252)           (94)
                                         -----------    -----------

NET INCOME (LOSS)                        $        85    $       (86)
                                         ===========    ===========

INCOME (LOSS) PER COMMON SHARE           $       .10    $      (.06)
                                         ===========    ===========

WEIGHTED AVERAGE NUMBER
   OF COMMON SHARES
   OUTSTANDING                               875,501      1,350,000
                                         -----------    -----------

                               FUTUREBIOTICS, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                 (in thousands, except share and per share data)

                                                                   Three Months Ended
                                                             -----------------------------
                                                             February 29,      February 28,
                                                                 2000             1999
                                                             ------------      -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income (loss)                                             $  85           $ (86)
   Adjustments to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities:
    Depreciation and amortization                                   97             114
    Deferred income tax benefit                                    ---             (94)
    Changes in operating assets and liabilities:
       (Increase) decrease in assets:
         Accounts receivable                                      (434)            (54)
         Inventories                                               615             190
         Due to/from parent                                        227            (313)
         Prepaid income taxes                                      --               (5)
         Prepaid expenses and other current assets                (362)            (12)
         Other assets                                              (22)             30
       Increase (decrease) in liabilities:
         Accounts payable and accrued expenses                     (18)            132
                                                                 -----           -----
       Total adjustments                                           103             (12)
                                                                 -----           -----
   Net cash provided by (used in) operating activities             188             (98)
                                                                 -----           -----


CASH FLOWS FROM INVESTING ACTIVITIES:

   Purchase of property, plant and equipment                       (29)           --
                                                                 -----           -----
   Net cash used in investing activities                           (29)           --
                                                                 -----           -----

CASH FLOWS FROM FINANCING ACTIVITIES:

   Purchase of treasury stock                                      (84)           --
                                                                 -----           -----
   Net cash used in financing activities                           (84)           --
                                                                 -----           -----

   Net increase (decrease) in cash and cash equivalents             75             (98)
   Cash and cash equivalents at beginning of period                 94             181
                                                                 -----           -----
   Cash and cash equivalents at end of period                    $ 169           $  83
                                                                 =====           =====

                               FUTUREBIOTICS, INC.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                      THREE MONTHS ENDED FEBRUARY 29, 2000

1.       Basis of Presentation:

         The interim unaudited condensed financial statements furnished reflect all adjustments which are, in the opinion of management, necessary to present fairly its financial position as of February 29, 2000 and the results of operations and statements of cash flows for the three months ended February 29, 2000 and February 28, 1999. The balance sheet as of November 30, 1999 has been derived from the audited balance sheet as of that date. This report should be read in conjunction with the Company's annual report filed on Form 10-K for the fiscal year ended November 30, 1999. The results of operations and cash flows for the three months ended February 29, 2000 are not necessarily indicative of the results to be expected for the full year.

2.       Concentration of Credit Risk:

         Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by Statement of Accounting Standards No. 105, include trade accounts receivable. Wholesale distributors of nutritional supplements account for a substantial portion of trade receivables. The risk associated with this concentration is limited due to the large number of distributors and their geographic dispersion.

3.       Inventories:

         Inventories, consisting principally of finished goods, at February 29, 2000 have been estimated using the gross profit method.

                               FUTUREBIOTICS, INC.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                      THREE MONTHS ENDED FEBRUARY 29, 2000
                                   (Continued)

4.       Property, Plant and Equipment:

         Property, plant and equipment, at cost, consist of the following:

                                                      February 29,     November 30,
                                                       2000                1999
                                                 ------------------  ---------------
                                                 (in thousands)      (in thousands)
                                                  (unaudited)

          Equipment                                   $ 34               $ 34
          Office equipment and fixtures                397                368
          Leasehold improvements                         8                  8
                                                      ----               ----
                                                       439                410

          Less accumulated depreciation
             and amortization                          289                275
                                                      ----               ----

                                                      $150               $135
                                                      ====               ====



5.       Intangible Assets:

         Intangible assets consist of the following:

                                                   February 29,         November 30,
                                                       2000                 1999
                                                ------------------     -------------
                                                  (in thousands)       (in thousands)
                                                   (unaudited)

          Covenants not to compete                    $  845               $  845
          Goodwill                                       300                  300
          Other                                           25                   25
                                                      ------               ------
                                                       1,170                1,170

          Less accumulated amortization                  899                  867
                                                      ------               ------

                                                      $  271               $  303
                                                      ======               ======


                               FUTUREBIOTICS, INC.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                      THREE MONTHS ENDED FEBRUARY 29, 2000
                                   (Continued)

6.       Stockholders' Equity:

         The income (loss) per common share is computed by dividing the net income (loss) by the average number of common shares and common stock equivalents outstanding during the period. Common stock equivalents have been excluded from the calculation as the effect is antidilutive.

         The Company's Board of Directors has authorized the Company to repurchase up to $2,000,000 of its own Common Stock, par value .0001, in the public market. The Company's management has been afforded the discretion to purchase the shares at such time or times, and at such prices, as management believes appropriate. As of February 29, 2000, the Company had authorization to purchase an additional $447,000 worth of its own stock.

7.       Income Taxes:

         Effective December 17, 1999, the Company and its parent will file a consolidated federal income tax return. The Company and its parent each report current and deferred income tax expense (benefit) under an allocation method that results in a profitable company recognizing a tax provision as if the individual company filed a separate return and loss companies recognizing benefits to the extent their losses contribute to reduce consolidated taxes. In addition, during the quarter ended February 29, 2000 the change in the valuation allowance ($197,000) of the Company's deferred tax asset resulting from its ability to file a consolidated return with the parent was recorded as a tax benefit on the books of the Company.

         The consolidated current and deferred tax assets and liabilities are recorded on the books of the parent, and the net tax-related balances due to/from the parent are included in the intercompany balance. The tax-related intercompany asset approximated $252,000 at February 29, 2000.

8.       Major Customer

         Sales to a major customer approximated 10% of total sales for the three month periods ended February 29, 2000 and February 28, 1999.

                               FUTUREBIOTICS, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-looking Statements

         This Form 10-Q contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Although such forward-looking statements have been based on reasonable assumptions, there is no assurance that the expected results will be achieved. Some of the factors that could cause actual results to differ materially include, but are not limited to: the effects of regulatory decisions; changes in law and other governmental actions and initiatives; uncertainties relating to global economic conditions; market acceptance of competing products; the availability and cost of raw materials, the Company's ability to successfully maintain or increase market share in its core business while expanding its product base into other markets; the strength of its distribution channels; and the Company's ability to manage fixed and variable expense growth relative to revenue growth.

Results Of Operations

         Net sales for the three month periods ended February 29, 2000 and February 28, 1999, approximated $1,858,000 and $1,748,000, respectively. Gross profit on these sales were approximately $657,000 (35% of sales) and $757,000 (43% of sales) for the three months ended February 29, 2000 and February 28, 1999, respectively. The decrease in gross profit is attributable to decreases in average sales prices resulting from increased competition in the Company's specialty items.

         Selling, general and administrative expenses were $824,000 (44% of sales) and $937,000 (54% of sales) for the three month periods ended February 29, 2000 and February 28, 1999, respectively. The decrease is primarily attributable to the consolidation of sales territories and increased telemarketing efforts with a resulting decrease in sales force salaries and expenses.

         The Company has recognized an income tax benefit of approximately $252,000 for the three month period ended February 29, 2000. The benefit reflects the potential utilization of certain tax benefits by the Company's parent as a result of becoming eligible to file a consolidated tax return.

         The Company has satisfactorily implemented a plan to ensure that its systems are compliant with the requirements to process transactions in the Year 2000. To date, the Company has not experienced any adverse effects related to the Year 2000.

                               FUTUREBIOTICS, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (Continued)

Liquidity and Capital Resources

         The Company had net working capital of $3,856,000 at February 29, 2000.

         The Company's statement of cash flows reflects cash provided by operating activities of approximately $188,000 which reflects net earnings of approximately $85,000, decreases in operating assets such as inventories ($615,000), due from parent ($227,000) and an adjustment for depreciation and amortization ($97,000), offset by (i) increases in operating assets such as accounts receivable ($434,000), prepaid and other current assets ($362,000), and other assets ($22,000), and (ii) decreases in accounts payable and accrued expenses ($18,000).

         Net cash used in investing activities approximated ($84,000), for the purchase of treasury stock.

         The Company's Board of Directors has authorized the Company to repurchase up to $2,000,000 of its own Common Stock, par value .0001, in the public market. The Company's management has been afforded the discretion to purchase the shares at such time, or times, and at such prices, as management believes appropriate. During the three months ended February 29, 2000, the Company acquired 19,198 shares of its common stock, at an average price of $4.34.

         As of February 29, 2000, the Company had authorization to repurchase an additional $447,000 worth of its own common stock.

         The Company expects to meet its cash requirement from operations and current cash reserves.

Part II - Other Information

         Item 1.  - Legal Proceedings

         Reference is made to Item 3 in the Company's Form 10-K for the year ended November 30, 1999.

                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    FUTUREBIOTICS, INC.

Dated: April 14, 2000               By:   /s/ Karine Hollander
                                        -------------------------------
                                          Karine Hollander
                                          Chief Financial Officer

                                   APPENDIX F

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-Q

          [ X ] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                     For quarterly period ended May 31, 2000

                                       OR

          [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        For the transition period from    to

Commission File Number:                      0-19121

                                  PDK LABS INC.
    -------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

             New York                                                              11-2590436
-----------------------------------------                    -------------------------------------------------------
(State or other jurisdiction of                             (I.R.S. Employer Identification Number)
incorporation of organization)


                               145 Ricefield Lane
                               Hauppauge, New York
                               -------------------
                    (Address of principal executive offices)

                                      11788
                                      -----
                                   (Zip Code)

                                 (631) 273-2630
                                 --------------
               (Registrant's telephone number including area code)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days.

                                             Yes   X          No
                                                --------        ---------

      Class                                         Outstanding at July 10, 2000
-------------------                                 ----------------------------
   Common Stock                                                 3,807,153

                                  PDK LABS INC.
                                    FORM 10-Q
                                QUARTERLY REPORT
                      FOR THE SIX MONTHS ENDED MAY 31, 2000

                                TABLE OF CONTENTS
                                -----------------


                                                                                                    Page to Page
                                                                                                    ------------


PART 1 - FINANCIAL INFORMATION

Item 1.           Consolidated Condensed Financial Statements:

Balance sheets............................................................................................  1

Statements of earnings ...................................................................................  2

Statements of cash flows..................................................................................  3

Notes to financial statements.............................................................................  4-7

Item 2.

                  Management's discussion and analysis
                  of financial condition and results of
                  operations.............................................................................  8-10


PART 11.          OTHER INFORMATION

Item 1.           Legal proceedings......................................................................  11

SIGNATURES...............................................................................................  12

                          PDK LABS INC. AND SUBSIDIARY
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                 (in thousands, except share and per share data)




                                                                                  May 31,           November 30,
                                                                                   2000                 1999
                                                                                 --------             --------
                                                                                   (unaudited)
                   ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                                      $  1,026             $  2,946
  Investments on marketable securities                                              3,407                 --
  Accounts receivable - less allowance
    for doubtful accounts of $54, respectively                                      9,597               13,255
  Inventories (Note 4)                                                              8,943               12,706
  Prepaid expenses and other current assets                                         2,460                  808
  Due from supplier                                                                 1,192                  600
  Deferred tax asset (Note 6)                                                          87                   57
                                                                                 --------             --------
  Total current assets                                                             26,712               30,372


PROPERTY, PLANT AND EQUIPMENT, net of
   accumulated depreciation and amortization of
   $8,704 and $7,944, respectively                                                  3,288                3,539

INTANGIBLE ASSETS, net of accumulated amortization
  of $937 and $871, respectively                                                      326                  354

INVESTMENT IN COMPARE GENERIKS, INC                                                 1,352                  992
DEFERRED TAX ASSET                                                                    135                 --
OTHER ASSETS                                                                        2,451                1,443
                                                                                 --------             --------
                                                                                 $ 34,264             $ 36,700
                                                                                 ========             ========
           LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses                                          $  1,325             $  3,786
  Dividends payable (Note 5)                                                           31                   29
  Income taxes payable (Note 6 )                                                      377                1,528
  Current portion of long-term debt (Note 7)                                          749                  653
                                                                                 --------             --------
  Total current liabilities                                                         2,482                5,996
                                                                                 --------             --------

LONG-TERM DEBT (Note 7)                                                             1,622                1,967
DEFERRED INCOME TAX LIABILITY (Note 6)                                               --                     27
INTERESTS OF MINORITY HOLDERS IN SUBSIDIARY                                           843                  938
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY: (Note 5)
  Common stock, $.01 par value; authorized 30,000,000
    shares; 3,807,153 and 3,807,153 issued and outstanding, respectively               38                   38
    Series A convertible preferred stock, $.01 par value ; authorized
    5,000,000 shares; 446,466 and 460,566 issued and outstanding,
    respectively,                                                                       5                    5
  Additional paid-in capital                                                       28,574               28,633
  Unrealized gain on investment in Compare Generiks, Inc.                             216                 --
  Unearned compensation                                                            (1,671)              (2,150)
  Retained earnings                                                                 9,111                8,170
  Treasury stock, at cost: (common: 1,487,146 shares and 1,469,184
    shares, respectively; preferred: 0 and 13,100 shares, respectively)            (6,956)              (6,924)
                                                                                 --------             --------
                                                                                   29,317               27,772
                                                                                 --------             --------
                                                                                 $ 34,264             $ 36,700
                                                                                 ========             ========

                          PDK LABS INC. AND SUBSIDIARY
                  CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                                   (Unaudited)
                                   ----------
                 (in thousands, except share and per share data)




                                                          Six Months Ended                   Three Months Ended
                                                     May 31,             May 31,         May 31,               May 31,
                                                      2000                1999             2000                 1999
                                                     -------------     -------------     -------------     -----------
NET SALES (Note 8)                                 $    24,076       $    25,824       $    11,709       $    13,885

COSTS AND EXPENSES: (Note 9)
     Cost of sales                                      16,944            18,857             8,145            10,071
     Selling, general and administrative                 5,610             5,122             2,853             2,770
                                                     -------------     -------------     -------------     -----------
                                                        22,554            23,979            10,998            12,841

OPERATING INCOME                                         1,522             1,845               711             1,044

OTHER EXPENSES (INCOME):
     Interest income                                       (26)               (5)             --                --
     Interest expense                                      125               238                61               103
     Other                                                 (87)              (38)              (59)              (20)
                                                     -------------     -------------     -------------     -----------
                                                            12               195                 2                83
                                                     -------------     -------------     -------------     -----------

EARNINGS BEFORE PROVISION FOR INCOME
     TAXES AND MINORITY INTEREST                         1,510             1,650               709               961

PROVISION FOR INCOME TAXES                                 471               800               368               431
                                                     -------------     -------------     -------------     -----------
EARNINGS BEFORE MINORITY INTEREST                        1,039               850               341               530

MINORITY INTEREST IN LOSS OF SUBSIDIARY                     14                71                31                30
                                                     -------------     -------------     -------------     -----------

NET EARNINGS                                       $     1,053       $       921        $      372       $       560
                                                     =============     =============     =============     ===========
NET EARNINGS PER COMMON SHARE (Note 5 )            $       .41       $       .26        $      .14       $       .17
                                                     =============     =============     =============     ===========
WEIGHTED AVERAGE NUMBER OF COMMON
     SHARES OUTSTANDING: (Note 5)                    2,320,007         3,151,119         2,318,415         3,039,327
                                                     =============     =============     =============     ===========

                          PDK LABS INC. AND SUBSIDIARY
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                   ----------
                 (in thousands, except share and per share data)


                                                                                       Six Months Ended
                                                                                  May 31,             May 31,
                                                                                  2000                   1999
                                                                                  -------               -------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net earnings                                                                   $ 1,053               $   921
                                                                                  -------               -------
   Adjustments to reconcile net earnings to net cash provided by operating activities:
      Depreciation and amortization                                                 1,242                 1,474
      Minority interest in loss of subsidiary                                         (14)                  (71)
      Deferred income tax (provision) benefit                                        (192)                   51
      Unrealized gain on investment                                                  (144)                 --
      Changes in operating assets and liabilities:
        (Increase) decrease in assets:
           Accounts receivable                                                      3,658                   620
           Inventories                                                              3,763                 4,369
           Prepaid income taxes                                                      --                      (6)
           Prepaid expenses and other current assets                               (1,652)                 (151)
           Due from supplier                                                         (592)                 (251)
           Other assets                                                              (176)                  134
        Increase (decrease) in liabilities:
           Accounts payable and accrued expenses                                   (2,461)                 (342)
           Royalties payable                                                         --                  (1,350)
           Dividends payable                                                         --                      (2)
           Income taxes payable                                                    (1,151)                  (96)
                                                                                  -------               -------
           Total adjustments                                                        2,281                 4,379
                                                                                  -------               -------
           Net cash provided by operating activities                                3,334                 5,300
                                                                                  -------               -------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property, plant and equipment                                         (458)                 (157)
   Purchase of marketable securities                                               (3,407)                 --
                                                                                  -------               -------
   Net cash used in investing activities                                           (3,865)                 (157)
                                                                                  -------               -------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Repayment of debt                                                                 (249)               (2,946)
   Net (increase) decrease in stockholder loans                                      (832)                  482
   Purchase of treasury stock                                                        (104)               (1,841)
   Purchase of subsidiary stock                                                       (92)                 --
   Dividends paid                                                                    (112)                 (113)
                                                                                  -------               -------
   Net cash used in financing activities                                           (1,389)               (4,418)
                                                                                  -------               -------
   Net (decrease) increase of cash and cash equivalents                            (1,920)                  725
   Cash and cash equivalents at beginning of period                                 2,946                   929
                                                                                  -------               -------
   Cash and cash equivalents at end of period                                     $ 1,026               $ 1,654
                                                                                  =======               =======

                          PDK LABS INC. AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                          SIX MONTHS ENDED MAY 31, 2000

1.     Basis of Presentation:

      The interim condensed consolidated financial statements furnished reflect all adjustments which are, in the opinion of management, necessary to present a fair statement of the financial position, as of May 31, 2000 and the results of operations and statements of cash flows for the six month periods ended May 31, 2000 and 1999. The balance sheet as of November 30, 1999 has been derived from the audited balance sheet as of that date. This report should be read in conjunction with the Company's annual report filed on Form 10-K for the fiscal year ended November 30, 1999. The results of operations and cash flows for the six month period ended May 31, 2000 are not necessarily indicative of the results to be expected for the full year.

2.      Principles of Consolidation:

        The accompanying consolidated financial statements include the accounts of PDK Labs Inc. ("PDK") and its subsidiary, Futurebiotics, Inc.
("Futurebiotics") (collectively the "Company"). All intercompany balances and transactions have been eliminated.

3.      Concentration of Credit Risk:

        Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by Statement of Accounting Standards No. 105, consist primarily of trade accounts receivable.

4.      Inventories:

         Inventories have been estimated by using the gross profit method for the interim periods. The components of the inventories are as follows:

                                         May 31,         November 30,
                                          2000                1999
                                          ----                ----
                                     (in thousands)     (in thousands)


Raw material                           $ 2,729              $ 2,736
Work-in-process                          2,860                6,053
Finished good                            3,354                3,917
                                       -------              -------
                                       $ 8,943              $12,706
                                       =======              =======

                          PDK LABS INC. AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                          SIX MONTHS ENDED MAY 31, 2000
                                   (Continued)

5.      Stockholders' Equity:

        Basic earnings per common share is computed by dividing the net earnings after dividends on preferred shares by the weighted average number of shares of common stock outstanding during the period. Dilutive earnings per share gives effect to stock options which are considered to be dilutive common stock equivalents. Treasury shares have been excluded from the weighted average number of shares. The assumed conversion of the preferred stock and the related reduction to the preferred stock was not included in the computation as the effect was antidilutive. EPS on continuing operations was calculated for the six months ended May 31, 2000 and May 31, 1999 as follows:



                                                                                                                   Per
                                                                          Income              Shares             Share
                                                                          ------              ------             -----
                                                                       (in thousands)
                                                                         (unaudited)
Six Months Ended May 31, 2000

Net earnings                                                            $   1,053           2,320,007
Less: preferred stock dividends                                              (112)               --
                                                                        ---------           ---------
Basic EPS                                                               $     941           2,320,007            $.41
                                                                        =========           =========

Six Months Ended May 31, 1999

Net earnings                                                            $     921           3,151,119
Less: preferred stock dividends                                              (113)               --
                                                                        ---------           ---------
Basic EPS                                                               $     808           3,151,119            $.26
                                                                        =========           =========

Three Months Ended May 31, 2000

Net earnings                                                            $     372           2,318,415
Less: preferred stock dividends                                               (54)               --
                                                                        ---------           ---------
Basic EPS                                                               $     318           2,318,415            $.14
                                                                        =========           =========

Three Months Ended May 31, 1999

Net earnings                                                            $     560           3,039,327
Less: preferred stock dividends                                               (49)               --
                                                                        ---------           ---------
Basic EPS                                                               $     511           3,039,327            $.17
                                                                        =========           =========

                          PDK LABS INC. AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                          SIX MONTHS ENDED MAY 31, 2000
                                   (Continued)

        Preferred stockholders are entitled to cumulative annual dividends of $.49 per share, payable at the election of the Company in cash, common stock, or a combination thereof. Such dividends are payable semi-annually on or about April 15 and October 15 of each year. Dividends earned for each of the six month periods ended May 31, 2000 and May 31,1999 approximated $112,000 and $113,000, respectively.

        As of May 31, 2000, the Company's Board of Directors authorized the Company to repurchase up to $7,000,000 worth of its own common stock, par value $.01, in the public market. The Company's management has been afforded the discretion to purchase the shares at such time or times, and at such prices, as management believes appropriate. As of May 31, 2000, the Company had authorization to repurchase an additional $344,000 worth of its own stock.

        In addition, the Company's Board of Directors authorized the Company to repurchase up to $500,000 worth of its own preferred stock, par value $ .01 in the public market. As of May 31, 2000, the Company had authorization to repurchase an additional $261,000 worth of its own preferred stock.

6.      Income Taxes:

        Effective December 17, 1999, the Company and its subsidiary will file a consolidated federal income tax return. The Company and its subsidiary each report current and deferred income tax expense (benefit) under an allocation method that results in a profitable company recognizing a tax provision as if the individual company filed a separate return and loss companies recognizing benefits to the extent their losses contribute to reduce consolidated taxes. In addition, during the six months ended May 31, 2000 the change in the valuation allowance ($197,000) of the subsidiary's deferred tax asset resulting from its ability to file a consolidated return with the Company was recorded as a tax benefit on the books of the subsidiary.

      The consolidated current and deferred tax assets and liabilities are recorded on the books of the Company, and the net tax-related balances due to/from the subsidiary are included in the intercompany balance.

                          PDK LABS INC. AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                          SIX MONTHS ENDED MAY 31, 2000
                                   (Continued)

7.       Long-Term Debt:

                                                                                   May 31,                  November 30,
                                                                                    2000                        1999
                                                                               (in thousands)              (in thousands)
                                                                                 (unaudited)
Long-term debt consists of the following:
Term loan, payable in monthly installments
   of $68, including interest at 9.68%, through
   July 2003; collateralized by the
   Company's machinery and equipment                                               $ 2,232                      $ 2,526

Capital lease obligations, expiring in various
   years through 2001                                                                  139                           94
                                                                                 ---------                   ----------
                                                                                     2,371                        2,620
   Less current portion                                                                749                          653
                                                                                 ---------                    ---------
                                                                                   $ 1,622                      $ 1,967
                                                                                 =========                    =========

8.       Major Customer:
         --------------

        Sales to a major customer approximated 49% and 54% of total sales for the six month period ended May 31, 2000 and May 31, 1999, respectively.

9.    Commitments:

        The Company is operating under a supply agreement with Superior Supplements, Inc. ("Superior"), which provides for the Company to purchase certain products at specified prices. In the event that PDK purchases less than $2,500,000 of product per annum, Superior will be entitled to up to $100,000 on a pro-rata basis as liquidated damages. As of May 31, 2000, the Company purchased approximately $680,000 of product.

        Additionally, Superior is also obligated to PDK under a management agreement which provides for PDK to provide Superior with certain management services in consideration for a management fee of $10,000 per month.

        Pursuant to various Supply Agreements, expiring in 2001 and 2002, the Company supplies certain of CGI's products at prices based upon PDK's material cost plus a specified mark-up. In consideration for these agreements, CGI agreed to pay an annual license fee of $500,000 to PDK. This fee is payable, at the option of CGI, either in cash, shares of CGI's common or Series B preferred stock. Total sales to CGI approximated $11,826,000 and $13,823,000 for the six month period ended May 31, 2000 and 1999, respectively.

                          PDK LABS INC. AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-looking Statements

        This Form 10-Q contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward- looking and, accordingly, involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Although such forward-looking statements have been based on reasonable assumptions, there is no assurance that the expected results will be achieved. Some of the factors that could cause actual results to differ materially include, but are not limited to: the effects of regulatory decisions; changes in law and other governmental actions and initiatives; uncertainties relating to global economic conditions; market acceptance of competing products; the availability and cost of raw materials, the Company's ability to successfully maintain or increase market share in its core business while expanding its product base into other markets; the strength of its distribution channels; and the Company's ability to manage fixed and variable expense growth relative to revenue growth.

Results of Operations

         Net sales for the six and three month periods ended May 31, 2000 approximated $24,076,000 and $11,709,000 respectively, as compared to $25,824,000 and $13,885,000 in the corresponding period in 1999. Gross profit amounted to $7,132,000 (30% of sales) and $3,564,000 (30% of sales) for the six and three month periods ended May 31, 2000 and $6,967,000 (27 % of sales) and $3,814,000 (27% of sales) for the corresponding period in 1999. The increase in gross profit is principally attributable to price increases in the Max Brand product line.

        Selling, general and administrative expenses were $5,610,000 (23% of sales) and $2,853,000 (24% of sales) for the six and three month periods ended May 31, 2000, respectively, as compared to $5,122,000 (20% of sales) and $2,770,000 (20% of sales) for the corresponding periods in 1999.

         The Company is party to supply agreements with Compare Generiks, Inc., ("CGI"). Under the agreements which expire through 2001, the Company provides CGI certain products at prices based upon the Company's material cost plus a specified mark-up.

          In consideration for these agreements, CGI agreed to pay the Company an annual license fee of $500,000, payable at the option of CGI, either in cash or in shares of CGI stock. Total sales to CGI approximated $11,826,000 and $13,823,000 for the six month period ended May 31, 2000 and 1999, respectively.

                          PDK LABS INC. AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (Continued)

        The Company is operating under a supply agreement with Superior Supplements, Inc. ("Superior"), which provides for the Company to purchase certain products at specified prices. In the event that PDK purchases less than $2,500,000 of product per annum, Superior will be entitled to up to $100,000 on a pro-rata basis, as liquidated damages. As of May 31, 2000, the Company purchased approximately $680,000 of product.

        Additionally, Superior is also obligated to PDK under a management agreement which provides for PDK to provide Superior with certain management services in consideration for a management fee of $10,000 per month.

          Interest expense, net of interest income, was approximately $99,000 and $61,000 for the six and three month periods ended May 31, 2000 as compared to $233,000 and $103,000 in the corresponding periods in the prior year. The decrease is a result of lower interest rates coupled with the Company maintaining lower debt balances.

          The Company has satisfactorily implemented a plan to ensure that its systems are compliant with the requirements to process transactions in the Year 2000. To date, the Company has not experienced any adverse effects related to the Year 2000.

 Liquidity and Capital Resources

          The Company had working capital of approximately $24,230,000 at May 31, 2000.

          The Company's statement of cash flows reflects cash provided by operating activities of approximately $3,334,000 which reflects net earnings of $1,053,000, decreases in operating assets such as accounts receivable ($3,658,000), inventories ($3,763,000), and an adjustment for depreciation and amortization ($1,242,000), offset by (i) increases in operating assets such as prepaid expenses and other current assets ($1,652,000), and (ii) decreases in accounts payable and accrued expenses ($2,461,000), and income taxes payable ($1,151,000).

          Net cash used in investing activities approximated $3,865,000, attributable to the purchase of property, plant and equipment ($458,000) and marketable securities ($3,407,000).

          The statement also reflects cash used in financing activities of approximately $1,389,000 representing bank loan repayments of ($249,000), the purchase of treasury stock ($196,000), and an increase in stockholder loan of ($832,000).

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


                          PDK LABS INC. AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (Continued)

          During the six month period ending May 31, 2000, the Company repurchased 19,554 shares of its own common stock at an average price of $5.02 per share and 1,000 shares of its own preferred stock at an average price of $6.10. As of May 31, 2000, the Company had authorization to repurchase an additional $344,000 worth of its own common stock and $261,000 worth of its own preferred stock.

          The term loan aggregating $2,232,000 at May 31, 2000 is payable in monthly installments of $68,000 including interest through July 2003. The term loan is collateralized by the Company's machinery and equipment.

          The Company expects to meet its cash requirement from operations and current cash reserves.

PART II - OTHER INFORMATION

Item 1. - Legal Proceedings

      Reference is made to Item 3 in the Company's Form 10-K for the year ended November 30, 1999.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       PDK LABS INC.

Dated:     July 10, 2000               By:     /s/ Karine Hollander
                                           ----------------------------------
                                               Karine Hollander
                                               Chief Financial Officer

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